As filed with the Securities and Exchange Commission on September 15, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
(Exact name of registrant as specified in its charter and translation of registrant’s name into English)

Israel	2834	N/A
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

5 Basel Street
P.O. Box 3190
Petach Tikva 49131
Israel
972-3-926-7267
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Teva Pharmaceuticals USA, Inc.
1090 Horsham Road
North Wales, Pennsylvania 19454-1090
Attention: William S. Marth
(215) 591-3000
(Address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Peter H. Jakes Jeffrey S. Hochman Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000	Gary I. Horowitz Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2502

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger described in this proxy statement/prospectus are satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	per Unit	Offering Price(2)	Fee
Ordinary shares, par value NIS 0.10 each, of Teva Pharmaceutical Industries Limited	74,608,022	N/A	$3,223,656,544	$126,690

(1)	Based upon the estimated maximum number of ordinary shares (which will trade in the United States in the form of American Depositary Shares, which may be evidenced by American Depositary Receipts) of Teva Pharmaceutical Industries Limited that may be issuable in connection with the merger in exchange for shares of Barr Pharmaceuticals, Inc. common stock, based on the maximum number of shares of Barr common stock exchangeable in the merger, calculated as 74,608,022, which represents (i) the sum of (a) 109,406,326 shares of Barr common stock outstanding on September 10, 2008, and (b) 9,547,790 shares of Barr common stock issuable upon exercise or conversion of outstanding options, stock appreciation rights and warrants that may be exercised prior to the closing of the merger and (ii) multiplied by the stock exchange ratio of 0.6272. Teva ordinary shares which may be issued upon the exercise of Barr stock options exercised after the effective date of the merger will be registered under a separate Registration Statement on Form S-8.

(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is (A) the product of multiplying 118,954,116 shares of Barr common stock exchangeable in the merger, as determined in note (1) above, by $67.00, the average of the high and low sale prices of Barr common stock on the New York Stock Exchange on September 12, 2008, less (B) the anticipated $4,746,269,228.40 of cash consideration to be paid by Teva Pharmaceutical Industries Limited to the holders of Barr common stock in the merger. The cash consideration was calculated as (i) 118,954,116 shares of Barr common stock exchangeable in the merger as determined in note (1) and (ii) multiplied by the cash consideration of $39.90.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under securities laws of such jurisdiction.

Subject to completion, dated September 15, 2008

225 Summit Avenue
Montvale, New Jersey 07645

          , 2008

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Barr Pharmaceuticals, Inc. (“Barr”), a Delaware corporation, to be held at  a.m., local time, on          ,          , 2008, at          . Enclosed are a Notice of Special Meeting of Shareholders, a proxy statement/prospectus and a proxy relating to Barr’s special meeting.

At the special meeting, you will be asked to consider and vote upon a proposal described in the proxy statement/prospectus to approve a merger agreement that sets forth the terms of a merger of Barr and a wholly owned subsidiary of Teva Pharmaceutical Industries Limited. Under the merger agreement, you will have the right to receive for each Barr share you own $39.90 in cash and 0.6272 Teva ADSs.

The Teva ADSs are quoted on the NASDAQ Global Select Market System of the Nasdaq Stock Market under the symbol “TEVA.” The merger consideration of $39.90 and 0.6272 Teva ADSs per share represented a premium of approximately 42.0% over the closing price of Barr common stock on July 16, 2008, the last trading day in the U.S. before the initial news media reports regarding a possible transaction between Barr and Teva, and represented a premium of approximately 52.8% over the average closing price of Barr common stock for the 30 previous trading days ending on July 16, 2008. On          , 2008, the closing price for a Teva ADS was $     .

The board of directors of Barr has unanimously determined the merger to be advisable and fair to and in the best interests of Barr and its shareholders and approved the merger agreement. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the shares of Barr common stock outstanding as of the record date. Detailed information concerning the proposed merger is set forth in the accompanying proxy statement/prospectus, which you are urged to read carefully and in its entirety. In particular, you should consider the “Risk Factors” beginning on page 21.

The accompanying proxy statement/prospectus explains (among other things) the proposed merger, provides the notice of appraisal rights required by Delaware law and provides specific information concerning the special meeting. Please read those materials carefully and in their entirety.

We look forward to welcoming those shareholders who are able to be present at the meeting; however, whether or not you plan to attend in person it is important that your shares be represented. Accordingly, after reading the proxy statement/prospectus, please return your proxy, by completing, dating, signing and returning the enclosed proxy in the prepaid envelope or by submitting your proxy by telephone or by the Internet, to ensure that your shares will be represented. Your shares cannot be voted unless you submit your proxy by telephone or by the internet, sign, date and return the enclosed proxy, or attend the special meeting in person. The failure to vote in person or by proxy will have the same effect as a vote against the merger. If you have any questions about the merger or need assistance voting your shares, please call Innisfree M&A Incorporated, which is assisting Barr, toll-free at (877) 717-3930 in the U.S. and Canada. (Banks, brokers and callers from other countries may call collect at (212) 750-5833.)

Sincerely yours,

Bruce L. Downey
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the ADSs or ordinary shares described in this proxy statement/prospectus or passed on the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated          , 2008, and is being first mailed to shareholders on or about          , 2008.

Barr Pharmaceuticals, Inc.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held          , 2008

A special meeting of shareholders of Barr Pharmaceuticals, Inc. will be held at   a.m., local time, on          , at          .

The special meeting is being held for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated July 17, 2008, by and among Barr, Teva and a wholly owned subsidiary of Teva, Boron Acquisition Corp., under which Barr will merge with and into Boron Acquisition Corp. and Boron Acquisition Corp. will survive the merger as a wholly owned subsidiary of Teva;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the meeting.

The accompanying proxy statement/prospectus describes the merger agreement and the proposed merger in detail and is intended to be used at the special meeting and any adjournments or postponements thereof.

Barr’s board of directors unanimously recommends that Barr shareholders vote “FOR” the adoption of the merger agreement.

The board of directors has set the close of business on          , 2008, as the record date for determining shareholders entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements thereof. Only holders of record of Barr’s common stock at the close of business on such date are entitled to receive notice of and to vote at the special meeting or at any adjournment or postponement thereof. A list of shareholders eligible to vote at the special meeting will be available for inspection at the special meeting, and at the executive offices of Barr during regular business hours for a period of no less than ten days prior to the special meeting.

Under Delaware law, Barr shareholders of record who do not vote in favor of the merger have the right to exercise appraisal rights in connection with the merger and obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court rather than the merger consideration. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in the accompanying proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex C to the accompanying proxy statement/prospectus.

The following are eligible for admission to the special meeting:

•	all shareholders of record at the close of business on , 2008;

•	persons holding proof of beneficial ownership as of the record date, such as a letter or account statement from the person’s broker;

•	persons who have been granted proxies; and

•	such other persons that we, in our sole discretion, may elect to admit.

All persons wishing to be admitted must present photo identification. Thank you for your participation.

By order of the board of directors,

Frederick J. Killion
Corporate Secretary

          , 2008

YOUR VOTE IS IMPORTANT.

Please return your proxy as soon as possible, whether or not you expect to attend the special meeting in person.

You may submit your proxy by telephone or through the Internet by following the instructions on the enclosed proxy or voting form or by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage prepaid envelope. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will be revoked.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Barr and Teva from other documents filed with the Securities and Exchange Commission that are not included in or delivered with this document. You can obtain documents related to Barr and Teva that are incorporated by reference to this document, without charge, by requesting them in writing or by telephone from the appropriate company.

Barr Pharmaceuticals, Inc. Investor Relations 225 Summit Avenue Montvale, New Jersey 07645 Phone: (201) 930-3306 Fax: (201) 930-3314 E-mail: ir@barrlabs.com
Teva Pharmaceutical Industries Limited
Investor Relations
5 Basel Street
P.O. Box 3190
Petach Tikva 49131 Israel
Telephone: 972-3-926-7554
Fax: 972-3-926-7519
E-mail: ir@teva.co.il

1090 Horsham Road
North Wales, PA 19454
Telephone: (215) 591-8912
Fax: (215) 591-8836
E-mail: kevin.mannix@tevausa.com

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than          , 2008.

You may also obtain copies of these documents, without charge, from the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

See “Where You Can Find More Information” beginning on page 104.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a shareholder of Barr, may have regarding the merger and the other matters being considered at the shareholder meeting and the answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the shareholder meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference in this proxy statement/prospectus.

About the Merger

What is the proposed transaction for which I am being asked to vote?

You are being asked to vote to approve the merger agreement entered into among Teva, Barr and a newly formed subsidiary of Teva, Boron Acquisition Corp. Under the merger agreement, Barr will merge with and into Boron Acquisition Corp., with Boron Acquisition Corp. surviving the merger as a wholly owned subsidiary of Teva.

What will I receive for my Barr shares in the merger?

You will receive, with respect to each share of Barr common stock you own, $39.90 in cash and 0.6272 Teva American Depositary Shares, which we refer to throughout this proxy statement/prospectus as Teva ADSs, for each share of Barr common stock you own.

You will not receive any fractional Teva ADSs in the merger. Instead, Teva will pay you cash for any fractional Teva ADSs you would otherwise receive.

Based upon the closing price of a Teva ADS on the NASDAQ Global Select Market System of the Nasdaq Stock Exchange on July 16, 2008, the consideration for each outstanding share of Barr common stock for Barr shareholders represented a premium of approximately 42.0% over the closing price of Barr common stock on July 16, 2008, the last trading day in the U.S. before the initial news media reports regarding a possible transaction between Barr and Teva, and represented a premium of approximately 52.8% over the average closing price of Barr common stock for the 30 previous trading days ending on July 16, 2008.

What vote is required for adoption of the merger agreement?

The merger agreement must be adopted by a majority of the outstanding shares of Barr common stock entitled to vote at the special meeting. Therefore, if you abstain or fail to vote, it will have the same effect as voting against the adoption of the merger agreement. You are entitled to vote on the merger agreement if you held Barr common stock at the close of business on the record date, which is          . On the record date,          shares of Barr common stock were outstanding and entitled to vote. The merger is not subject to a vote of Teva’s shareholders.

How does Barr’s board of directors recommend that I vote my shares?

Barr’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Are Barr shareholders entitled to appraisal rights?

Yes. Under Delaware law, holders of Barr common stock that meet certain requirements will have the right to dissent from the merger and obtain payment in cash for the fair value of their shares of Barr common stock, as determined by the Delaware Chancery Court, rather than the merger consideration. To exercise appraisal rights, Barr shareholders must strictly follow the procedures prescribed by Delaware law. These procedures are summarized under the section entitled “The Merger — Appraisal Rights” beginning on page 53. In addition, the text of the applicable appraisal rights provisions of Delaware law is included as Annex C to this proxy statement/prospectus.

Can the value of the transaction change between now and the time the merger is completed?

Yes. The value of the portion of the merger consideration comprised of Teva ADSs can change. The exchange ratio is a fixed exchange ratio, meaning that Barr shareholders will receive 0.6272 of a Teva ADS for each share of Barr common stock owned plus $39.90 in cash regardless of the trading price of Teva ADSs on the effective date of the merger. The market value of the Teva ADSs that Barr shareholders will receive in the merger will increase or decrease as the trading price of Teva’s ADSs increases or decreases, and, therefore, may be different at the time the merger is completed than it was at the time the merger agreement was signed or at the time of the special meeting. There can be no assurance as to the market price of Teva ADSs at any time prior to the completion of the merger or at any time thereafter. Barr shareholders are urged to obtain current trading prices for Teva ADSs.

After the merger, how much of the combined company will Barr shareholders own?

Based on the number of shares outstanding on July 16, 2008, the last trading day in the U.S. before the initial news media reports regarding a possible transaction between Barr and Teva, Barr shareholders are expected to own approximately 7.3% of Teva after completion of the merger.

What will happen to Barr’s outstanding options and stock appreciation rights in the merger?

Each outstanding option to acquire shares of Barr common stock and each stock appreciation right granted on Barr common stock (other than any options held by non-employee members of Barr’s board of directors) will be canceled by Barr, and the holder of each canceled option or stock appreciation right will be entitled to receive from Teva an amount equal to the product of the excess, if any, of $66.50 over the option’s or stock appreciation right’s exercise price per share of Barr common stock, multiplied by the total number of shares of common stock subject to such award.

Each outstanding option to acquire shares of Barr common stock that is held by any non-employee member of the board of directors will be assumed by Teva and converted into an option to acquire Teva ADSs, based upon a formula provided in the merger agreement.

What are the United States federal income tax consequences of the merger for me?

The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a “reorganization” under U.S. federal income tax laws, a U.S. holder of Barr common stock, who exchanges all of such holder’s Barr shares for a combination of Teva ADSs and cash, will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized and (2) the amount of cash received in the merger.

For a more detailed description of the tax consequences of the exchange of Barr common stock in the merger, please see “U.S. Federal Income Tax Considerations” beginning on page 89.

Why is Barr proposing the transaction to its shareholders?

Barr’s board of directors believes that the combination of Barr and Teva will provide substantial financial and strategic benefits to the shareholders of Barr. To review the reasons for the merger in greater detail, see the section entitled “The Merger — Recommendation of Barr’s Board of Directors; Reasons for the Merger” beginning on page 35.

When do you expect the merger to be completed?

We expect to complete the merger promptly after we receive Barr shareholder approval at the special meeting and after we receive all necessary regulatory approvals. We currently anticipate closing to occur in late 2008. Because the merger is subject to shareholder and governmental approvals, we cannot predict the exact timing of its completion.

If the merger is completed, when can I expect to receive the merger consideration for my shares of Barr common stock?

As soon as reasonably practicable after the effective time of the merger, Teva will cause an exchange agent to mail to you a letter of transmittal and instructions for use by you in effecting your exchange of Barr common stock for the merger consideration. After receiving the proper documentation from you, the exchange agent will forward to you the cash and Teva ADSs to which you are entitled under the merger agreement. More information on the documentation you are required to deliver to the exchange agent may be found under the section entitled “The Merger — Manner and Procedure for Exchanging Shares of Barr Common Stock; No Fractional Shares” beginning on page 51. Barr shareholders will not receive any fractional Teva ADSs. Instead, they will receive cash, without interest, for any fractional Teva ADSs they otherwise would have received in the merger.

What happens if the merger is not completed?

If the merger agreement is not adopted by the Barr shareholders or if the merger is not completed for any other reason, Barr shareholders will not receive any payment for their shares in connection with the merger. Instead, Barr will remain an independent public company and Barr’s common stock will continue to be listed and traded on the NYSE. Under specified circumstances, Barr may be required to pay Teva a termination fee as described under the section entitled “The Merger Agreement — Termination Fee” beginning on page 68.

What happens if I sell my shares before the special meeting?

The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Barr common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

About the Special Meeting

When and where will the special meeting of Barr shareholders be held?

The special meeting of Barr shareholders will be held at          , on          , 2008, at   a.m., local time.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares without your instructions.

Because the proposals in this proxy statement/prospectus submitted to Barr shareholders require an affirmative vote of a majority of the outstanding shares of Barr common stock for adoption, these so-called “broker non-votes” by Barr shareholders will have the same effect as votes cast against the merger agreement.

If my shares are held through the Barr Employee Stock Purchase Plan, how will my shares be voted?

You should vote any shares held in a Barr Employee Stock Purchase Plan account by completing the materials sent to you by the custodian for that account. If you do not respond to these materials and properly give your custodian voting instructions, the custodian will not have discretion to vote the shares on your behalf. Because the adoption of the merger agreement requires an affirmative vote of a majority of the outstanding shares of Barr common stock as of the close of business on the record date, failure to instruct your custodian how to vote any shares held by you in the Barr Employee Stock Purchase Plan account will have the same effect as votes cast against the merger agreement.

v

What vote of Barr’s shareholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the outstanding shares of Barr common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

How will the Barr representatives vote for me?

The Barr representatives, Bruce L. Downey and Frederick J. Killion, or anyone else they choose as their substitutes, have been chosen to vote in your place as your proxies at the special meeting or any adjournment thereof. Whether you vote by proxy card, Internet or telephone, the Barr representatives will vote your shares as you instruct them. If you sign and send in your proxy card and do not indicate how you want your shares voted, the Barr representatives will vote as Barr’s board of directors recommends. If there is an interruption or adjournment of the special meeting before the agenda is completed, the Barr representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the Barr representatives to vote the shares held by them in accordance with your instructions.

What do I need to do now?

After carefully reading and considering the information contained in or incorporated by reference into this proxy statement/prospectus, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. Barr’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement. You may also submit your proxy by telephone or through the Internet (for telephone and internet voting instructions, see the section entitled “How to Vote” beginning on page 28). Your proxy card will instruct the persons named on the card to vote your shares at the shareholder meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted as Barr’s board of directors recommends. If Barr shareholders do not vote or abstain, it will have the same effect as a vote against the merger agreement.

YOUR VOTE IS VERY IMPORTANT.

May I change my vote after I have mailed my signed proxy card?

You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways. First, you can submit a proxy by telephone or through the Internet at a later time following instructions on the enclosed proxy card. Second, you can sign, date and return a later-dated proxy card to the Corporate Secretary of Barr at the following address:

Frederick J. Killion
Corporate Secretary
Barr Pharmaceuticals, Inc.
225 Summit Avenue
Montvale, New Jersey 07645

Third, you can send a written notice stating that you want to revoke your proxy. Fourth, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting in order to do so.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Should I send in my stock certificates now?

No. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

Risks and How to Get More Information

Are there any risks related to owning Teva ADSs?

Yes. You should carefully review the section entitled “Risk Factors” beginning on page 21 of this proxy statement/prospectus.

What should Barr shareholders do if they receive more than one set of voting materials for the special meeting?

You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Who pays for this solicitation?

The expense of filing, printing and mailing this proxy statement/prospectus and the accompanying material will be borne equally by Barr and Teva. In addition, Barr has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting for a fee of approximately $25,000, a nominal fee per shareholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses. Barr will bear the costs related to the solicitation of proxies in connection with the special meeting.

Who can help answer my questions?

If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus, the enclosed proxy or the form of election, you should contact our proxy solicitor or investor relations department:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Toll-free Telephone: (877) 717-3930 (in the U.S.) (Banks, brokers and callers from other countries may call collect at (212) 750-5833)

or

Barr Pharmaceuticals, Inc.
225 Summit Avenue
Montvale, New Jersey 07645
Attention: Senior Vice President, Investor Relations and Corporate Communications
Telephone: (201) 930-3306
Fax: (201) 930-3314
E-mail: ir@barrlabs.com

SUMMARY

This summary is not intended to be complete and is qualified in all respects by the more detailed information appearing elsewhere in this proxy statement/prospectus. Shareholders are urged to review carefully the entire proxy statement/prospectus and the other information incorporated by reference. See also the section entitled “Where You Can Find More Information.”

Barr shareholders are to receive Teva shares and cash (page 30).

Each share of your Barr common stock will be converted into the right to receive:

•	$39.90 in cash, without interest; and

•	0.6272 ordinary shares of Teva, which will trade in the United States in the form of ADSs.

You will not receive any fractional Teva ADSs in the merger. Instead of any fractional ADSs, a cash payment will be made to you, representing the value of the aggregate fractional Teva ADSs that you otherwise would be entitled to receive.

Comparative market prices and share information (page 18).

Barr’s common stock is listed and traded on the New York Stock Exchange under the symbol “BRL.” Teva ordinary shares have been listed on the Tel Aviv Stock Exchange since 1951. Teva ADSs are admitted to trading on NASDAQ under the symbol “TEVA”. Teva is part of the NASDAQ Global Select Market. Each ADS represents one Teva ordinary share.

On July 16, 2008, the last trading day in the U.S. before the initial news media reports regarding a possible transaction between Barr and Teva, the closing price of Barr common stock on the New York Stock Exchange was $46.82 per share and the closing price of Teva ADSs on NASDAQ was $42.41 per ADS. The merger consideration of $39.90 and 0.6272 Teva ADSs per share represented a premium of approximately 42.0% over the closing price of Barr common stock on July 16, 2008, and represented a premium of approximately 32.0% over the average daily closing price of Barr common stock for the 52-week period ended on July 16, 2008.

On          , 2008, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the closing price of Barr common stock was $      per share and the closing price of Teva ADSs was $      per ADS. We urge you to obtain current market quotations for both Barr common stock and Teva ADSs.

The Barr board of directors unanimously recommends that you vote “FOR” the merger (page 35).

The Barr board of directors unanimously recommends that Barr shareholders vote “FOR” adoption of the merger agreement and approval of the merger. On July 17, 2008, the Barr board of directors unanimously:

•	determined that the merger, the terms of the merger and the related transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Barr and its shareholders;

•	approved the merger agreement, the merger and other transactions contemplated by the merger agreement; and

•	resolved to recommend that its shareholders vote in favor of the proposal to approve the merger agreement.

The Barr board of directors has received an opinion from Barr’s financial advisor (page 39).

In connection with the merger, Barr’s financial advisor, Banc of America Securities LLC, referred to as Banc of America Securities, delivered to the Barr board of directors a written opinion, dated July 17, 2008, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Barr common stock. The full text of the written opinion, dated July 17, 2008, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus in its entirety. Banc of America Securities provided its opinion to the Barr board of directors for the benefit and use of the Barr board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger.

The transaction will qualify as a reorganization under the U.S. Internal Revenue Code (page 90).

The consummation of the merger is conditioned upon the receipt by Barr and Teva of opinions from their respective counsel that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code. These opinions will be subject to certain assumptions, limitations and qualifications, and will be based upon the accuracy of certain factual representations of Barr and Teva. Furthermore, these opinions will be based upon currently existing provisions of the U.S. Internal Revenue Code, existing Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. In the event tax counsel were unable to deliver the tax opinions, the merger would not be consummated unless the conditions requiring the delivery of the tax opinions were waived.

Assuming that the merger qualifies as a reorganization under U.S. federal income tax laws, a U.S. holder of Barr common stock generally will not recognize any gain or loss under U.S. federal income tax laws on the exchange of Barr common stock for Teva ADSs. A U.S. holder generally will recognize gain, but not loss, on cash received in exchange for the holder’s Barr common stock.

There are differences between the rights of Barr shareholders and Teva shareholders (page 77).

After the merger, Barr shareholders will have their rights as holders of Teva ADSs governed by the deposit agreement, as amended, among Teva, The Bank of New York Mellon, as depositary, and the holders from time to time of ADSs. The rights of the shares of Teva underlying the ADSs are governed by the memorandum and the articles of association of Teva, as amended, as well as the Israeli Companies Law. There are differences between Barr’s governing documents, on the one hand, and Teva’s governing documents and the deposit agreement, on the other hand, as well as between the applicable governing laws. As a result, a Barr shareholder will have different rights as a Teva shareholder than as a Barr shareholder. The main differences have been summarized in this proxy statement/prospectus under “Comparative Rights of Barr and Teva Shareholders.”

Dissenting Barr shareholders have appraisal rights (page 53).

Under Delaware law, shareholders of Barr can exercise appraisal rights in connection with the merger. A shareholder that does not vote in favor of the merger proposal and complies with all of the other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their Barr common stock, exclusive of any element of value arising from the expectation or accomplishment of the merger.

The interests of some Barr executive officers and directors in the merger may differ from yours (page 47).

When considering the recommendation by the Barr board of directors to vote “FOR” the merger agreement, you should be aware that certain executive officers and members of the board of directors of Barr have certain interests in connection with the merger that are different from, and may conflict with, your interests as a shareholder. The board of directors of Barr was aware of and considered these interests when it considered and approved the merger agreement and the merger.

Existing employment and severance agreements with certain executive officers of Barr provide for benefits upon a “change in control,” including severance payments due if the executive officer’s employment is terminated within a certain amount of time following the consummation of a “change in control”. A “change in control” will occur upon a shareholder vote approving the transaction and consummation of the merger, and amounts will become payable upon a departure of an employee following closing. In addition, all outstanding unvested options and stock appreciation rights, including those held by executive officers and directors, will immediately vest in full upon a vote of the holders of a majority of Barr’s outstanding common stock in favor of the merger.

Teva has agreed to continue certain indemnity agreements of certain existing and former directors, officers and employees of Barr. In addition, for six years following the merger, Teva will maintain the indemnification provisions for officers and directors contained in Barr’s charter documents.

On the record date, which is          , 2008, the directors and executive officers of Barr, and their affiliates, beneficially owned approximately           shares of Barr common stock, which represented approximately     % of the outstanding shares of Barr common stock as of the record date. In addition, some of the directors and executive officers of Barr may sell their shares of Barr stock for tax and other reasons following the filing of this proxy statement and prior to the completion of the merger.

A variety of governmental approvals must be obtained prior to the consummation of the merger (page 64).

U.S. Antitrust Filing.  Teva and Barr each filed notification of the proposed transaction with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”). Each party subsequently received a request for additional information (commonly referred to as a “second request”) from the U.S. FTC in connection with the pending acquisition. The parties have been cooperating with the FTC staff since shortly after the announcement of the transaction and intend to continue to cooperate with the FTC to obtain HSR clearance as promptly as possible. The effect of the second request is to extend the HSR waiting period until thirty days after the parties have substantially complied with the request, unless that period is terminated sooner by the FTC.

E.C. Antitrust Filing And Other Approvals.  Teva and Barr are preparing to file notification with the European Commission (“EC”). The parties are in discussions with the EC and they expect to file in the near term. Teva and Barr are also preparing filings in a limited number of other jurisdictions.

Teva and Barr have agreed to use their reasonable best efforts to obtain prompt termination of the waiting period under the HSR Act (as well as any other required waiting periods under other applicable antitrust law). If any objections are asserted by any governmental entity with respect to the merger or if any litigation or proceedings are instituted by a governmental entity challenging the merger under applicable antitrust laws, or if any order is issued enjoining the merger under applicable antitrust laws, Teva and Barr have agreed to use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed of overturned any decree, judgment, injunction or other order that is in effect and that prohibits, prevents or restricts consummation of the merger and the transactions contemplated thereby.

Each of Teva and Barr have agreed to take all actions necessary to resolve any such objections or suits so as to permit consummation of the merger and the transactions contemplated thereby, including, without limitation, selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate, divest or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate, divestiture or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits, provided that any obligation to make a divesture on the part of Barr may be conditioned upon closing of the merger.

However, neither Teva nor Barr are required to make or agree to make a divestiture or to take or agree to take any action, that, individually or together with any other such actions, would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of Barr and its subsidiaries, taken as a whole, or an effect of similar magnitude (in terms of absolute effect and not proportion) on Teva and its subsidiaries. Such material adverse effect would occur in the event that they were required to divest assets that in the aggregate generated net sales of $500 million or more during the period between July 1, 2007 to June 30, 2008, which sum would be calculated by adding the net sales for all products of Barr, Teva and their respective subsidiaries that would be required to be included in such divestiture, subject to certain exceptions.

The obligations of Barr and Teva to close the merger are subject to a number of conditions (page 65).

The obligations of Barr and Teva to complete the merger are conditioned upon:

•	the other party’s representations and warranties being true and correct, except for failures that individually or in the aggregate would not reasonably be expected to have a material adverse effect on that party;

•	the other party having complied in all material respects with its obligations under the merger agreement; and

•	the absence of any material adverse effect on the other party’s financial condition, business or results of operations taken as a whole.

In addition, Barr’s and Teva’s obligations are further conditioned on the following:

•	the approval of the merger and the merger agreement by Barr’s shareholders;

•	the absence of any law, regulation, judgment, injunction or other order prohibiting consummation of the merger or the other transactions contemplated by the merger agreement;

•	the waiting period applicable to the merger under the HSR Act having expired or terminated and all required approvals by the European Commission and the Competition Bureau of Canada applicable to the merger, if any, having been obtained or any applicable waiting period under applicable European and Canadian competition laws or regulations having expired or been terminated;

•	all applicable foreign antitrust filings and approvals from governmental entities having been obtained at or prior to the effective time of the merger, except, in the case of these other filings or approvals, if the failure to obtain them would not be reasonably expected to have a material adverse effect on Barr or Teva;

•	the registration statement, of which this proxy statement/prospectus forms a part, having been declared effective and no stop order having been issued by the U.S. Securities and Exchange Commission, which we refer to as the SEC, and all Israeli securities-related authorizations necessary to carry out the transactions contemplated by the merger agreement having been obtained; and

•	receipt by each party from its respective legal counsel of a legal opinion to the effect that the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code.

The parties do not believe that approval of the Competition Bureau of Canada will be required.

Under certain circumstances Barr and Teva may terminate the merger agreement (page 66).

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by mutual written consent of Barr and Teva. The merger agreement also may be terminated by either Barr or Teva:

•	if the merger is not completed by March 31, 2009, subject to extension for three months if the condition to closing with respect to the HSR Act, applicable European and Canadian competition laws or other foreign antitrust filings or approvals, and other governmental filings or approvals has not yet been satisfied but is being pursued diligently and in good faith;

•	if the shareholders of Barr fail to approve the merger agreement and the transactions contemplated by the merger agreement at the special meeting or at any adjournment or postponement thereof; or

•	if any governmental authority permanently restrains, enjoins or otherwise prohibits the consummation of the merger.

Additionally, Barr may terminate the merger agreement if:

•	prior to the Barr shareholder meeting, the board of directors of Barr determines in good faith, after consulting with its outside legal counsel and financial advisor, that a bona fide unsolicited acquisition proposal is a superior proposal. However, Barr may not take any such action relative to the superior proposal until at least three business days following Teva’s receipt of written notice that states that Barr has received a superior proposal and specifies the material terms and conditions of the superior proposal. If requested by Teva, Barr will negotiate in good faith with Teva to make adjustments to the terms and conditions of the merger agreement such that the unsolicited acquisition proposal is no longer a superior proposal; or

•	prior to the effective time of the merger, Teva breaches a representation, warranty, covenant or agreement such that Barr’s closing conditions are not satisfied and that breach is either not capable of being cured or has not been cured by the earlier of (a) within twenty days after written notice of such breach is given by Barr to Teva or (b) the termination date.

If the merger agreement is terminated under certain circumstances, including if Barr terminates the agreement to enter into an agreement with respect to a third party acquisition proposal and enters into a definitive agreement with respect to, or consummates a transaction contemplated by, an acquisition proposal within 12 months of such termination, Barr must pay Teva a termination fee of $200 million. See “The Merger Agreement — Termination and Other Fees” for a complete discussion of the circumstances in which Barr would be required to pay Teva’s expenses or the termination fee.

Teva may terminate the merger agreement if, at any time prior to the effective time of the merger:

•	prior to the Barr shareholder meeting, the board of directors of Barr determines in good faith, after consulting with its outside legal counsel and financial advisor, that a bona fide unsolicited acquisition proposal is a superior proposal and either recommends the proposal to Barr shareholders or adopts an agreement relating to the proposal;

•	prior to the Barr shareholder meeting, the board of directors of Barr withholds, withdraws, qualifies or modifies its recommendation that the shareholders of Barr approve the merger agreement and the transactions contemplated by the merger agreement;

•	Barr or the board of directors of Barr approves or recommends to Barr’s shareholders that they tender their shares in any other tender or exchange offer or if Barr or the board of directors of Barr fails to send to the shareholders, within ten business days after the commencement of any tender or exchange offer, a statement that Barr and its board of directors recommends that the shareholders reject, and do not tender their shares in such tender or exchange offer;

•	prior to consummating or engaging in any business combination or other transaction with or involving Barr or any of its affiliates as a result of, or pursuant to which, any person becomes or would become an “interested shareholder” (within the meaning of the Delaware General Corporation Law), the board of directors of Barr approves such business combination or other transaction such that such person would not be deemed to be an interested shareholder;

•	Barr announces its intention to do any of the above; or

•	Barr breaches a representation, warranty, covenant or agreement contained in the merger agreement such that Teva’s closing conditions are not satisfied and that breach is either not capable of being cured or has not been cured by the earlier of (a) within twenty days after written notice of such breach is given by Teva to Barr or (b) the termination date.

Barr has agreed not to solicit third party acquisition proposals (page 62).

Subject to certain exceptions, the merger agreement precludes Barr and its subsidiaries or any Barr officer, director, employee, agent or representative from initiating, soliciting, knowingly encouraging or otherwise knowingly facilitating, directly or indirectly, any inquiries or the making of any proposal or offer, with respect to:

•	any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving Barr or any of its subsidiaries;

•	any sale, lease, exchange, transfer or purchase of the assets or equity securities of Barr or any of its subsidiaries, in each case comprising 20% or more in value of Barr and its subsidiaries; or

•	any purchase or sale of, or tender offer or exchange offer for, 20% or more of the outstanding shares of Barr common stock.

Teva ADSs are traded on NASDAQ (page 53).

Teva ADSs received by Barr shareholders in the merger will be traded on NASDAQ. After completion of the merger, the shares of Barr common stock will no longer be listed or traded.

Information about the companies.

Teva Pharmaceutical Industries Limited.

Investor Relations
5 Basel Street
P.O. Box 3190
Petach Tikva 49131 Israel
Telephone: 972-3-926-7554
Fax: 972-3-926-7519
E-mail: ir@teva.co.il

Teva is a global pharmaceutical company that develops, produces and markets generic drugs covering all major treatment categories. It is the leading generic drug company in the world, as well as in the United States, in terms of total and new prescriptions. Teva also has a significant and growing innovative pharmaceutical business, whose principal products are Copaxone® for multiple sclerosis and Azilect® for Parkinson’s disease, as well as an expanding proprietary specialty pharmaceutical business, which consists primarily of respiratory products. Teva’s active pharmaceutical ingredient (“API”) business sells to third-party manufacturers and provides significant vertical integration to Teva’s own pharmaceutical production.

Teva’s global operations are conducted in North America, Europe, Latin America, Asia and Israel. Teva has operations in more than 50 countries, as well as 36 pharmaceutical manufacturing sites in 16 countries, 17 generic R&D centers operating mostly within certain manufacturing sites and 18 API manufacturing sites around the world. During the first six months of 2008, Teva generated approximately 56% of its sales in North America, 29% in Europe and 15% in the rest of the world (primarily Latin America and Israel).

Generic Pharmaceutical Products.  Teva Pharmaceuticals USA, Inc. (“Teva USA”), Teva’s principal U.S. subsidiary, is the leading generic drug company in the United States. Teva USA markets over 300 generic products in more than 1,000 dosage strengths and packaging sizes.

Teva is one of the leading generic pharmaceutical companies in Europe, with operations in 29 countries. Through its European subsidiaries, Teva manufactures approximately 450 generic products representing over 4,000 dosage strengths and packaging sizes, which are sold primarily in the United Kingdom, The Netherlands, Hungary, France and Italy. In addition, on July 22, 2008, Teva closed its acquisition of Bentley Pharmaceuticals, Inc., a generic pharmaceuticals company with operations principally in Spain.

Teva’s international group includes countries other than the U.S., Canada, EU member states, Norway and Switzerland. During the six months ended June 30, 2008, the international group generated approximately 46% of its sales in Latin America, 29% in Israel, 16% in non-EU member states in the Central and Eastern Europe region and 9% in other countries.

The potential for future sales growth of Teva’s generic products lies in its pipeline of pending generic product registrations, as well as tentative approvals already granted. Teva had:

•	as of August 31, 2008, 144 product applications awaiting final United States Food and Drug Administration (the “FDA”) approval, including 39 tentative approvals. The branded products covered by these applications had annual U.S. sales of approximately $97 billion. Of these applications, approximately 85 were “Paragraph IV” applications. Teva believes it is the first to file on 55 of these 85 applications, whose aggregate annual sales in the U.S. exceeded $42 billion; and

•	as of August 31, 2008, received 695 generic approvals in Europe relating to 109 compounds in 204 formulations, including one EMEA approval valid in all EU member states. In addition, Teva had approximately 3,062 marketing authorization applications pending approval in 30 European countries, relating to 229 compounds in 462 formulations, including five pending applications with the EMEA.

Proprietary Pharmaceutical Products.  Teva’s proprietary research and development pipeline is currently focused primarily on three niche specialty areas: neurological disorders, autoimmune diseases and oncology.

Copaxone®, Teva’s leading product and its first major innovative drug, is the first non-interferon agent used in the treatment of relapsing-remitting multiple sclerosis. Multiple sclerosis, or MS, is a debilitating autoimmune disease of the central nervous system. Teva launched Copaxone® in Israel in December 1996 and in the United States in March 1997. According to IMS data, in the second quarter of 2008, Copaxone® further augmented its position as the U.S. market leader in both new and total prescriptions, reaching a total prescription share of 38.4% and 35.2%, respectively. Copaxone® has been approved for marketing in 51 countries worldwide, including the United States, Canada, Israel, all EU countries, Switzerland, Australia, Russia, Mexico, Brazil and Argentina.

Azilect® (rasagiline tablets), Teva’s once-daily treatment for Parkinson’s disease and its second innovative drug, is now available in 29 countries. In June 2008, Teva announced the successful completion of ADAGIO, the phase III study designed to demonstrate that Azilect® 1 mg tablets can slow the progression of Parkinson’s disease. Teva intends to submit these results to the regulatory authorities in the U.S. and Europe. Based on these results, Azilect® could become the first Parkinson’s disease treatment to receive an indication as a pharmaceutical product slowing the progression of Parkinson’s disease. It is expected to be submitted during the fourth quarter of 2008.

Respiratory Products.  Teva is committed to delivering a range of respiratory products for common usage at economical prices. Teva’s global respiratory product strategy seeks to extract value out of both the branded and generic environments; it includes branded products that add value by using specific devices, while another part of the portfolio will be able to compete within the generic segment. In the short term, Teva believes it is well positioned to capture opportunities globally, utilizing its current portfolio of respiratory products.

Specialty Pharmaceutical Products.  Teva is working to leverage its leadership in the global generics arena through expansion into the specialty pharmaceutical products business. In light of the increased role of biopharmaceuticals in the overall pharmaceutical market, Teva has identified biopharmaceuticals — and primarily biogenerics — as a key, long-term growth opportunity for Teva. On February 21, 2008, Teva substantially expanded the capabilities of its biogenerics business by acquiring CoGenesys, Inc., a privately held biopharmaceutical company (since renamed Teva Biopharmaceuticals USA, Inc.) with a broad-based biotechnology platform focused on the development of peptide- and protein-based medicines across broad therapeutic categories.

Pharmaceutical Production.  Teva operates 34 finished dosage pharmaceutical plants in North America, Latin America, Europe, Israel and China. The plants manufacture solid dosage forms, injectables, liquids, semi-solids and inhalers. During 2007, Teva’s plants produced approximately 41 billion tablets and capsules and over 500 million sterile units. Teva’s two main manufacturing technologies, solid dosage forms and sterile, are available in North America, Latin America, Europe and Israel. The main manufacturing site for respiratory inhaler products is located in Ireland.

Active Pharmaceutical Ingredients.  In addition to its production and sale of finished dose pharmaceutical products, Teva manufactures and sells active pharmaceutical ingredients. Teva’s API division provides the benefits of vertical integration and also operates a significant third party business. With a leading global market share in many chemicals used in generic pharmaceuticals, Teva’s API division offers a high quality, long-term, reliable and cost-effective source of API.

Teva was incorporated in Israel on February 13, 1944 and is the successor to a number of Israeli corporations, the oldest of which was established in 1901. Its executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, telephone number 972-3-926-7267.

Boron Acquisition Corp.

425 Privet Road
P.O. Box 1005
Horsham, PA 19044-8005

Boron Acquisition Corp., which we refer to as Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Teva. Merger Sub was organized on July 16, 2008 solely for the purpose of effecting the merger with Barr. It has not carried on any activities other than in connection with the merger agreement.

Barr Pharmaceuticals, Inc.

Investor Relations
225 Summit Avenue
Montvale, NJ 07645
Telephone: 201-930-3306
Fax: 201-930-3314
E-mail: ir@barrlabs.com

Barr is a global specialty pharmaceutical company that operates in more than 30 countries. Barr’s operations are based primarily in North America and Europe, with its key markets being the United States, Croatia, Germany, Poland and Russia. Barr is primarily engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals and is one of the world’s leading generic drug companies. For 2007, which includes the results of operations of PLIVA d.d., Barr’s European subsidiary, for the entire period, Barr recorded $2.3 billion of product sales and $2.5 billion of total revenues worldwide. In addition, Barr is actively involved in the development of generic biologic products, an area that Barr believes provides significant prospects for long-term earnings and profitability.

Generics.  Barr markets and sells generic pharmaceutical products in the U.S., Europe and certain other countries in the rest of the world. During 2007, Barr recorded $1.9 billion of sales of generic pharmaceutical products. Barr conducts its generics business in North America principally through its Barr Laboratories subsidiary and in Europe and certain other countries in the rest of the world through PLIVA and its subsidiaries.

Barr’s generic product portfolio includes solid oral dosage forms, injectables, liquids and cream/ointment products. At December 31, 2007, Barr marketed for sale (a) in the U.S., approximately 245 different dosage forms and strengths of approximately 120 different generic pharmaceutical products, including 25 oral contraceptive products, and (b) in Europe and certain other countries in the rest of the world, approximately 255 different molecules, representing 1,025 generic pharmaceutical products in approximately 2,790 different presentations (where one molecule in one market represents a product, and each combination of a formulation and strength represents one presentation).

Barr’s generic product development efforts are focused primarily on high barrier-to-entry products for all its markets, utilizing its various drug delivery platforms. To more effectively compete in some European and certain other markets, Barr also develops and in-licenses certain commodity products where Barr can obtain market share based on the efforts of Barr’s sales forces in those markets.

Proprietary Products.  Barr markets and sells proprietary pharmaceutical products primarily in the United States. During 2007, Barr recorded $438.3 million of sales of proprietary pharmaceutical products. Barr’s proprietary business is conducted through Barr’s Duramed Pharmaceuticals subsidiary.

Barr’s proprietary product portfolio and pipeline is largely concentrated in the area of female healthcare. At December 31, 2007, Barr marketed 26 proprietary pharmaceutical products. These products include, among others: SEASONIQUE® (levonorgestrel/ethinyl estradiol tablets 0.15 mg/0.03 mg and ethinyl estradiol tablets 0.01 mg), Barr’s newest generation extended-cycle oral contraceptive product; PLAN Btm, Barr’s dual-label, over-the-counter (OTC)/Rx emergency contraceptive; PARAGARD® T 380A (intrauterine copper contraceptive), its IUC contraceptive product; MIRCETTE® (Desogestrel and Ethinyl Estradiol), a traditional 28-day oral contraceptive; and its ENJUVIAtm (synthetic conjugated estrogens, B) line of hormone therapy products.

Biologics.  Biologic products represent a significant subset of pharmaceutical products and are manufactured with the use of live organisms as opposed to chemical (non-biological) compounds. At December 31, 2007, Barr had several generic biologics products in various stages of development for the U.S. and European markets, including granulocyte colony stimulating factor (“G-CSF”), a protein that stimulates the growth of certain white blood cells. Barr is optimistic about its prospects of becoming a leader in the generic biologics market worldwide, and is actively working with the Congress and the FDA to create a regulatory pathway for generic biologics in the United States.

General Information.  To supplement its internal efforts in support of its business strategies, Barr continually evaluates business development opportunities that Barr believes will strengthen its product portfolio and help grow its generic, proprietary, and generic biologic businesses. A primary example of this activity is its acquisition of PLIVA.

Barr operates manufacturing, research and development and administrative facilities in five primary locations within the U.S. and three primary locations in Europe. Through its PLIVA acquisition, Barr also develops and manufactures active pharmaceutical ingredients to support its internal product development efforts. Barr’s organizational structure reflects the global nature of its business and the sharing of resources between its generic and proprietary businesses. For example, Barr’s operating and corporate functions are managed on a global basis, supporting both generic and proprietary activities.

Barr Pharmaceuticals, Inc. is a Delaware holding company that was formed through a reincorporation merger on December 31, 2003. Its predecessor entity, a New York corporation, was formed in 1970 and commenced active operations in 1972. Barr’s corporate headquarters are located at 225 Summit Avenue, Montvale, New Jersey 07645, and its main telephone number is 201-930-3300.

SELECTED HISTORICAL FINANCIAL DATA OF TEVA

The selected financial data set forth below for each of the years in the three-year period ended December 31, 2007 and at December 31, 2007 and 2006 are derived from Teva’s audited consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The selected financial data for each of the years in the two-year period ended December 31, 2004 and at December 31, 2005, 2004 and 2003 are derived from other audited consolidated financial statements of Teva, which have been prepared in accordance with U.S. GAAP.

The selected unaudited financial data as of and for each of the six month periods ended June 30, 2008 and 2007 are derived from unaudited consolidated financial statements incorporated by reference into this proxy statement/prospectus. Such financial statements include, in Teva’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. You should not rely on these interim results as being indicative of results Teva may expect for the full year or any other interim period.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Teva or the combined company, and you should read the selected historical financial data together with Teva’s audited consolidated financial statements and related notes and “Operating and Financial Review and Prospects” included in Teva’s Annual Report on Form 20-F for the year ended December 31, 2007 and Report of Foreign Private Issuer on Form 6-K containing its quarterly results for the quarter ended June 30, 2008 incorporated into this proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” for information on where you can obtain copies of these documents.

Operating Data

	For the Six Months
	Ended June 30,		For the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)
	U.S. dollars in millions (except earnings per share)

Net sales	5,395	4,466	9,408	8,408	5,250	4,799	3,276
Cost of sales	2,518	2,186	4,531	4,149	2,770	2,560	1,757

Gross profit	2,877	2,280	4,877	4,259	2,480	2,239	1,519
Research and development	377	272	581	495	369	338	214
Selling, general and administrative expenses	1,183	925	1,901	1,572	799	696	521
Acquisition of research and development — in process	382	—	—	1,295	—	597	—
Litigation settlement, impairment and restructuring expenses (income)	—	—	—	96	—	30	(93)

Operating income	935	1,083	2,395	801	1,312	578	877
Financial expense (income) — net	85	36	42	95	4	(26)	5

Income before income taxes	850	1,047	2,353	706	1,308	604	872
Provision for income taxes	161	188	397	155	236	267	181

	689	859	1,956	551	1,072	337	691

	For the Six Months
	Ended June 30,		For the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)
	U.S. dollars in millions (except earnings per share)

Share in profits (losses) of associated companies — net	—*	—*	(3)	(3)	2	(1)	1
Minority interests in profits of subsidiaries — net	3	2	1	2	2	4	1

Net income	686	857	1,952	546	1,072	332	691

Earnings per share:(1)
Basic ($)	0.88	1.12	2.54	0.72	1.73	0.54	1.29

Diluted ($)	0.83	1.05	2.38	0.69	1.59	0.50	1.16

Weighted average number of shares (in millions):
Basic	777	765	768	756	618	613	537

Diluted	836	827	830	805	681	688	609

(1)	Historical figures have been adjusted to reflect the two-for-one stock split effected in June 2004.

*	Represents an amount less than $1 million.

Balance Sheet Data

	As of June 30,		As of December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)
	U.S. dollars in millions

Working capital	5,366	3,935	4,488	3,569	3,245	1,998	2,022
Total assets	25,020	21,746	23,412	20,471	10,387	9,632	5,916
Short-term credit, including current maturities:
Convertible senior debentures (short-term)	1,025	852	1,254	292	—	—	352
Other	404	672	587	450	375	560	292
Total short-term debt	1,429	1,524	1,841	742	375	560	644
Long-term debt, net of current maturities:
Convertible senior debentures	1,433	1,883	1,433	2,458	1,314	1,513	450
Senior notes and loans	1,888	2,098	1,914	2,127	459	215	365
Total long-term debt	3,321	3,981	3,347	4,585	1,773	1,728	815
Minority interests	41	37	36	35	8	11	7
Shareholder’s equity	15,075	12,058	13,724	11,142	6,042	5,389	3,289

SELECTED HISTORICAL FINANCIAL DATA OF BARR

The selected financial data set forth below as of and for its fiscal year ended December 31, 2007 and for the fiscal years ended June 30, 2006, 2005, 2004 and 2003 are derived from Barr’s audited consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus, which have been prepared in accordance with U.S. GAAP. In September 2006, Barr changed the end of their fiscal year from June 30 to December 31. As a result of this change, the selected financial data set forth below also includes the audited consolidated financial statements as of and for the six months ended December 31, 2006.

The selected unaudited financial data as of and for each of the six month periods ended June 30, 2008 and 2007 are derived from unaudited consolidated financial statements incorporated by reference into this proxy statement/prospectus. Such financial statements include, in Barr’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and operating results for the unaudited periods. You should not rely on these interim results as being indicative of results Barr may expect for the full year or any other interim period.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Barr or the combined company, and you should read the selected historical financial data together with the audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Barr’s 2007 Annual Report on Form 10-K and Barr’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 incorporated into this proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” for information on where you can obtain copies of these documents.

Operating Data

				For the Six
			For the Year	Months
	For the Six Months		Ended	Ended
	Ended June 30,		December 31,	December 31,	For the Fiscal Year Ended June 30,
	2008	2007	2007	2006	2006	2005	2004	2003
			U.S. dollars in millions (except per share data)
	(Unaudited)

Total revenues	1,387	1,230	2,501	905	1,314	1,047	1,309	903
Cost of sales	628	574	1,171	369	378	317	639	427
Selling, general and administrative	415	367	764	259	308	286	308	158
Research and development	145	129	248	107	140	128	123	87
Write-off of acquired in-process research and development	—	4	5	381	—	—	46	4

Earnings (loss) from operations	199	156	313	(211)	488	316	193	227
Interest income	12	19	33	16	19	11	6	6
Interest expense	59	84	159	34	1	1	3	1
Other income (expense), net	(8)	5	21	(73)	17	4	(2)	31

Earnings (loss) before income taxes and minority interests	144	96	208	(302)	523	330	194	263
Income tax expense	65	35	65	35	187	115	71	95
Minority interest (loss) gain	1	(2)	(1)	1	—	—	—	—

Net earnings (loss) from continuing operations	80	59	142	(336)	336	215	123	168
Net loss from discontinued operations	—	(2)	(14)	(2)	—	—	—	—
Net earnings (loss)	80	57	128	(338)	336	215	123	168

				For the Six
			For the Year	Months
	For the Six Months		Ended	Ended
	Ended June 30,		December 31,	December 31,	For the Fiscal Year Ended June 30,
	2008	2007	2007	2006	2006	2005	2004	2003
			U.S. dollars in millions (except per share data)
	(Unaudited)

Basic:
Earnings (loss) per common share — continuing operations	0.74	0.55	1.33	(3.16)	3.20	2.08	1.21	1.69
Loss per common share — discontinued operations	—	(0.02)	(0.13)	(0.02)	—	—	—	—

Net earnings (loss) per common share	0.74	0.53	1.20	(3.18)	3.20	2.08	1.21	1.69
Diluted:
Earnings (loss) per common share — continuing operations	0.73	0.54	1.31	(3.16)	3.12	2.03	1.15	1.62
Loss per common share — discontinued operations	—	(0.02)	(0.13)	(0.02)	—	—	—	—

Net earnings (loss) per common share — diluted	0.73	0.52	1.18	(3.18)	3.12	2.03	1.15	1.62
Weighted average shares — basic (in millions)	108	107	107	106	105	103	102	99
Weighted average shares — diluted (in millions)	109	108	109	106	108	106	107	104

Cash dividends per common share	—	—	—	—	—	—	—	—
Stock-based compensation (included above)	16	15	28	14	27	—	—	—

Balance Sheet Data

	As of June 30,		As of December 31,		As of June 30,
	2008	2007	2007	2006	2005	2004	2003
			U.S. dollars in millions
	(Unaudited)

Working capital	1,105	879	923	876	780	671	582
Total assets	4,970	4,809	4,762	4,962	1,490	1,333	1,181
Long-term debt(1)	1,773	1,824	1,782	1,935	15	32	34
Shareholder’s equity	2,158	1,604	1,866	1,465	1,234	1,042	868

(1)	Includes capital lease and excludes current installments.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act and Section 27A of the Securities Act of 1993, referred to herein as the Securities Act. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Teva nor Barr undertakes any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the section entitled “Special Note Concerning Forward-Looking Statements” below.

The following selected unaudited pro forma combined condensed financial data present the effect of the acquisition of Barr by Teva pursuant to the merger agreement. The following selected unaudited pro forma combined condensed statements of income data is extracted from the historical consolidated statements of income of Teva and Barr and combines them as if the merger had occurred on January 1, 2007. The following selected unaudited pro forma combined condensed balance sheet data is extracted from the historical consolidated balance sheets of Teva and Barr and combines them, giving effect to the merger as if it had occurred on June 30, 2008.

The allocation of the purchase price in the merger as reflected in these unaudited pro forma combined condensed financial data is based upon preliminary estimates of the fair value of assets acquired and liabilities assumed as of the date of the merger. This preliminary allocation of the purchase price is based on available public information and is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma combined condensed financial data.

For the reasons mentioned in the prior paragraph, a final determination of the fair values of Barr’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Barr that exist as of the date of completion of the merger. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those used in the combined condensed pro forma financial data presented below and could result in a material change in amortization of acquired intangible assets and depreciation of tangible assets.

The unaudited pro forma combined condensed financial data do not include liabilities resulting from integration planning, fair value adjustments to property, plant and equipment, adjustments in respect of possible settlements of outstanding litigation and potential additional intangible assets such as trade names, customer contracts and others, as these are not presently estimable. Amounts preliminarily allocated to goodwill may significantly decrease or increase and amounts allocated to intangible assets with definite lives may increase or decrease significantly, any of which could result in a material change in amortization of acquired intangible assets and depreciation of tangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in the accompanying unaudited pro forma combined condensed financial statements. In addition to the completion of the valuation, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in Barr’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

In December 2007, FASB issued Statement No. 141(R), Business Combinations — revised (“SFAS 141R”). SFAS 141R will be effective for all business combinations consummated beginning January 1, 2009. This new standard could significantly change the accounting for, and reporting of, business combination transactions in financial statements.

The unaudited pro forma financial statements included in this proxy statement/prospectus have been prepared in accordance with Article 11 of Regulation S-X, assuming the transaction is recorded as a purchase pursuant to SFAS 141, as it has been determined that it is more likely than not that the merger will close on or prior to December 31, 2008. However, if the acquisition were to be consummated in 2009 SFAS 141R would apply and would have a material impact on the pro forma data.

Under SFAS 141R, the following items could have a material impact on accounting for the business combination: (1) the asset related to in-process research and development would be treated as an indefinite-lived intangible asset and capitalized, but would not be subject to amortization until the associated research and development activities are either completed or abandoned. This would likely result in the pro forma balance sheet including approximately $1,400 million in additional intangible assets, which would be subject to amortization or potential impairment upon completion of the merger; (2) the purchase price paid in shares would be valued at the closing date of the transaction rather than at the announcement date, which could significantly change the purchase price and the related goodwill amounts as currently presented in the pro forma balance sheet; (3) acquisition-related costs would not be part of the purchase price allocation and, as a result, the impact to the pro forma balance sheet would be to reduce the purchase price and the related goodwill by approximately $20 million, with a corresponding decrease to retained earnings; and (4) restructuring costs would most likely be expensed as incurred.

The unaudited pro forma combined condensed financial data are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future.

This selected unaudited pro forma combined condensed financial data should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements and related notes included elsewhere in this proxy statement/prospectus and with the historical consolidated financial statements and the related notes of Teva and Barr and other financial information pertaining to Teva and Barr, including Teva’s “Operating and Financial Review and Prospects” included in Teva’s Annual Report on Form 20-F for the year ended December 31, 2007 and Report of Foreign Private Issuer on Form 6-K containing its quarterly results for the quarter ended June 30, 2008, and Barr’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Barr’s Annual Report on Form 10-K for the year ended December 31, 2007 and Barr’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” for information on where you can obtain copies of these documents.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME DATA

	For the Six	For the
	Months Ended	Year Ended
	June 30, 2008	December 31, 2007
	(Unaudited)
	(U.S. dollars in millions, except earnings per share)

Net sales	6,713	11,745
Cost of sales	3,096	5,793

Gross profit	3,617	5,952
Research and development expenses	522	829
Selling, general and administrative expenses	1,570	2,594
Acquisition of research and development in process	382	5

Operating income	1,143	2,524
Financial expenses — net	226	359

Income before income taxes	917	2,165
Provision for income taxes	212	355

	705	1,810
Share in loss of associated companies — net	—	3
Minority interests in profits of subsidiaries — net	2	2
Net loss from discounted operations	—	14

Net income	703	1,791
Earnings per share:
Basic	0.83	2.14

Diluted	0.78	1.99

Weighted average number of shares (in millions):
Basic	845	836
Diluted	904	898

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA

As of
June 30, 2008
Unaudited
(U.S. dollars in millions)

Current assets	9,909
Long term investments and other receivables	448
Property, plant and equipment, net	4,033
Identifiable intangible assets, net	4,417
Goodwill	12,263
Other assets, deferred taxes and deferred charges	457
Total assets	31,527
Current liabilities	9,699
Total long-term liabilities	5,194
Minority interests	73
Shareholder’s equity	16,561

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table presents, for the periods indicated, selected historical per share data of Barr and Teva as well as similar information, reflecting the combination of Barr and Teva, as if the merger had been effective for the periods presented, which we refer to as “pro forma combined” information. The hypothetical Barr equivalent per share data presented below is calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.6272. Each share of Barr common stock will also be entitled to receive cash consideration of $39.90 per share. The hypothetical Barr equivalent per share data does not take into account the cash consideration.

The pro forma combined information is provided for informational purposes only and is not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. We have derived the unaudited pro forma condensed combined per share information from the unaudited pro forma condensed combined financial statements presented elsewhere in this proxy statement/prospectus. The data presented below should be read in conjunction with the historical financial statements of Barr and Teva incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” for information on where you can obtain copies of these documents.

		For the Year
	For the Six	Ended
	Months Ended	December 31,
	June 30, 2008	2007
	(Unaudited)

Basic Earnings Per Share
Teva historical	0.88	2.54
Barr historical	0.74	1.20
Pro forma combined	0.83	2.14
Barr equivalent	0.52	1.34
Diluted Earnings Per Share
Teva historical	0.83	2.38
Barr historical	0.73	1.18
Pro forma combined	0.78	1.99
Barr equivalent	0.49	1.25
Dividends Per Share
Teva historical	0.26	0.39
Barr historical	—	—
Pro forma combined	0.26	0.39
Barr equivalent	0.16	0.24
Basic Book Value Per Share at Period End
Teva historical	19.40	17.87
Barr historical	19.98	17.44
Pro forma combined	19.60	—
Barr equivalent	12.30	—

STOCK PRICES AND DIVIDEND DATA

Teva Ordinary Shares

Teva ordinary shares have been listed on the Tel Aviv Stock Exchange since 1951. The table below sets forth in U.S. dollars the high and low reported sales prices of the Teva ordinary shares on the Tel Aviv Stock Exchange during the periods specified as reported by the exchange. The translation into U.S. dollars is based on the daily representative rate of exchange published by the Bank of Israel then in effect.

In June 2004, Teva effected a 2 for 1 stock split. Each holder of an ordinary share or ADS, as the case may be, was issued another share. All figures in this proxy statement/prospectus have been adjusted to reflect the stock split.

Teva ADSs

Teva ADSs have been traded in the United States since early 1982 and were listed and admitted to trading on the NASDAQ in 1987. The ADSs are quoted under the symbol “TEVA.” The Bank of New York Mellon serves as depositary for the ADSs. In November, 2002, Teva was added to the NASDAQ 100 Index and in July, 2006, Teva was added to the Nasdaq Global Select Market. Each ADS represents one ordinary share. For a more detailed description of Teva ADSs, see below under “Description of Teva American Depositary Shares.”

The American Stock Exchange, the Chicago Options Exchange and the Pacific Stock Exchange quote options on Teva ADSs under the symbol “TEVA.” Teva ADSs are also traded on SEAQ International in London and on exchanges in Frankfurt and Berlin.

Barr Common Stock

Barr’s common stock is listed and traded on the New York Stock Exchange under the symbol “BRL.” In March 2003 and March 2004, Barr effected 3 for 2 stock splits. As a result of each such stock split, each holder of a share of Barr’s common stock was issued an additional half of a share. All figures in this proxy statement/prospectus have been adjusted to reflect the stock splits.

The table below sets forth in U.S. dollars the high and low reported sales prices of the Teva ordinary shares on the Tel Aviv Stock Exchange, the Teva ADSs on NASDAQ and the Barr common stock on the New York Stock Exchange, in each case during the periods as specified as reported by the relevant market, giving retroactive effect to stock splits and stock dividends:

	Teva Ordinary				Barr Common
	Shares		Teva ADSs		Stock
Period	High	Low	High	Low	High	Low
	(In U.S. dollars)

Last seven months:
September 2008 (until September 12)	48.24	45.51	48.19	45.65	68.12	66.04
August 2008	48.48	45.42	48.74	45.44	68.35	65.84
July 2008	47.13	40.76	47.27	40.37	66.69	42.95
July 16, 2008(1)	42.37	41.74	43.09	41.94	47.59	45.95
June 2008	46.18	41.52	46.40	41.95	45.61	40.43
May 2008	44.43	47.89	47.83	44.46	51.92	37.40
April 2008	47.53	45.19	47.73	45.28	51.80	48.77
March 2008	49.55	44.11	49.58	44.02	49.99	45.33
Last ten quarters:
Q3 2008 (until September 12)	48.48	40.76	48.74	40.37	68.35	42.95
Q2 2008	47.89	41.52	47.83	41.95	51.92	37.40
Q1 2008	49.85	43.78	50.00	43.56	56.80	45.33
Q4 2007	46.98	43.51	46.83	43.63	58.38	50.59
Q3 2007	44.60	40.48	44.71	40.84	57.25	49.49
Q2 2007	41.25	37.03	41.25	36.16	55.10	45.41
Q1 2007	38.23	30.98	38.34	31.26	56.66	45.77
Q4 2006	35.65	30.79	35.75	30.70	53.89	47.52
Q3 2006	35.68	29.39	35.73	29.76	59.25	44.60
Q2 2006	43.52	30.94	43.51	31.25	64.51	47.24
Q1 2006	44.28	40.13	44.07	40.00	70.25	60.83
Last five years:
2007	46.98	30.98	46.83	31.26	58.38	45.41
2006	44.20	30.79	44.07	29.76	70.25	44.60
2005	44.88	26.61	45.91	26.78	63.60	43.71
2004	34.86	23.56	34.66	22.82	53.99	32.01
2003	30.90	17.32	31.17	17.25	56.91	28.93

(1)	On July 16, 2008, the last trading day in the U.S. before the initial news media reports regarding a possible transaction between Barr and Teva, the closing price of Teva ADSs was $42.41 per ADS and the closing price of Barr common stock on the New York Stock Exchange was $46.82 per share. The pro forma equivalent per share value of Barr common stock on that date, calculated by multiplying the closing price of Teva ADSs by the exchange ratio of 0.6272, was $26.60, which calculation does not take into account the $39.90 of cash consideration to be paid for each share of Barr common stock.

On July 16, 2008, the last trading day in Israel before the initial news media reports regarding a possible transaction between Barr and Teva, the closing price of Teva ordinary shares on the Tel Aviv Stock Exchange was $42.04 per share.

On          , 2008, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the closing price of Teva ordinary shares on the Tel Aviv Stock Exchange was $      per share, the closing price of Teva ADSs on NASDAQ was $      per ADS and the closing price of Barr common stock was

$      per share. The pro forma equivalent per share value of Barr common stock on that date, calculated by multiplying the closing price of Teva ADSs by the exchange ratio of 0.6272, was $     , which calculation does not take into account the $39.90 of cash consideration to be paid for each share of Barr common stock.

These prices will fluctuate prior to the special meeting and the merger, and Barr shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

On          , 2008, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, there were          Teva ordinary shares outstanding and           shares of Barr common stock outstanding.

Teva Dividends

Teva has paid dividends on a regular quarterly basis since 1986. Future dividend policy will be reviewed by the board of directors based upon conditions then existing, including Teva’s earnings, financial condition, capital requirements and other factors. Teva’s ability to pay cash dividends may be restricted by instruments governing its debt obligations. Dividends are declared and paid in New Israeli Shekels (“NIS”). Dividends are converted into U.S. dollars and paid by the depositary of Teva’s ADSs for the benefit of owners of ADSs, and are subject to exchange rate fluctuations between the NIS and the U.S. dollar between the declaration date and the date of actual payment.

Dividends paid by an Israeli company to shareholders residing outside Israel are generally subject to withholding of Israeli income tax at a rate of up to 20%. Such tax rates apply unless a lower rate is provided in a treaty between Israel and the shareholder’s country of residence. In Teva’s case, the applicable withholding tax rate will depend on the particular Israeli production facilities that have generated the earnings that are the source of the specific dividend and, accordingly, the applicable rate may change from time to time. The rate of tax withheld on the dividend declared for the second quarter of 2008 was 16.5%.

The following table sets forth the amounts of the dividends paid in respect of each period indicated prior to deductions for applicable Israeli withholding taxes (in cents per share). All figures have been adjusted to reflect the 2-for-1 stock split effected in June 2004.

	2008	2007	2006	2005	2004	2003
	In cents per share

1st interim	12	9	8	7	5	4
2nd interim	14	10	8	7	5	4
3rd interim	—	9	8	6	5	4
4th interim	—	10	9	7	7	5

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the matters described below in evaluating whether to approve the merger agreement. For additional factors affecting the combined company’s results, we urge you to carefully review the discussion of risks and uncertainties incorporated by reference into this proxy statement/prospectus as described below under “Special Note Concerning Forward-Looking Statements.”

Because the market price of Teva ADSs may fluctuate, you cannot be certain of the precise value of the merger consideration that you will receive in the merger.

The value of the portion of the merger consideration comprised of Teva ADSs to be received at closing will vary depending on the market price of Teva ADSs on the date of the closing of the merger.

In addition, the prices of Teva ADSs and Barr common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the special meeting. For example, from January 1, 2008 to September 12, 2008, Barr common stock ranged from a low sales price of $37.40 per share to a high sales price of $68.35 per share and Teva ADSs ranged from a low sales price of $40.37 per ADS to a high sales price of $50.00 per ADS. These variations in stock prices may be the result of various factors, including:

•	changes in the business, operations or prospects of Teva, Barr or the combined company;

•	governmental, regulatory and/or litigation developments;

•	market assessments as to whether and when the merger will be consummated;

•	the timing of the consummation of the merger;

•	governmental action affecting the pharmaceutical industry generally and the generic pharmaceutical industry in particular;

•	increased competition in the generic pharmaceutical market;

•	competition from other products; and

•	general market, economic and political conditions.

At the time of the special meeting you will not know the precise value of the merger consideration you will receive for your shares of Barr stock on the day the merger closes. You are urged to obtain a current market quotation for Teva ADSs and Barr common stock.

The market price for Teva ADSs may be affected by factors different from those affecting the shares of Barr.

Upon completion of the merger, holders of Barr common stock will become holders of Teva ADSs. Teva’s businesses differ from those of Barr, and accordingly the results of operations of the combined company will be affected by factors different from those currently affecting the results of operations of Barr. For a discussion of the businesses of Barr and Teva and of other factors to consider in connection with those businesses, you should carefully review the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Teva may experience difficulties in integrating Barr’s business with the existing Teva businesses.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include:

•	the necessity of coordinating and consolidating geographically separated organizations, systems and facilities; and

•	integrating the management and personnel of Teva and Barr, maintaining employee morale and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial conditions or prospects of the combined company after the merger.

Achieving the anticipated benefits of the merger will depend in part upon whether Teva and Barr can integrate their businesses in an efficient and effective manner. Teva and Barr may not accomplish this integration process smoothly or successfully. If management is unable to successfully integrate the operations of the two companies, the anticipated benefits of the merger may not be realized.

Teva may not achieve the revenue and cost synergies it has anticipated for the combined company.

Teva’s rationale for the merger is, in part, predicated on the projected ability of the combined company to realize certain revenue and cost synergies. Achieving these synergies is dependent upon a number of factors, some of which are beyond Teva’s control. These synergies may not be realized in the amount or time frame that is currently anticipated by Teva.

Uncertainties associated with the merger may cause Barr to lose employees.

The success of the combined company after the merger will depend in part upon Teva’s and Barr’s ability to retain key Barr employees. Competition for qualified personnel in the pharmaceutical industry can be very intense. Accordingly, we cannot assure you that the combined company will be able to retain key Barr employees. Additionally, employee stock options and stock appreciation rights will vest upon the adoption of the merger agreement and the transactions by the Barr shareholders, which would potentially take place significantly in advance of the closing of a transaction. Such acceleration of employee stock options and stock appreciation rights could potentially reduce employee productivity or result in the loss of employees before closing.

Failure to complete the merger will subject Barr and Teva to financial risks, and could negatively impact the market price of Barr common stock and Teva ordinary shares.

If the merger is not completed for any reason, Barr and Teva will be subject to a number of material risks, including:

•	with respect to Barr, the provision in the merger agreement which provides that under specified circumstances Barr could be required to pay to Teva a termination fee of $200 million should Barr enter into an agreement for or consummate another acquisition transaction within 12 months of the termination, which fee could potentially deter another interested party from seeking to negotiate such a transaction with Barr after termination;

•	the market price of Barr common stock and Teva ordinary shares may decline to the extent that the current market price of such common stock and ordinary shares, respectively, reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees, must be paid even if the merger is not completed;

•	benefits that Barr and Teva expect to realize from the merger, including cost savings and other synergies, would not be realized; and

•	the diversion of management attention from the day-to-day business of the companies, reduction in capital spending and the unavoidable disruption to their employees and their relationships with customers and suppliers during the period before completion of the merger, may make it difficult for Barr and Teva to regain their respective financial and market position if the merger does not occur.

Also, if the merger is terminated and Barr’s board of directors seeks a different merger or business combination, Barr shareholders cannot be certain that Barr will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by Teva in the merger.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger or affect the combined company in an adverse manner.

Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the HSR Act and from the European Commission. Teva and Barr intend to pursue all required approvals in accordance with the merger agreement, which could include making significant divestitures of certain products. The requirement for these approvals could delay the completion of the merger for a significant period of time after Barr’s shareholders have approved the proposal relating to the merger at the special meeting pursuant to the merger agreement. We cannot assure you, however, that these approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such approvals are obtained and the conditions are satisfied, we cannot assure you as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement or that such terms and conditions, including the need for the divestiture of certain products, will not have an adverse effect on the combined company.

Some of the directors and executive officers of Barr have interests and arrangements that are different from those of the shareholders.

The interests of some of the directors and executive officers of Barr in the merger and their participation in arrangements that are different from, or are in addition to, those of Barr shareholders generally could have affected their decision to support or approve the merger. These interests include severance arrangements and the acceleration of vesting of certain equity awards in connection with the merger. Additionally, each canceled option or stock appreciation right granted on Barr common stock (other than any options held by non-employee members of Barr’s board of directors) will be entitled to receive following the consummation of the merger from Teva or the surviving corporation, as applicable, an amount in cash equal to the product of the excess, if any, of $66.50 over the exercise price per share of Barr common stock, multiplied by the total number of shares of common stock subject to such award.

Charges to earnings resulting from the merger could have a material adverse impact on the combined company’s results of operations.

In accordance with United States generally accepted accounting principles, the combined company will allocate the total purchase price of the merger to Barr’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, based on their fair values as of the date of completion of the merger. The combined company will record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The preliminary estimate of the amount to be expensed in the quarter in which the merger is completed related to in-process research and development is approximately $1,400 million. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. Amortization of intangible assets of Barr is currently estimated at approximately $334 million for the first year and $155 million for subsequent years. In addition, to the extent the value of goodwill or intangible assets becomes impaired in the future, the combined company may be required to incur material charges relating to the impairment of those assets. These amortization and in-process research and development and potential impairment charges could have a material impact on the combined company’s results of operations.

There are differences between the rights of Barr shareholders and Teva shareholders.

After the merger, Barr shareholders will have their rights as holders of Teva ADSs governed by the deposit agreement, as amended, among Teva, The Bank of New York Mellon, as depositary, and the holders from time to time of ADSs. The rights of the shares of Teva underlying the ADSs are governed by the memorandum and the articles of association of Teva, as amended, as well as the Israeli Companies Law. There are differences between Barr’s governing documents, on the one hand, and Teva’s governing documents and the deposit agreement, on the other hand, as well as between the applicable governing laws. As a result, a Barr shareholder will have different, and in some cases less favorable, rights as a Teva shareholder than as a Barr shareholder. The main differences have been summarized in this proxy statement/prospectus under “Comparative Rights of Barr and Teva Shareholders.”

There will be significant changes with respect to the financial statements of Teva, Barr and the combined company if the merger is not consummated by December 31, 2008.

In December 2007, FASB issued Statement No. 141(R), Business Combinations — revised (“SFAS 141R”). SFAS 141R will be effective for all business combinations consummated beginning January 1, 2009. This new standard could significantly change the accounting for, and reporting of, business combination transactions in financial statements.

The unaudited pro forma financial statements included in this proxy statement/prospectus have been prepared in accordance with Article 11 of Regulation S-X, assuming the transaction is recorded as a purchase pursuant to SFAS 141, as it has been determined that it is more likely than not that the merger will close on or prior to December 31, 2008. However, if the acquisition were to be consummated in 2009, SFAS 141R would apply and would have a material impact on the pro forma data.

Under SFAS 141R, the following items could have a material impact on accounting for the business combination: (1) the asset related to in-process research and development would be treated as an indefinite-lived intangible asset and capitalized, but would not be subject to amortization until the associated research and development activities are either completed or abandoned. This would likely result in the pro forma balance sheet including approximately $1,400 million in additional intangible assets, which would be subject to amortization or potential impairment upon completion of the merger; (2) the purchase price paid in shares would be valued at the closing date of the transaction rather than at the announcement date, which could significantly change the purchase price and the related goodwill amounts as currently presented in the pro forma balance sheet; (3) acquisition-related costs would not be part of the purchase price allocation and, as a result, the impact to the pro forma balance sheet would be to reduce the purchase price and the related goodwill by approximately $20 million, with a corresponding decrease to retained earnings; and (4) restructuring costs would most likely be expensed as incurred.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

The disclosure and analysis in this proxy statement/prospectus, including those relating to Teva’s and Barr’s strategies and other statements that are predictive in nature, or that depend upon or refer to future events or conditions, contain or incorporate by reference some forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act. Forward-looking statements give Teva’s and Barr’s current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	management forecasts;

•	efficiencies/cost avoidance;

•	cost savings;

•	income and margins;

•	earnings per share;

•	estimates for growth;

•	economies of scale;

•	combined operations and anticipated synergies;

•	the economy;

•	future economic performance and trends in each of Teva’s and Barr’s operations and financial results;

•	conditions to, and the timetable for, completing the merger;

•	future acquisitions and dispositions;

•	litigation;

•	potential and contingent liabilities;

•	management’s plans;

•	taxes;

•	merger and integration-related expenses;

•	the development of the combined company’s products;

•	the markets for Teva’s and Barr’s products; and

•	product approvals and launches.

Forward-looking statements speak only as of the date on which they are made, and neither Teva nor Barr undertakes any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

This proxy statement/prospectus contains or incorporates by reference forward-looking statements which express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the combined company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include:

•	whether and when the proposed acquisition will be consummated and the terms of any conditions imposed in connection with such closing, including the need for the divestiture of certain products;

•	Teva’s ability to rapidly integrate Barr’s operations and achieve expected synergies;

•	diversion of management time on merger-related issues;

•	the impact of certain accounting rules, which would apply if the transaction closes after December 31, 2008;

•	Teva’s and Barr’s ability to successfully develop and commercialize additional pharmaceutical products;

•	the introduction of competitive generic products;

•	the extent to which Teva or Barr may obtain U.S. market exclusivity for certain of its new generic products and regulatory changes that may prevent Teva or Barr from utilizing exclusivity periods;

•	the impact of competition from brand-name companies that sell or license their own generic products or successfully extend the exclusivity period of their branded products, or competitors that seek to delay the introduction of generic products;

•	the impact of consolidation of distributors and customers;

•	the effects of competition on sales of Copaxone® or any other products;

•	potential liability for sales of generic products prior to a final resolution of outstanding patent litigation, including that relating to the generic versions of Allegra®, Neurontin®, Lotrel® and Protonix®;

•	the outcome and timing of legal and regulatory proceedings, particularly those related to the Hatch-Waxman Act and exclusivity and patent infringement cases;

•	the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry;

•	the difficulty of predicting U.S. Food and Drug Administration, European Medicines Association and other regulatory authority approvals;

•	the regulatory environment and changes in the health policies and structure of various countries;

•	Teva or Barr’s ability to achieve expected results though their innovative R&D efforts;

•	Teva’s ability to successfully identify, consummate and integrate acquisitions;

•	potential exposure to product liability claims to the extent not covered by insurance;

•	dependence on patent and other protections for innovative products;

•	significant operations outside the United States that may be adversely affected by terrorism, political or economical instability or major hostilities;

•	supply interruptions or delays that could result from the complex manufacturing of products and the global supply chain;

•	fluctuations in currency, exchange and interest rates; and

•	operating results and other factors that are discussed in Teva’s Annual Report on Form 20-F, Barr’s Annual Report on Form 10-K and their other filings with the U.S. Securities and Exchange Commission.

Neither Teva nor Barr undertakes any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. For more information concerning factors that could affect Teva’s future results and financial conditions, you should carefully review the section entitled “Operating and Financial Review and Prospects” in Teva’s Annual Report on Form 20-F for the year ended December 31, 2007 and Report of Foreign Private Issuer on Form 6-K containing its quarterly results for the quarter ended June 30, 2008, which are incorporated by reference. For more information concerning factors that could affect Barr’s future results and financial conditions, you should carefully review the section entitled “Management’s Discussion and Analysis” of Financial Condition and Results of Operations in Barr’s Annual Report on Form 10-K for the year ended December 31, 2007 and Barr’s Quarterly Report on Form 10- Q for the quarter ended June 30, 2008, which are incorporated by reference. You should also carefully review the discussion of risks and uncertainties under “Risk Factors” included in Teva’s Annual Report on Form 20-F for the year ended December 31, 2007 and Barr’s Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference. These are factors that Teva and Barr believe could cause each of their actual results to differ materially from expected results.

THE SPECIAL MEETING

Proxy Statement/Prospectus

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by our board of directors in connection with our special meeting of shareholders.

This proxy statement/prospectus is first being furnished to our shareholders on or about          , 2008.

Date, Time and Place

The special meeting of Barr shareholders will be held at          , on          , 2008, at   a.m., local time.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote upon the adoption of the merger agreement and to transact any other business that is properly brought before the special meeting.

The Barr board of directors recommends approval of the merger. On July 17, 2008, the Barr board of directors unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and are fair to and in the best interests of Barr and its shareholders;

•	approved the merger agreement; and

•	resolved to recommend that its shareholders vote in favor of the adoption of the merger agreement.

Record Date and Voting Power

Only shareholders of Barr as of the close of business on          , 2008, which is the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof. Each share of Barr common stock is entitled to one vote at the special meeting.

Required Vote

The affirmative vote of the holders of a majority of the shares of Barr common stock outstanding on the record date and entitled to vote is required to approve the merger agreement and the merger. As of the record date, there were           shares of Barr common stock outstanding.

Abstentions and Nonvotes; Quorum

Because the required vote of the Barr shareholders with respect to the merger agreement is based upon the total number of outstanding shares of Barr common stock, the failure to submit a proxy card, to vote by Internet or telephone or to vote in person at the special meeting, or the abstention from voting by a shareholder will have the same effect as a vote against adoption of the merger agreement. Brokers holding shares of Barr common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the adoption of the merger agreement. These are referred to as broker non-votes.

The holders of a majority of the shares of the Barr common stock outstanding on the record date and entitled to vote must be present, either in person or by proxy, at the special meeting to constitute a quorum. In general, abstentions and broker non-votes by Barr shareholders are counted as present or represented at the special meeting for the purpose of determining a quorum for the special meeting but will have the same effect as a vote against adopting the merger agreement.

How to Vote

Vote by Telephone

Record holders and many street-name holders may vote by telephone. Using any touch-tone telephone, please call the toll-free number on your proxy card. Have your proxy card or voting instruction form in hand and when prompted, enter the control number shown on your proxy card or voting instruction form. Follow the voice prompts to vote your shares.

Vote on the Internet

Record holders and many street-name holders may vote on the Internet. Please access the website indicated on your proxy card.

Have your proxy card or voting instruction form in hand and follow the instructions. You will be prompted to enter the control number shown on your proxy card or voting instruction form in order to cast your vote via the Internet.

Vote By Mail

You can submit your proxy by signing, dating and returning it in the postage-paid envelope provided.

Voting at the Special Meeting

The method by which you vote will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote in person at the special meeting.

Revocability and Voting of Proxies

Any shareholder of record who has executed and returned a proxy card or properly voted by telephone or Internet and who for any reason wishes to revoke or change his or her proxy may do so by:

•	submitting a proxy by telephone or through the Internet at a later time following instructions on the enclosed proxy card,

•	duly executing and delivering a later-dated proxy for the special meeting at any time before the commencement of the special meeting,

•	delivering written notice of revocation to the Corporate Secretary of Barr at the below address at any time before the commencement of the special meeting, or

•	attending the special meeting in person and voting the shares represented by such proxy.

Please note that any shareholder whose shares are held of record by a broker, bank or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares for instructions on voting revocation procedures. Such shareholders may not vote in person at the special meeting unless the shareholder obtains a legal proxy from the broker, bank or other nominee. Attendance at the special meeting will not, by itself, revoke prior voting instructions.

Revocation of a proxy by written notice or execution of a new proxy bearing a later date should be submitted to:

Corporate Secretary
Barr Pharmaceuticals, Inc.
225 Summit Avenue
Montvale, NJ 07645

Holders of securities who own their shares in street name should contact their broker or financial institution for instructions on the voting revocation procedures of their organization.

Delivery of Documents to Shareholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Barr common stock, your broker, bank or other nominee may only deliver one copy of the proxy statement/prospectus to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. Barr will deliver promptly, upon written or oral request, a separate copy of the proxy statement/prospectus to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of the proxy statement/prospectus, now or in the future, should submit their request to Barr by telephone at 1-800-227-7522 or by submitting a written request to Barr Pharmaceuticals, Inc., Investor Relations, 225 Summit Avenue, Montvale, New Jersey 07645. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Expenses of Solicitation

Each of Barr and Teva will bear and pay one half of the costs and expenses incurred in connection with the filing, printing and mailing of the proxy statement/prospectus (including any SEC filing fees). Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and Barr and Teva, respectively, will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Innisfree M&A Incorporated will receive reasonable compensation for its services and will be reimbursed for certain reasonable out-of-pocket expenses.

Other Matters

It is not expected that any other matter will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the special meeting; including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting votes. However, shares represented by proxies that have been voted “AGAINST” the merger agreement and the merger will not be used to vote “FOR” postponement or adjournment of the special meeting to allow additional time to solicit additional votes “FOR” the adoption of the merger agreement and the merger.

Admission to the Meeting

The following are eligible for admission to the special meeting:

•	all shareholders of record at the close of business on , 2008;

•	persons holding proof of beneficial ownership as of the record date, such as a letter or account statement from the person’s broker;

•	persons who have been granted proxies; and

•	such other persons that Barr, in its sole discretion, may elect to admit.

All persons wishing to be admitted to the special meeting must present photo identification.

Questions About Voting the Barr Common Stock

If you have any questions about how to vote or direct a vote in respect of your Barr common stock, you may call Innisfree M&A Incorporated, the firm assisting Barr in the solicitation of proxies, toll -free at (877) 717-3930 in the U.S. or Canada. (Banks, brokers or callers from other countries may call collect at (212) 750-5833.)

THE MERGER

General

On July 17, 2008, Barr’s board of directors approved the merger agreement, which provides for the acquisition by Teva of Barr through a merger of Barr with and into Boron Acquisition Corp., a newly formed and wholly owned subsidiary of Teva. After the merger, Barr will cease to exist and Boron Acquisition Corp. will be the surviving corporation and remain a subsidiary of Teva. Upon completion of the merger, each share of Barr common stock will be converted into the right to receive $39.90 in cash, without interest, and 0.6272 Teva ADSs.

Based upon the average closing price of Teva ADSs on NASDAQ on July 16, 2008, the last trading day in the U.S. before the initial news media reports regarding a possible transaction between Barr and Teva, the total purchase price was approximately $7.4 billion. As a result of the transaction, based on the number of shares outstanding on July 16, 2008, Barr shareholders are expected to own approximately 7.3% of Teva after the merger.

Barr shareholders will not receive any fractional Teva ADSs in the merger. Instead, a cash payment will be made to such shareholders as described more fully in the section of this proxy statement/prospectus entitled “The Merger Agreement — Merger Consideration.”

Background of the Merger

Since June of 2005, Teva and Barr have been parties to an agreement to market a generic fexofenadine hydrochloride tablet product, pursuant to which Barr participates in the profits of the product. See “Certain Relationships between Barr and Teva.”

In addition, during the period between 2002 and 2005, representatives of Teva and Barr, from time to time, engaged in informal discussions regarding the possibility of a business combination transaction involving the two companies. All discussions during this period were preliminary in nature and did not lead to any specific proposals or agreements; the discussions were ultimately discontinued.

In addition, over the past year, representatives of Barr and another pharmaceutical company, which we refer to as Company A, from time to time, engaged in informal discussions regarding the possibility of mutual business opportunities, including a potential business combination transaction involving the two companies.

In mid-April 2008, a few weeks prior to the annual meeting of the National Association of Chain Drug Stores in Palm Beach, Florida, William Marth, chief executive officer of Teva Pharmaceuticals USA, Inc., approached Bruce Downey, chairman and chief executive officer of Barr, to discuss Teva’s interest in discussing a possible acquisition of Barr. Mr. Marth indicated that Shlomo Yanai, president and chief executive officer of Teva, was interested in meeting with Mr. Downey during the week of the conference to discuss a potential acquisition of Barr. Mr. Downey indicated that he was willing to meet with Mr. Yanai for an informal discussion.

Mr. Downey and Mr. Yanai met on April 28, 2008. Mr. Yanai indicated that, based on publicly available information, Teva might be interested in acquiring all of the outstanding shares of Barr common stock for a price of $60.00 - $61.00 per share, comprising an unspecified mix of cash and Teva ADSs. In response, Mr. Downey indicated that although Barr was not actively seeking a sale of the company and furthermore that he believed Teva’s proposed price undervalued Barr, he would be willing to continue discussions with Mr. Yanai regarding a sale of Barr, subject to discussion with the Barr board of directors. In addition, Mr. Downey indicated that he thought a price of approximately $70 per share would more appropriately value the Company. Mr. Downey also indicated that, subject to discussion with the board of directors of Barr, Barr might be willing to share certain non-public information relating to Barr with senior personnel of Teva in order to assist Teva in its evaluation of an acquisition of Barr. Mr. Yanai also indicated that Teva would be willing to share with Barr certain non-public information relating to Teva in order to better familiarize Barr with Teva. Given each of Mr. Downey’s and Mr. Yanai’s concerns regarding confidentiality, and in light of the companies’ competitive relationship, the parties agreed to negotiate a mutual confidentiality and standstill agreement prior to further discussions or information-sharing. Following this discussion, Teva and Barr entered into a mutual confidentiality agreement, dated May 6, 2008, which included a standstill provision restricting each company from trading in the other company’s securities and restricting Teva from making an unsolicited acquisition proposal for Barr.

Thereafter, Barr contacted Banc of America Securities LLC, which we refer to as Banc of America Securities, an investment banking firm with which Barr had worked in the past, to act as Barr’s financial advisor in connection with its evaluation of a potential transaction with Teva.

On May 14, 2008, at a regularly scheduled meeting of the board of directors of Barr, Mr. Downey reviewed with the board of directors his discussion with Mr. Yanai, the execution of the confidentiality agreement and management’s proposal for continuing discussions with Teva. The board of directors asked Mr. Downey to keep it apprised of continued discussions with Teva regarding a potential acquisition.

On June 3, 2008, senior executives of Teva and Barr met at the offices of Willkie Farr & Gallagher LLP, which we refer to as Willkie Farr, outside counsel to Teva, at which representatives of Teva made a presentation to Barr regarding Teva and the potential benefits of combining the two companies. At Teva’s request, Barr agreed to provide Teva with certain of Barr’s financial projections in order to assist Teva with its valuation and indicated that, depending on how discussions progressed thereafter, Barr would be willing to share additional information with Teva. In addition, Mr. Downey agreed to meet with Mr. Yanai on June 11, 2008.

On June 10, 2008, the board of directors of Barr convened a telephonic board meeting during which Mr. Downey updated the board of directors regarding the status of his discussions with Mr. Yanai, the due diligence process and his plans to meet Mr. Yanai on June 11. Mr. Downey also updated the board of directors on the status of Barr’s discussions with Company A regarding possible strategic opportunities. Mr. Downey indicated that he would continue discussions with Teva regarding a possible business combination and would keep the board informed of his discussions with Teva.

On June 11, 2008, Mr. Downey and Mr. Yanai met to continue discussions regarding the terms of Teva’s potential acquisition of Barr. Mr. Yanai stated that Teva was prepared to offer a price per share of $62.00 for all of the outstanding shares of Barr common stock. Mr. Downey again responded that Teva’s offer undervalued Barr and would likely be unacceptable to the board of directors of Barr. Mr. Yanai indicated that Teva might be able to increase the proposed price if Teva were given access to more information from Barr. The parties agreed to share additional information about the companies and also agreed that it would be inappropriate to share certain competitive information, given the preliminary stage of discussions, and that only such information as was necessary to continue each party’s evaluation of a potential transaction would be disclosed. Mr. Yanai and Mr. Downey agreed to resume discussions following the companies’ respective preliminary due diligence evaluations.

On June 13, 2008, the board of directors of Barr convened a telephonic board meeting during which Mr. Downey updated the board of directors regarding the status of his discussions with Mr. Yanai. The board of directors discussed a potential business combination with Teva and encouraged management of the Company to continue discussions with Teva regarding a possible acquisition of Barr and to determine whether Teva would be willing to offer a higher price.

On June 24 and June 25, 2008, senior executives of Teva and Barr, together with Lehman Brothers Inc., Teva’s financial advisor, and Banc of America Securities met in New York City at the offices of Kirkland & Ellis LLP, Barr’s U.S. antitrust counsel. Executives from each company made presentations regarding their respective businesses, and shared certain confidential information about the business, operations and future prospects of each company, in accordance with previously-agreed guidelines. Thereafter, the companies continued to share certain limited information in the course of their evaluation of a possible transaction.

On June 26, 2008, Mr. Downey, Mr. Yanai and another Teva executive, together with the companies’ respective financial advisors, met at the offices of Kirkland & Ellis in Washington, D.C. to discuss the status of a potential transaction. At this meeting, Mr. Yanai indicated that, based on Teva’s due diligence review of Barr to date, it was willing to offer $64.00 per share of Barr common stock comprised of 60% cash and 40% Teva ADSs. In addition, Mr. Yanai expressed Teva’s interest in reaching agreement and executing a merger agreement quickly, in order to attempt to complete the transaction before the end of 2008 when certain new accounting rules would take effect. In response, Mr. Downey indicated that he believed such price still undervalued Barr, but he would be willing to consider recommending a price of $68.00 per share to the board of directors of Barr. Mr. Downey and Mr. Yanai each agreed to discuss the proposals with their respective boards of directors.

On June 27, 2008, an executive officer of Barr received a call from an executive officer of Company A, inquiring whether Barr was currently considering a business combination transaction with another industry-competitor. The Barr executive officer did not confirm or deny that Barr was in discussions relating to a sale of Barr and the other executive did not make a proposal regarding a transaction. The Barr executive officer promptly reported his conversation to Mr. Downey.

Additionally, on June 27, 2008, the Barr board of directors met to discuss the status of the Teva transaction with Mr. Downey and other members of management and Banc of America Securities. In addition, Mr. Downey described the brief call that the Barr executive officer had received from Company A. The board of directors of Barr agreed that while Teva’s most recent proposal still undervalued Barr, in light of Teva’s repeated and strong expressions of interest in Barr and the fact that Teva’s latest proposal offered a significant premium to Barr’s then current trading price, Barr should continue its discussions with Teva to determine whether Teva would be willing to make a more compelling offer.

Early in the week of June 30, 2008, the chief executive officer of Company A, whom we refer to as the Company A CEO, called Mr. Downey to inquire whether Barr was engaged in a sale process with an industry competitor. Without mentioning Teva’s identity, Mr. Downey confirmed that Barr was in discussions related to an acquisition of Barr. The Company A CEO indicated that Company A might be interested in pursuing a business combination transaction with Barr and inquired as to the timeline for making a proposal and whether Mr. Downey could provide any guidance as to the value that any such proposal would need to offer to the Barr shareholders. Mr. Downey suggested that a proposal by Company A would need to be made quickly and would likely need to offer Barr shareholders a significant premium over Barr’s then current trading price. The Company A CEO indicated that a proposal could potentially be made within a month, although he would first need to consult with Company A’s board of directors and financial advisors. Mr. Downey communicated that the timeframe for making an offer would need to be significantly shorter than one month. The Company A CEO indicated that Company A would consider making an offer in a shorter timeframe and would contact Mr. Downey again in the near future to further discuss a potential proposal.

On July 2, 2008, Mr. Downey and Mr. Yanai had several phone discussions regarding the terms of the proposed transaction. Based on these discussions, Mr. Downey and Mr. Yanai tentatively agreed to recommend to their boards an acquisition transaction valuing Barr at a price of $66.50 per share, with 60% of the consideration in the form of cash and 40% of the consideration comprised of a fixed ratio of Teva ADSs, subject to consultation with each company’s board of directors and advisors, further due diligence and the resolution of certain material commercial matters. Mr. Downey and Mr. Yanai agreed that certain material terms of the transaction and the merger agreement, such as restrictions on the non-solicitation of alternative transactions by Barr, the amount of any termination fee payable by Barr in connection with Barr’s termination of the merger agreement in certain circumstances, the obligations of the parties with respect to obtaining antitrust approval and the consequences in the event that such approvals were not obtained, would need to be discussed with the companies’ respective boards of directors and advisors.

On July 3, 2008, the board of directors of Barr convened a telephonic board meeting during which Mr. Downey updated the board of directors regarding the status of his discussions with Mr. Yanai and the due diligence process. The board of directors agreed to meet on July 8, 2008 in Washington, D.C. to further discuss Teva’s proposal with Barr’s senior management, Banc of America Securities and outside counsel, Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher.

During the period between July 3, 2008 and July 7, 2008, Barr provided Teva and Willkie Farr with extensive documentation for their due diligence review of Barr and, beginning around July 7, 2008, Teva began providing Barr and Simpson Thacher with information for their due diligence review of Teva. Teva instructed Willkie Farr to begin drafting a merger agreement.

On July 8, 2008, the board of directors of Barr convened a meeting to evaluate the most recent proposal from Teva. Representatives of Simpson Thacher reviewed with the board of directors its legal obligations in connection with its consideration of any proposed transaction.

Mr. Downey summarized for the board of directors his conversations with Mr. Yanai regarding Teva’s latest proposal and again specified the proposal he had received from Mr. Yanai on July 2, 2008. Barr management provided a review of Barr’s performance, future prospects, competitive factors in the generic pharmaceutical industry and challenges and opportunities to remaining an independent company in the industry. In addition, Banc of America Securities reviewed with the board of directors financial aspects of Teva’s proposal. The board of directors, Barr management and Banc of America Securities then discussed recent trends towards consolidation in the generic pharmaceutical industry due to globalization and economies of scale. In addition, the board of directors and Barr management noted that employee stock options and stock appreciation rights would vest upon the approval of the merger agreement and the transactions by the Barr shareholders, which would potentially take place significantly in advance of the closing of a transaction. The board of directors and Barr management discussed the risk that acceleration could reduce employee productivity.

Mr. Downey also apprised the board of directors of his discussion with the Company A CEO regarding a possible business combination between Barr and Company A. Mr. Downey and Banc of America Securities then reviewed with the board of directors potential acquirors and business combination counterparties, including Company A, and discussed each company’s likely interest in, and ability to complete, an acquisition of, or combination with, Barr on terms similar to those proposed by Teva. The board of directors discussed whether to conduct a broader sale process with respect to the sale of the company. The board of directors, management and the Company’s advisors engaged in a discussion regarding precedent transactions completed without undertaking a broad sale process, the strategic focus of potential counterparties and the likelihood of obtaining a higher price than Teva’s proposal from a third party acquiror. The board of directors concluded that a broad sale process would not be in the best interests of Barr or its shareholders because such a process, among other things, would potentially risk the withdrawal of Teva’s offer or an adverse change in such offer, was likely to become disclosed in the market and, given both the premium implied by Teva’s proposed price and the expected future financial performance of Barr if it were to continue to operate as a stand-alone company, would be unlikely to produce a competing offer on terms better than Teva’s offer. After full discussion, the board of directors instructed management to pursue a transaction with Teva at the price proposed by Teva. In addition, although the board of directors and management believed that it was unlikely that Company A would be able to make an acquisition proposal at a price competitive with Teva’s proposal, the board of directors expressed support for Mr. Downey to continue discussions with Company A regarding a potential transaction.

Following discussions among the members of Barr’s board of directors, management and advisors, the board of directors instructed management to continue to pursue a transaction with Teva at the price proposed by Teva. The board of directors emphasized, however, that other potential acquirors should not be deterred from considering a transaction with Barr at a higher price and indicated that the termination fee payable by Barr in the event of a superior proposal be low relative to fully shopped transactions. In addition, in the interest of ensuring greater certainty of closing, the board of directors instructed Barr’s management and representatives to ask Teva to agree to substantial obligations with respect to obtaining the necessary antitrust approvals in connection with the transaction.

That same day (July 8, 2008), Simpson Thacher received a first draft of the merger agreement from Willkie Farr.

Additionally, on July 8, 2008, the Company A CEO and Mr. Downey had another discussion in which the Company A CEO indicated that he had discussed a proposed transaction involving Barr with his financial advisors and, although he was not able to make a proposal at that time, he wanted to meet with Mr. Downey in the near future to discuss a possible transaction. The Company A CEO also noted that any acquisition of Barr by Company A would require a third party approval in addition to customary antitrust approvals.

From July 9 through July 17, 2008, Teva and Barr engaged in legal and business due diligence with respect to each other, which included meetings with senior executives and site visits in the United States, Europe and Israel.

On July 10, 2008, the Company A CEO and Mr. Downey had another discussion in which they tentatively agreed to meet on July 17, 2008 to discuss a possible transaction.

On July 11, 2008, Momenta Pharmaceuticals, Inc. publicly announced that it was challenging Teva’s patent on Copaxone, a successful, proprietary multiple sclerosis drug, which resulted in a decline in the trading price of Teva’s common stock and ADSs.

On July 14, 2008, the Company A CEO called Mr. Downey to inform him that Company A would not be in a position to make a proposal by July 17, 2008. The Company A CEO canceled the meeting with Mr. Downey scheduled for July 17, 2008. That same day, Simpson Thacher sent a revised merger agreement to Willkie Farr. Thereafter, Willkie Farr and Simpson Thacher had several conversations concerning the terms of the merger agreement.

On July 16, 2008, a reporter from an Israeli newspaper called an executive of Teva to solicit comments with respect to a proposed article that the newspaper was planning to publish following the close of trading in Israel on July 16, 2008 regarding Teva’s proposed acquisition of Barr. Teva did not provide any comments or confirm or deny the report. Teva promptly contacted Barr to express its interest in concluding negotiations related to the acquisition as soon as possible given the pending leak of the transaction and the potential negative impact on Teva’s share price. The parties agreed to endeavor to conclude due diligence and negotiations and sign the merger agreement by July 17, 2008. The article was published after the close of trading in Israel on July 16, 2008.

On July 16, 2008, Teva expressed concern to Barr that as a result of the impact on Teva’s stock price from the Momenta announcement, and because of the anticipated further decline in Teva’s stock price from the imminent leak of the transaction in the Israeli press, Teva’s proposal to offer a fixed ratio of its ADSs as part of the merger consideration (of which merger consideration Teva ADSs would comprise 40%) would result in significantly greater dilution to Teva’s common stock than initially anticipated because more Teva ADSs would be required to pay the merger consideration. To address Teva’s dilution concerns, Mr. Downey proposed that Teva either increase the proportion of cash consideration payable to Barr shareholders in the transaction or, in the alternative, redeem all Barr employee stock appreciation rights and stock options for cash consideration in the acquisition rather than exchanging such awards for equity rights under Teva equity plans, as Teva had originally proposed. Teva and Barr agreed to address Teva’s dilution concern solely through the redemption of Barr employee stock appreciation rights and stock options in exchange for cash consideration in the transaction. In addition, Teva and Barr agreed to use the closing trading price of Teva ADSs on July 16, 2008 in calculating the fixed exchange ratio of Teva ADSs to be offered to Barr shareholders as part of the merger consideration.

On July 17, 2008, Teva and Barr agreed upon the remaining outstanding issues with respect to the merger agreement, including the amount of the break-up fee payable by Barr if Barr were to terminate the merger agreement under certain circumstances and the terms of the parties’ obligations to obtain antitrust approvals in connection with the merger. Simpson Thacher and Willkie Farr finalized the merger agreement based upon the agreements reached during the day by the parties.

During the evening of July 17, 2008, Barr’s board of directors met to discuss the transaction and the terms of the merger agreement. Representatives of Simpson Thacher again reviewed with the board of directors its legal obligations in connection with its consideration of the proposed transaction.

Mr. Downey and other senior Barr executives reviewed the status of negotiations with Teva, the due diligence process and the proposed terms of the transaction, including the proposed merger consideration. The board of directors discussed the interests of the directors and executive officers in the merger that might be different from, or in addition to, the interests of Barr’s common shareholders generally (see “— Interests of Barr’s Directors and Officers in the Merger”). Mr. Downey also summarized the discussions that had taken place with Company A during the past week and, in particular, Company A CEO’s decision to cancel his meeting with Mr. Downey to discuss a transaction. Management indicated that they did not believe that Company A would be able to make a superior offer in the near future, even if Company A were given more time to prepare. The board of directors concluded that delaying a transaction with Teva in order to pursue discussions with Company A or another potential third party acquirer would not be in the best interests of Barr or its shareholders as it would likely risk the withdrawal of Teva’s offer and was unlikely to result in a higher offer.

Also at this meeting, Banc of America Securities reviewed with the board of directors its financial analysis of the merger consideration and delivered to Barr’s board of directors an opinion to the effect that, as of July 17, 2008 and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Barr common stock was fair, from a financial point of view, to such holders. Representatives of Simpson Thacher also presented information about the proposed merger agreement at this meeting, including key terms relating to structure, covenants, representations and warranties and closing conditions. Simpson Thacher representatives also discussed regulatory and shareholder approvals required in connection with the merger and the obligations on each of Teva and Barr to obtain such approvals. Directors addressed questions to, and discussed the proposed transaction with, members of Barr’s management and the company’s advisors. The independent directors also met separately with representatives of Simpson Thacher. The Barr board of directors then further discussed the transaction and unanimously approved the merger agreement and the transactions contemplated thereby and determined to recommend adoption of the merger agreement to the shareholders of Barr.

The transaction was announced on the morning of July 18, 2008 prior to the opening of trading on the NASDAQ and the NYSE in a press release issued jointly by Teva and Barr.

Recommendation of the Barr Board; Barr’s Reasons for the Merger

The Barr board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and fair to and in the best interest of Barr and the holders of Barr common stock, and unanimously recommends that Barr shareholders vote “FOR” adoption of the merger agreement and the merger.

In evaluating the merger, Barr’s board considered the information provided to it, reviewed the terms of the merger agreement and consulted with senior members of Barr’s management and its legal, financial and other advisors regarding the strategic, operational and other aspects of the merger. The Barr board also considered the prospects for generic pharmaceutical companies in general and Teva in particular.

In view of the wide variety of factors considered in connection with the merger, the Barr board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. A number of the material factors considered by the Barr board are discussed below:

Strategic Rationale.  The Barr board concluded that the merger of Teva and Barr was based on strong business fundamentals and that the combined company should have an enhanced competitive and financial position, with improved operating efficiencies, as well as diversity and depth in its product line, pipelines and geographic areas. The Barr board believes that the merged company should enjoy a leading position across its core business lines, generic and branded, which should result in earnings and prospects superior to Barr’s earnings and prospects on a stand-alone basis.

Key elements of the strategic rationale include the following:

•	that the combined company will be the largest company in the generic drug industry;

•	that the combined company will have an enhanced ability to respond, on a global scale, beyond the current ability of Barr, to a wider range of requirements of patients, customers, and healthcare providers;

•	that the combined company should have a broader spectrum of research and development activities based on the combination of the two companies’ research and development teams, pipelines and financial resources and should bring together exciting prospects for growth;

•	that the combined company should have an enhanced potential to develop and commercialize new generic versions of branded and off-patent pharmaceutical products for which the combined company could be either the first to market, or among the first to market;

•	that the increase in internal expertise in areas in which Barr does not currently have substantial resources and personnel should provide the combined company with a broader portfolio of product offerings;

•	that the combined company should have greatly enhanced manufacturing, sales and distribution capabilities and an expanded customer base;

•	that Barr and Teva have complementary product portfolios in terms of geography and therapeutic focus, which should create superior growth opportunities in multiple regions and in multiple areas of branded drug development;

•	that the combined company should have greater resources and expertise in biogenerics, giving it an excellent opportunity to be a leader in a market with strong growth prospects; and

•	that there should be substantial opportunities available to Barr employees as part of a larger, well-diversified organization following the merger, and that Teva should benefit from the expertise of Barr’s employees to create a stronger combined company.

Premium of Merger Consideration Based on Certain Financial Measures.  The Barr board of directors’ view that based on, among other measures, projected revenue, projected cash flows and price to earnings ratios of Barr, the implied merger consideration per share represented a significant premium.

Premium of Merger Consideration Based on Historical Prices.  The Barr board of directors’ review of historical market prices and trading information with respect to Barr common stock, which revealed that the implied merger consideration per share was significantly above the historical trading levels of Barr’s shares, representing a premium of approximately:

•	42.0% over the closing price of Barr common stock on July 16, 2008, the last trading day before the initial news media reports regarding a possible transaction between Barr and Teva;

•	52.8% over the average closing price of Barr common stock for the 30 previous trading days ended on July 16, 2008; and

•	49.7% over the average closing price of Barr common stock for the 90 previous trading days ended on July 16, 2008.

Opinion of Financial Advisor.  The Barr board of directors considered the opinion of Banc of America Securities, dated July 17, 2008, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Barr common stock, as more fully described below in the section entitled “Opinion of Barr’s Financial Advisor.”

Terms and Conditions of the Merger Agreement.

The Barr Board of directors considered the following factors related to the merger agreement:

•	The limited closing conditions to Teva’s obligations under the merger agreement. In particular, the merger agreement contains no financing contingency and is not subject to approval by Teva shareholders;

•	The provisions of the merger agreement that allow Barr to engage in negotiations with, and provide information to, third parties, under certain circumstances in response to an unsolicited takeover proposal that Barr’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is, or is reasonably expected to result in, a transaction that is more favorable to Barr shareholders than the merger with Teva;

•	The provisions of the merger agreement that allow Barr’s board of directors to change its recommendation that Barr shareholders vote in favor of the adoption of the merger agreement, if Barr’s board of directors determines in good faith that the failure to change its recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; and

•	The ability of Barr to specifically enforce the merger agreement against Teva in the event of any breach by Teva.

Certain Other Factors.

•	The likelihood, determined after consultation with legal counsel, that the regulatory approvals and clearances necessary to complete the merger would be obtained and the fact that Teva has agreed in the merger agreement (i) to use its reasonable best efforts to obtain those approvals and clearances and (ii) to commit and effect any sale, divestiture or disposition of any assets or businesses of Teva or Barr (after the closing of the merger) as may be required in order to avoid any injunction or order by a governmental entity that would prevent or materially delay the closing of the merger, except to the extent that such action would reasonably be likely to have a material adverse effect on Barr or a similar effect (in terms of absolute effect and not proportion) on Teva. Such material adverse effect would occur in the event that they were required to divest assets that in the aggregate generated net sales of $500 million or more during the period between July 1, 2007 to June 30, 2008, which sum would be calculated by adding the net sales for all products of Barr, Teva and their respective subsidiaries that would be required to be included in such divestiture, subject to certain exceptions.

•	The likelihood that Teva would be able to finance the proposed transaction, in light of the financial resources of Teva and the fully committed financing commitments that Teva has obtained.

•	The fact that former holders of Barr common stock would own approximately 7.3% of the combined company’s fully diluted equity immediately following the merger, based on the number of shares outstanding on July 16, 2008.

•	The fact that because the stock portion of the merger consideration is a fixed number of Teva ADSs, Barr’s shareholders will have the opportunity to benefit from any increase in the trading price of Teva’s ADSs between the announcement of the merger and the completion of the merger.

Barr’s board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•	The fact that because the stock portion of the merger consideration is a fixed exchange ratio of Teva ADSs to Barr common stock, Barr shareholders could be adversely affected by a decrease in the trading price of Teva ADSs during the pendency of the merger, and the fact that the merger agreement does not provide Barr with a price-based termination right or other similar protection. Barr’s board of directors determined that this structure was appropriate and the risk acceptable in view of:

•	The Barr board of directors’ review of the relative intrinsic values and financial performance of Teva and Barr;

•	The inclusion in the merger agreement of other structural protections such as the ability of Barr’s board of directors to change its recommendation of the merger whether or not an alternative transaction existed or was publicly announced and the condition in the merger agreement that requires Teva’s representations to be true and correct, subject to certain materiality thresholds, at the time of signing and closing of the merger agreement, including the representation that, since December 31, 2007, there has not been a material adverse effect on the financial condition, business, assets or results of operations of Teva and its subsidiaries taken as a whole (as described in “The Merger Agreement — Representations and Warranties” and “The Merger Agreement — Conditions to the Merger”); and

•	The fact that a substantial portion of the merger consideration will be paid in a fixed cash amount which reduces the impact of a decline in the trading price of Teva ADSs on the value of the merger consideration.

•	The limits, whether legal, contractual or otherwise, that may be placed on some shareholders with respect to the holding of shares in foreign private issuers, such as Teva, and the impact that these limits may have on the trading price of Teva ADSs following the announcement and the effective time of the merger. The board of directors also considered, however, among other things, the fact that Teva has been listed for trading on NASDAQ for many years.

•	The fact that because only approximately 40% of the merger consideration will be in the form of Teva ADSs, Barr’s shareholders have a smaller ongoing equity participation in the combined company, including the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Teva ADSs following the merger. Barr’s board of directors considered that Barr shareholders would be able to reinvest the cash received in the merger in Teva ADSs.

•	The possibility that, notwithstanding the likelihood of the merger being completed, the merger might not be completed and the effect the resulting public announcement of termination of the merger agreement may have on:

•	The trading price of Barr’s common stock; and

•	Barr’s operating results, particularly in light of the costs incurred in connection with the transaction.

•	The risk that various provisions of the merger agreement, including the requirement that Barr must pay to Teva a break-up fee of $200 million if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, Barr from pursuing that opportunity. However, Barr’s board of directors determined that such provisions were reasonable and consistent with commercial practice and would not likely be a deterrent to a third party making an alternative proposal to acquire Barr.

•	The fact that options granted under Barr’s stock plans, including those to the executive officers and non-employee directors of Barr, will vest in full upon shareholder approval of the merger in accordance with the terms of those plans, regardless of whether the merger is consummated.

•	The possible disruption to Barr’s business that may result from the merger and the resulting distraction of the attention of Barr’s management.

•	The requirement that Barr conduct its business only in the ordinary course prior to the completion of the merger and subject to specified restrictions on the conduct of Barr’s business without Teva’s prior consent (which consent may not be unreasonably withheld, delayed or conditioned), which might delay or prevent Barr from undertaking certain business opportunities that might arise pending completion of the merger.

•	The risks related to Barr described in the section entitled “Risk Factors” beginning on page 21.

In addition, Barr’s board of directors was aware of and considered the interests that certain of its directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as shareholders of Barr generally, as described in “— Interests of Certain Persons in the Merger” which Barr’s board of directors considered as being neutral in its evaluation of the proposed merger.

Teva’s Reasons for the Merger

Strategic Rationale.  Teva believes the acquisition of Barr will significantly enhance Teva’s position as the global leader in development, production and sale of generic drugs. The combination of the businesses of Teva and Barr will create a larger, more robust global platform that will enable Teva to increase the efficiency of its research and development, manufacturing, legal, marketing, and distribution capabilities. In response to the ongoing global trend of consolidation among the purchasers of pharmaceutical products, the transaction will also provide the most comprehensive “big-to-big” value to Teva’s largest customers in many of the world’s most significant markets.

Key aspects of the strategic benefits of the merger include the following:

•	Strengthens Teva’s U.S. Market Leadership. The merger will significantly expand Teva’s share in the market for generic drugs in the United States, the world’s largest pharmaceutical market, from approximately 18% to approximately 24%. As part of its internal strategic planning process, Teva identified a larger generic market share in the United States as a key goal. The acquisition of Barr will go a long way to meet Teva’s strategic objective in this regard.

•	Strengthens Teva’s Position in Key European Markets. The combination of Barr’s businesses in Europe, particularly in Germany, Poland and Russia, with Teva’s existing operations in those countries, will enable Teva to significantly increase its market penetration in these important markets for generic drugs. In addition, Barr’s presence in Eastern European countries, which is largely complementary to that of Teva, will further broaden the geographic scope of Teva’s operations in Central and Eastern Europe.

•	Deepens Generic Product Line and Pipeline. The existing generic product lines of the two companies are largely complementary. As a result, the combination of the two companies will allow Teva to offer its customers an even broader line of products. Following consummation of the transaction, Teva estimates that it will have more than 200 abbreviated new drug applications, or ANDAs, pending before the FDA, of which approximately 70 are believed to be first-to-file Paragraph IV patent challenges.

•	Provides a New Specialty Pharmaceutical Business. The merger will provide Teva with a presence in women’s health products, where Barr has established a collection of strong branded products as well as generic drugs. Women’s health represents a new and attractive pharmaceutical business to Teva, which, when added to Teva’s historic focus on innovative neurological products and its platform of specialty respiratory products, will further diversify and add balance to Teva’s business model.

•	Enhances Research Platform for Biologicals. Although the regulatory pathways for such products have yet to be developed in many jurisdictions, most notably in the U.S., Teva has already devoted substantial resources to the development of its capabilities in producing biotechnology-based products to be sold as generics, or “bio-similars”. Earlier in 2008, in connection with this strategic objective, Teva acquired CoGenesys, Inc., now known as Teva Biopharmaceuticals USA, Inc. Barr has also devoted significant resources to similar efforts and the merger will facilitate the combination of the best targets and efforts of both companies.

Financial Benefits.  Teva anticipates that the merger will provide substantial opportunities for both cost and revenue synergies in the combination of the two businesses. Such synergies are expected to come from efficiencies in manufacturing and the integration of Barr’s manufacturing operations into Teva’s global supply chain, savings in sales, general and administrative expenditures and research and development expenses due to a consolidation of operations, and opportunities for significant cost reductions in the cost of goods sold due to vertical integration and economies of scale in raw materials sourcing. Offering a broader portfolio of products to customers, and merging complementary systems of distribution, are also expected to provide enhanced opportunities for revenue growth.

Opinion of Barr’s Financial Advisor

Barr has retained Banc of America Securities to act as Barr’s financial advisor in connection with the merger. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Barr selected Banc of America Securities to act as Barr’s financial advisor in connection with the merger on the basis of Banc of America Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Barr, Teva and their respective business.

On July 17, 2008, at a meeting of Barr’s board of directors held to evaluate the merger, Banc of America Securities delivered to Barr’s board of directors an opinion to the effect that, as of July 17, 2008 and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Barr common stock was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities’ written opinion to Barr’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to Barr’s board of directors for the benefit and use of Barr’s board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger.

In connection with rendering its opinion, Banc of America Securities:

•	reviewed certain publicly available business and financial information relating to Barr and Teva;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Barr furnished to or discussed with Banc of America Securities by Barr’s management, including certain financial forecasts relating to Barr prepared by Barr’s management both with and without giving effect to the potential impact of successful legal challenges by Barr with respect to the patents of selected third party brand products, which forecasts are referred to in this proxy statement/prospectus as the Barr forecasts;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Teva furnished to or discussed with Banc of America Securities by Teva’s management, including certain financial forecasts relating to Teva prepared by Teva’s management, which forecasts are referred to in this proxy statement/prospectus as the Teva forecasts;

•	discussed the past and current business, operations, financial condition and prospects of Barr with members of Barr’s senior management, and discussed the past and current business, operations, financial condition and prospects of Teva with members of senior managements of Barr and Teva;

•	discussed with senior managements of Barr and Teva their assessments as to the products and product candidates of Barr and Teva, including, without limitation, the probability of successful testing, development and marketing and approval by appropriate governmental authorities of, and the potential impact of competition on, such products and product candidates;

•	reviewed the potential pro forma financial impact of the merger on Teva’s future financial performance, including the potential effect on Teva’s estimated earnings per share;

•	reviewed the trading histories for Barr common stock and Teva ADSs and a comparison of such trading histories;

•	compared certain financial and stock market information of Barr and Teva with similar information of other companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions Banc of America Securities deemed relevant;

•	reviewed the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Banc of America Securities and relied upon the assurances of the managements of Barr and Teva that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Barr forecasts, Banc of America Securities was advised by Barr, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Barr’s management as to Barr’s future financial performance both with and without giving effect to the potential impact of successful legal challenges by Barr with respect to the patents of selected third party brand products. With respect to the Teva forecasts, Banc of America Securities was advised by Teva, and assumed, with Barr’s consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Teva’s management as to Teva’s future financial performance.

Banc of America Securities relied, at Barr’s direction, upon the assessments of senior managements of Barr and Teva as to the products and product candidates of Barr and Teva, including, without limitation, the probability of successful testing, development and marketing and approval by appropriate governmental authorities of, and the potential impact of competition on, such products and product candidates. Banc of America Securities did not make, and was not provided with, any independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Barr or Teva, nor did Banc of America Securities make any physical inspection of the properties or assets of Barr or Teva. Banc of America Securities did not evaluate the solvency of Barr or Teva under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Banc of America Securities assumed, at Barr’s direction, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on Barr, Teva or the contemplated benefits of the merger. Banc of America Securities also assumed, at Barr’s direction, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Banc of America Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or the merger consideration. Banc of America Securities was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Barr or any alternative transaction. Banc of America Securities’ opinion was limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Barr common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of Barr. In addition, no opinion or view was expressed with respect to the fairness of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Barr or in which Barr might engage or as to the underlying business decision of Barr to proceed with or effect the Merger. Banc of America Securities expressed no opinion as to what the value of Teva ADSs actually would be when issued or the prices at which Teva ADSs or Barr common stock would trade at any time. In addition, Banc of America Securities expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger. Except as described above, Barr imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and Banc of America Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Banc of America Securities’ opinion was approved by Banc of America Securities’ fairness opinion review committee.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to Barr’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities. For purposes of the “Barr Financial Analyses” summarized below, the “implied per share merger consideration value” refers to the $66.50 implied per share value of the merger consideration based on the per share cash portion of the merger consideration of $39.90 and the implied per share value of the stock portion of the merger consideration based on the merger exchange ratio of 0.6272 of a Teva ADS and the closing price of Teva ADSs on July 16, 2008. Earnings per share, commonly referred to as EPS, and net income data of Barr prepared by Barr’s management and utilized in the “Barr Financial Analyses” summarized below reflected an adjustment to add back amortization expense relating to certain intangibles identified by Barr’s management.

Barr Financial Analyses

Selected Publicly Traded Companies Analysis.  Banc of America Securities reviewed publicly available financial and stock market information for Barr and the following 10 selected publicly traded companies in the generic pharmaceuticals industry, consisting of five companies based primarily in the United States and five companies based primarily in the European Union:

United States Companies	European Union Companies

• K-V Pharmaceutical Company	• Gedeon Richter Plc
• Mylan Inc.	• Hikma Pharmaceuticals PLC
• Par Pharmaceutical Companies, Inc.	• KRKA d.d., Novo mesto
• Teva	• STADA Arzneimittel AG
• Watson Pharmaceuticals, Inc.	• Zentiva N.V.

Banc of America Securities reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 16, 2008, plus total debt, minority interests and preferred stock, less cash and cash equivalents, as a multiple of calendar years 2008 and 2009 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Banc of America Securities also reviewed per share equity values, based on closing stock prices on July 16, 2008, of the selected publicly traded companies as a multiple of calendar years 2008, 2009 and 2010 estimated EPS. Banc of America Securities then applied a range of selected multiples of calendar years 2008 and 2009 estimated EBITDA and calendar years 2008, 2009 and 2010 estimated EPS derived from the selected publicly traded companies for which information was publicly available to corresponding data of Barr (which data, in the case of calendar year 2009, were adjusted to exclude non-recurring future cash flows attributable to Barr’s generic version of Adderall XR®), both with and without giving effect to the potential impact of successful legal challenges by Barr with respect to the patents of selected third party brand products. In deriving implied per share equity reference ranges for Barr based on this analysis, Banc of America Securities also calculated the estimated net present value, using a discount rate of 9.25%, of estimated non-recurring future cash flows attributable to Barr’s generic version of Adderall XR® that were forecasted to be generated in calendar year 2009. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates or, in the case of Teva, the Teva forecasts. Estimated financial data of Barr were based on the Barr forecasts. This analysis indicated the following implied per share equity reference ranges for Barr, as compared to the implied per share merger consideration value:

Implied per Share Equity			Implied per Share
Reference Ranges for Barr			Merger Consideration Value
	Including Successful	Excluding Successful
	Patent Challenges	Patent Challenges

2008E EBITDA	$38 - $60	$37 - $59	$66.50
2009E EBITDA	$37 - $68	$35 - $59
2008E EPS	$38 - $53	$38 - $52
2009E EPS	$46 - $60	$43 - $55
2010E EPS	$52 - $78	$41 - $62

No company used in this analysis is identical to Barr. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Barr was compared.

Selected Precedent Transactions Analysis.  Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following 17 selected transactions involving companies in the generic pharmaceuticals industry:

Announcement
Date	Acquiror	Acquired Company

• 7/7/08	• Fresenius SE	• APP Pharmaceuticals, Inc.
• 6/17/08	• Sanofi-Aventis	• Zentiva N.V.
• 11/15/07	• Gedeon Richter Plc	• Polpharma S.A.
• 5/18/07	• Sun Pharmaceutical Industries Ltd.	• Taro Pharmaceutical Industries Ltd.
• 5/12/07	• Mylan Inc.	• Merck KgGA (Generic Unit)
• 5/10/07	• Novator Partners LLP	• Actavis Group hf.
• 8/28/06	• Mylan Inc.	• Matrix Laboratories Limited
• 6/27/06	• Barr	• PLIVA d.d.
• 3/13/06	• Watson Pharmaceuticals, Inc.	• Andrx Corporation
• 10/16/05	• Actavis Group hf.	• Alpharma Inc.
• 7/25/05	• Teva	• IVAX Corporation
• 2/21/05	• Novartis AG	• Hexal AG
• 2/21/05	• Novartis AG	• Eon Labs, Inc.
• 11/12/04	• Perrigo Company	• Agis Industries (1983) Ltd.
• 4/13/04	• IVAX Corporation	• Polfa Kutno S.A.
• 10/31/03	• Teva	• SICOR Inc.
• 8/29/02	• Novartis AG	• Lek Pharmaceuticals d.d.

Banc of America Securities reviewed, among other things, transaction values, calculated as the equity value implied for the acquired company based on the consideration payable in the selected transaction, as a multiple of one-year forward, two-year forward and three-year forward estimated net income to the extent such financial data were publicly available at the time of announcement of the relevant transaction. Banc of America Securities then applied a range of selected multiples of one-year forward, two-year forward and three-year forward net income derived from the selected transactions to corresponding data of Barr (which data, in the case of calendar year 2009, were adjusted to exclude non-recurring future cash flows attributable to Barr’s generic version of Adderall XR®), both with and without giving effect to the potential impact of successful legal challenges by Barr with respect to the patents of selected third party brand products. In deriving implied per share equity reference ranges for Barr based on this analysis, Banc of America Securities also calculated the estimated net present value, using a discount rate of 9.25%, of estimated non-recurring future cash flows attributable to Barr’s generic version of Adderall XR® that were forecasted to be generated in calendar year 2009. Estimated financial data of Barr were based on the Barr forecasts. This analysis indicated the following implied per share equity reference ranges for Barr, as compared to the implied per share merger consideration value:

Implied per Share Equity			Implied per Share
Reference Ranges for Barr			Merger Consideration Value
	Including Successful	Excluding Successful
	Patent Challenges	Patent Challenges

FY + 1 Net Income	$56 - $77	$55 - $76
FY + 2 Net Income	$66 - $88	$61 - $81	$66.50
FY + 3 Net Income	$75 - $115	$60 - $92

No company, business or transaction used in this analysis is identical to Barr or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Barr and the merger were compared.

Discounted Cash Flow Analysis.  Banc of America Securities performed a discounted cash flow analysis of Barr to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Barr was forecasted to generate during the last six months of calendar year 2008 through the full calendar year 2012 based on the Barr forecasts without giving effect to the potential impact of successful legal challenges by Barr with respect to the patents of selected third party brand products. Banc of America Securities calculated terminal values for Barr by applying perpetuity growth rates ranging from 1.0% to 3.0% to Barr’s calendar year 2012 estimated unlevered, after-tax free cash flow. The cash flows and terminal values were then discounted to present value as of June 30, 2008 using discount rates ranging from 8.5% to 10.0%. This analysis indicated the following implied per share equity reference range for Barr, as compared to the implied per share merger consideration value:

Implied per Share Equity	Implied per Share
Reference Range for Barr	Merger Consideration Value

$52-$88	$66.50

Teva Financial Analysis

Selected Publicly Traded Companies Analysis.  Banc of America Securities reviewed publicly available financial and stock market information for Teva and the selected companies referred to above under “Barr Financial Analyses — Selected Publicly Traded Companies Analysis” (which, for the purposes of this analysis, included Barr). Banc of America Securities reviewed enterprise values of the selected publicly traded companies as a multiple of calendar year 2008 and 2009 estimated EBITDA. Banc of America Securities also reviewed per share equity values of the selected publicly traded companies as a multiple of calendar years 2008, 2009 and 2010 estimated EPS. Banc of America Securities then compared these multiples derived for the selected publicly traded companies for which information was publicly available with corresponding multiples for Teva. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates. Estimated financial data of Teva were based both on the Teva forecasts and publicly available research analysts’ estimates, referred to as Wall Street estimates. This analysis indicated the following implied high, median and low multiples for Barr and the selected publicly traded companies primarily based in the United States and implied high, median and low multiples for the selected publicly traded companies primarily based in the European Union (excluding, in the case of the calculation of median multiples, Zentiva N.V. because of its pending transaction with Sanofi Aventis announced on June 17, 2008), as compared to corresponding multiples for Teva based on the Teva forecasts and Wall Street estimates:

	Implied Multiples for						Implied Multiples for
	Barr and Selected						Selected European						Implied Multiples
	U.S. Companies						Union Companies						for Teva Based on:
													Teva		Wall Street
	High		Median		Low		High		Median		Low		Forecasts		Estimates

Enterprise Value as Multiple of EBITDA:
Calendar Year 2008	10.9	x	8.6	x	5.2	x	15.8	x	10.2	x	9.4	x	11.9	x	11.9	x
Calendar Year 2009	8.6	x	7.4	x	6.3	x	11.5	x	9.6	x	8.5	x	10.6	x	10.5	x

Closing Stock Price as Multiple of EPS:
Calendar Year 2008	24.8	x	16.7	x	11.4	x	24.2	x	16.9	x	14.2	x	16.2	x	15.6	x
Calendar Year 2009	15.4	x	13.0	x	11.9	x	18.9	x	14.5	x	11.0	x	14.1	x	14.0	x
Calendar Year 2010	14.1	x	12.0	x	8.4	x	15.5	x	12.7	x	9.3	x	10.9	x	11.8	x

No company used in this analysis is identical to Teva. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Teva was compared.

Pro Forma Accretion/Dilution Analysis

Banc of America Securities reviewed the potential pro forma financial impact of the merger, before taking into account potential synergies, if any, on Teva’s calendar years 2008 and 2009 estimated EPS before and after adjustment to add back amortization expense relating to certain intangibles identified by Barr’s management and merger-related amortization expense, referred to as GAAP EPS and non-GAAP EPS, respectively, in each case with and without giving effect to the potential impact of successful legal challenges by Barr with respect to the patents of selected third party brand products. Estimated financial data of Teva were based on the Teva forecasts, and estimated financial data of Barr were based on the Barr forecasts. This analysis indicated that:

•	giving effect to the potential impact of successful legal challenges referred to above, the merger could be dilutive to Teva’s estimated GAAP EPS for calendar year 2009, and accretive to Teva’s estimated GAAP EPS for calendar year 2010 and Teva’s estimated non-GAAP EPS for calendar years 2009 and 2010; and

•	without giving effect to the potential impact of successful legal challenges referred to above, the merger could be dilutive to Teva’s estimated GAAP EPS for calendars year 2009 and 2010, and accretive to Teva’s estimated non-GAAP EPS for calendar years 2009 and 2010.

The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to Barr’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Barr and Teva. The estimates of the future performance of Barr and Teva in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness, from a financial point of view, of the per share merger consideration and were provided to Barr’s board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of Barr or Teva.

The type and amount of consideration payable in the merger was determined through negotiations between Barr and Teva, rather than by any financial advisor, and was approved by Barr’s board of directors. The decision to enter into the merger agreement was solely that of Barr’s board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by Barr’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Barr’s board of directors or management with respect to the merger or the per share merger consideration.

Barr has agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee currently estimated to be approximately $40 million, a portion of which was payable upon the rendering of Banc of America Securities’ opinion and a significant portion of which is contingent upon the completion of the merger. Barr also has agreed to reimburse Banc of America Securities for reasonable expenses, including reasonable fees and disbursements of Banc of America Securities’ counsel, incurred in connection with Banc of America Securities’ engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade the debt, equity or other securities or financial instruments (including bank loans or other obligations) of Barr, Teva and certain of their respective affiliates, for its own account or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or financial instruments.

Banc of America Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Barr and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administration agent, book manager, arranger and lender for certain credit facilities of Barr and certain of its affiliates, (ii) having acted as financial advisor to Barr in connection with an acquisition transaction and (iii) having provided or providing certain derivatives and foreign exchange trading services to Barr and certain of its affiliates.

In addition, Banc of America Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Teva and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as manager for a debt offering of Teva and (ii) having provided or providing certain treasury management and trading services to Teva and certain of its affiliates.

Financial Projections

Barr does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Barr has prepared the prospective financial information set forth below in connection with the merger. Barr has included certain financial projections in this proxy statement/prospectus to provide its shareholders access to certain nonpublic financial projections provided to Barr’s board of directors, Teva and Banc of America Securities in connection with the merger. Prior to signing the merger agreement Barr only provided Teva with projections with respect to the 2008, 2009 and 2010 fiscal years. Projections with respect to fiscal years 2008, 2009, 2010, 2011 and 2012 were provided to Barr’s board of directors and financial advisor. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Barr’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The inclusion of this information should not be regarded as an indication that Barr’s board of directors or Teva or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

Neither Barr’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The following table presents selected projected financial data for the fiscal years ended December 31 of the years indicated. The projections were prepared in May 2008 for 2008, 2009 and 2010 and the projections for 2011 and 2012 were prepared in July 2008 and do not take into account any circumstances, events or accounting pronouncements occurring after the date they were prepared.

	For the Year Ending December 31,
	2008	2009	2010	2011	2012
	($ in millions)

Revenues	$2,830.2	$3,407.7	$3,432.2	$3,855.4	$3,985.3
EBIT	$434.7	$677.0	$692.1	$820.5	$856.3
% Margin	15.4%	19.9%	20.2%	21.3%	21.5%
EBITDA(a)	$790.9	$1,013.9	$1,029.1	$1,156.6	$1,192.1
% Margin	27.9%	29.8%	30.0%	30.0%	29.9%

(a)	Barr excludes stock compensation expense in calculating EBITDA.

The projections set forth above reflect a number of assumptions, including the treatment of certain pending patent challenges, which may cause these projections to vary significantly from actual financial results. See “Special Note Concerning Forward-Looking Statements.”

While the summary financial projections set forth above were prepared in good faith by members of Barr’s management, no assurance can be given regarding future events, many of which are beyond Barr’s control. Therefore, these financial projections may not be predictive of actual future operating results and this information should not be relied on as such. The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, competitive, regulatory, market and financial conditions, as well as matters specific to Barr’s business, many of which are beyond Barr’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The projections cover multiple years and such information by its nature becomes more speculative with each successive year. Barr has made publicly available its actual results of operations for the year ended December 31, 2007. Barr shareholders should review Barr’s Annual Report on Form 10-K for the year ended December 31, 2007 to obtain this information. See “Where You Can Find More Information.” Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the projections set forth above.

Neither Barr’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Barr does not intend to update or otherwise revise these projections to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent events even in the event that any or all of the underlying assumptions are no longer appropriate.

Interests of Certain Persons in the Merger

Certain executive officers and directors of Barr have interests in the merger agreement and the merger that are different from and in addition to your interests as a shareholder. Specifically, Barr’s directors were granted stock options that will vest in connection with the approval of the merger agreement. Also, certain of Barr’s executive officers are parties to individual employment agreements that contain severance provisions and, prior to the merger negotiations with Teva leading to the execution of the merger agreement, were granted stock options and stock appreciation rights that will vest in connection with the approval of the merger agreement. Each of Barr’s executive officers participates in a bonus plan that provides for potential acceleration of annual bonus payments in connection with the approval or, in the case of one executive officer, consummation of the merger. The board of directors of Barr was aware of and considered these interests when it considered and approved the merger agreement and the merger.

Employment Agreements.  Barr is a party to employment agreements with Messrs. Downey, Wilkinson, Bogda, Killion, Kirk, Sawyer and McKee and Mses. Mundkur and Greenman, referred to in this proxy statement/prospectus as the “executive employment agreements,” which provide for severance benefits upon certain terminations of employment. Although the severance benefits provided under these executive employment agreements are not expressly tied to the occurrence of a “change in control” of Barr, the consummation of the merger will constitute “good reason” (as defined in each executive employment agreement) for the purposes of the executive employment agreements, which will enable each executive to resign after the consummation of the merger and trigger the severance payments and benefits set forth in the executive employment agreements. Specifically, the executive employment agreements provide that if an executive terminates his or her employment for good reason, including a change in control, or is terminated by Barr without “good cause” (as defined in the executive employment agreements), he or she will generally be entitled to the following severance benefits:

•	A lump sum payment equal to the sum of the executive’s highest base salary and the executive’s “applicable average bonus” (as defined below), multiplied by a specified number of years. This multiple is 3.0 years in the case of Mr. Downey, Mr. Wilkinson, and Ms. Mundkur; 2.5 years in the case of Mr. Bogda; 2.0 years in the case of Ms. Greenman, Messrs. Killion, Kirk, Sawyer and McKee;

•	A pro rata amount of the executive’s “applicable average bonus” (as defined below) for the fiscal year in which the termination of employment occurs;

•	The executive’s annual bonus for the fiscal year preceding the fiscal year in which the termination occurs, if unpaid at the time of termination; and

•	Continuation of group health plan benefits for a period of between 24 to 36 months. These terms are 36 months in the case of Mr. Downey, Mr. Wilkinson, and Ms. Mundkur; 30 months in the case of Mr. Bogda; and 24 months in the case of Ms. Greenman, Messrs. Killion, Kirk, Sawyer and McKee. Following the conclusion of his 36-month benefits continuation period, Mr. Downey and his spouse are also entitled to continued medical benefits until they each attain the age of 65 (with a “gross up” payment in order to cover any taxes on such benefits), and Mr. Downey is entitled to continued use of an office and secretarial support for up to 8 years following a qualifying termination of employment.

Ms. Greenman’s executive employment agreement also provides for the payment of $50,000 in sign-on bonus amounts in July 2009, which payment will be accelerated in the event of a qualifying termination of employment as described above.

The “applicable average bonus” is the highest of (1) the average annualized bonus awarded to the executive during the three-year period immediately preceding the executive’s termination; (2) the average annualized bonus awarded to the executive during the three fiscal years of Barr that precede the fiscal year in which the executive’s termination occurs; or (3) the executive’s target annual bonus for the fiscal year in which the termination occurs.

In the event that the amounts payable to the executive officers under the executive employment agreements trigger any excise tax under Section 4999 of the Internal Revenue Code (the “Code”), the agreements also provide that “gross-up” payments will be made to the executives in order to cover such tax liability. However, if it is determined that none of the amounts would be subject to such excise tax if the total amounts were reduced by $50,000 or less (for Mr. Downey) or by $25,000 or less (for each of Messrs. Wilkinson, Bogda, Killion, Kirk, Sawyer and McKee and Mses. Mundkur and Greenman), then the total payments will be reduced by the smallest amount necessary to ensure that none of the payments will be subject to such excise tax. The executive employment agreements also provide that, following a change in control, if any payment made pursuant to the agreement causes the executive (or his or her beneficiaries) to incur any penalty tax under Section 409A of the Code (including interest or penalties imposed with respect to such penalty tax), then the executive (or his or her beneficiaries) will be entitled to receive an additional payment equal to the amount incurred due to the application of Section 409A of the Code, on a fully grossed-up basis.

Mr. Cović, one of Barr’s executive officers, is party to an employment agreement which does not contain any provisions which would be triggered or accelerated in connection with the merger.

Executive Officer Incentive Plan.  The executive officers of Barr (other than as noted below), also participate in an executive officer incentive plan. Upon the approval by shareholders of the merger agreement, awards under the executive officer incentive plan will be determined and paid as follows: (i) the awards will be calculated and paid as of the date on which the stockholders approve the merger agreement and (ii) after the actual end of the plan year in which the merger or approval of the merger occurs, as applicable, Barr shall redetermine the award payments based on the entire plan year, and the excess, if any, of the award payable based on the redetermined formula over the amount actually paid will be paid to the executive (with the executive having no repayment obligation if he or she was overpaid).

Management Incentive Plan.  One executive officer participates in a management incentive plan. Upon the consummation of the merger, awards under the management incentive plan will be determined and paid as follows: (i) the awards will be calculated and paid as of the effective time of the merger and (ii) after the actual end of the plan year in which the merger or approval of the merger occurs, as applicable, Barr shall redetermine the award payments based on the entire plan year, and the excess, if any, of the award payable based on the redetermined formula over the amount actually paid will be paid to the executive (with the executive having no repayment obligation if he or she was overpaid).

Potential Payments Upon Termination Due to Change in Control.  The following chart sets forth the cash severance pay payable upon a qualifying termination of employment within two years of a change of control with respect to Barr’s current executive officers:

			Other Health,
			Welfare and
	Cash		Non Qualified
	Severance	Continuation	Deferred
	(Base &	of Medical	Compensation	Excise Tax	Total
	Bonus)(1)	Plans(2)	Plan(3)	Gross-Up(4)	Payments(5)

Downey	$7,875,000	$38,516	$750	—	$7,914,266
Wilkinson	$3,187,500	$38,516	$83,443	$1,472,002	$4,781,461
Cović	$1,735,654	—	—	N/A	$1,735,654
McKee	$1,800,000	$25,678	$500	—	$1,826,178
Killion	$1,725,000	$1,680	$500	—	$1,727,180
Mundkur	$3,150,000	$28,080	$750	—	$3,178,830
Bogda	$2,475,000	$32,097	$625	$1,081,557	$3,589,279
Sawyer	$1,425,000	$25,678	$500	—	$1,451,178
Greenman(6)	$1,487,500	$18,720	$38,635	$779,757	$2,324,612
Kirk	$910,000	$25,678	$1,091	$435,261	$1,372,030

(1)	Cash severance (base and bonus) — These values were calculated based on each executive officer’s highest base salary and the higher of his or her 2008 target bonus or three year average bonus (calculated using actual bonus amounts from 2006 and 2007, and target bonus amounts from 2008). These calculations include amounts payable pursuant to the Executive Officer and Management Incentive Plans.

(2)	Medical plans and life insurance — The values set forth in this column are based on monthly Medical and Dental Premiums of $1,070 for Messrs. Downey, Wilkinson, McKee, Bogda, Sawyer and Kirk, $780 for Mses. Mundkur and Greenman and $70 for Mr. Killion.

(3)	Other Health, Welfare, Benefit and Non Qualified Deferred Compensation Plan — For Mr. Wilkinson and Ms. Greenman the $83,443 and $38,635, respectively, reflect accelerated vesting of employer matching contributions under the Excess 401K Plan. As discussed above, Mr. Downey is entitled to retiree medical coverage which was not valued for purposes of this analysis. At December 31, 2007 the cash value (not present or actuarial value) of this coverage was estimated to be $106,611 (which includes a gross-up payment for federal, state and Medicare taxes).

The values disclosed reflect a premium for supplemental medical reimbursement insurance coverage for up to $100,000 in medical expenses incurred by each executive per year but not otherwise covered under Barr’s group medical plan. Pursuant to the policy providing such coverage, Barr is financially responsible for an aggregate amount of executive out-of-pocket medial expense claims per calendar year currently equal to $6,875 times the number of executives insured under the program (currently approximately 50 executives). After Barr has paid this maximum aggregate annual amount, the insurer will reimburse Barr for all eligible additional executive out-of-pocket medical expense claims incurred.

(4)	Excise Tax Gross-Up — Represents the estimated gross up payments to executives for termination after a Change in Control if the safe harbor amount under Section 280G of the Internal Revenue Code is exceeded. The value of unvested equity awards that will accelerate in connection with the merger are not reflected in this table, but have been taken into account in the calculation of excise tax gross up.

(5)	The values disclosed reflect the estimated total amounts payable to all executive in the event of a termination on December 31, 2008 after a change in control, but does not include the amounts payable in respect of equity awards in connection with the merger, discussed below.

(6)	The $50,000 of unpaid sign-on bonus amount to be earned in July 2009 but whose payment may be accelerated were included for purposes of determining the excise gross-up, but the payment has not included in the cash severance values shown.

In addition, some of the directors and executive officers of Barr may sell their shares of Barr stock for tax and other reasons following the filing of this proxy statement/prospectus and prior to the completion of the merger.

Option and Stock Appreciation Rights Vesting.  Pursuant to the merger agreement, Barr will take all action necessary or appropriate to provide that each outstanding and unvested option to acquire Barr common stock issued under Barr option plans will become fully vested as of the consummation of the merger. However, options granted under Barr’s stock plans, including those to the executive officers and non-employee directors of Barr, will vest in full upon shareholder approval of the merger in accordance with the terms of those plans. Accordingly, executive officers and directors of Barr would be able to exercise their options and, subject to Barr’s policies and applicable securities laws, sell shares of Barr common stock currently subject to stock options. As of the Barr record date for the special meeting,           shares of Barr common stock were issuable to executive officers and directors of Barr upon the exercise of outstanding options granted to those executive officers and directors of Barr, including options to purchase approximately           shares of Barr common stock which will vest upon Barr shareholder approval of the merger. Additionally, as of the Barr record date for the special meeting, executive officers and directors of Barr hold stock appreciation rights covering           shares of Barr common stock, including stock appreciation rights covering approximately           shares of Barr common stock which will vest upon Barr shareholder approval of the merger. Each outstanding option to acquire shares of Barr common stock and each stock appreciation right granted on Barr common stock (other than any options held by non-employee members of Barr’s board of directors), will, as of the consummation of the merger, be canceled by Barr, and the holder of each canceled option or stock appreciation right will be entitled to receive from Teva or the surviving corporation, as applicable, an amount equal to the product of the excess, if any, of $66.50 over the exercise price per share of Barr common stock, multiplied by the total number of shares of common stock subject to such award.

The following table summarizes the vested and unvested options held by Barr’s executive officers as of August 31, 2008 and the consideration each of them will receive pursuant to the merger agreement in connection with the cancellation of their options.

	Vested Options/SARs			Unvested Options/SARs
		Weighted			Weighted
	No. of	Average		No. of	Average
	Underlying	Exercise		Underlying	Exercise		Total
	Shares	Price	Value	Shares	Price	Value	Value

Downey	1,258,696	$33.47	$41,569,752	250,000	$49.19	$4,327,500	$45,897,252
Wilkinson	72,000	$57.28	$665,020	159,000	$54.97	$1,835,840	$2,500,860
Cović	10,000	$46.92	$195,800	57,500	$48.42	$1,039,600	$1,235,400
McKee	234,747	$40.37	$6,132,907	115,000	$50.35	$1,856,900	$7,989,807
Killion	202,500	$39.89	$5,387,731	85,000	$50.75	$1,338,500	$6,726,231
Mundkur	179,865	$40.18	$4,733,637	115,000	$50.35	$1,856,900	$6,590,537
Bogda	154,029	$42.79	$3,651,375	115,000	$50.35	$1,856,900	$5,508,275
Sawyer	89,488	$42.46	$2,151,394	59,000	$49.32	$1,013,520	$3,164,914
Greenman	10,000	$51.88	$146,200	65,000	$50.04	$1,070,000	$1,216,200
Kirk	24,500	$46.53	$489,370	43,000	$49.22	$742,980	$1,232,350

Each outstanding option to acquire shares of Barr common stock that is held by any non-employee member of Barr’s board of directors shall be assumed by Teva and converted into an option to acquire Teva ADSs at the effective time of the merger, based upon a formula provided in the merger agreement. The following table sets forth the number of vested and unvested stock options held by each non-employee member of Barr’s board of directors.

	Vested Options		Unvested Options
		Weighted		Weighted
	No. of	Average	No. of	Average
	Underlying	Exercise	Underlying	Exercise
	Shares	Price	Shares	Price

Chefitz	77,500	$41.15	10,000	$39.76
Frankovic	74,375	$41.46	10,000	$39.76
Gilmore	94,375	$38.95	10,000	$39.76
Seaver	94,375	$39.82	10,000	$39.76
Stephan	111,250	$34.28	10,000	$39.76

For a more complete discussion of the conversion of options and stock appreciation rights, please refer to the section below entitled “— Treatment of Barr Stock Options and Stock Appreciation Rights.”

Officer Positions.  Pursuant to the merger agreement, Teva has agreed to cause the surviving corporation to assume the obligations under the employment agreements and change of control employment agreements to which Barr is a party.

Continued Director and Officer Indemnification.  Pursuant to the merger agreement, following the consummation of the merger, Teva will indemnify existing and former directors, officers and employees of Barr to the fullest extent permitted by law for claims arising from facts or events that occurred on or prior to the consummation of the merger. In addition, Teva will, for a period of six years following the merger, cause Boron Acquisition Corp., the surviving corporation in the merger, to maintain the same provisions regarding the indemnification of officers, directors and employees currently contained in Barr’s charter documents for claims arising from facts or events that occurred on or prior to the consummation of the merger.

Manner and Procedure for Exchanging Shares of Barr Common Stock; No Fractional ADSs

The conversion of Barr common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger,

Teva’s exchange agent will send a letter of transmittal to each former holder of record of shares of Barr common stock. The transmittal letter will contain instructions for obtaining the merger consideration, including the Teva ADSs, the cash portion of the merger consideration and cash for any fractional Teva ADSs, in exchange for shares of Barr’s common stock. Barr’s shareholders should not return stock certificates with the enclosed proxy card.

After the effective time of the merger, each certificate that previously represented shares of Barr common stock will no longer be outstanding, will be automatically canceled and will cease to exist and will represent only the right to receive the merger consideration as described above.

Until holders of certificates previously representing Barr common stock have surrendered those certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the Teva ADSs into which those shares have been converted with a record date after the effective time of the merger and will not receive cash for any fractional Teva ADSs. When holders surrender those certificates, they will receive any dividends on Teva ADSs with a record date after the effective time of the merger and a payment date on or prior to the date of surrender and any cash for fractional Teva ADSs, in each case without interest.

In the event of a transfer of ownership of Barr common stock that is not registered in Barr’s transfer agent’s records, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange pays any transfer or other taxes resulting from the payment of the merger consideration as described above to a person other than the registered holder of the certificate.

Merger Expenses, Fees and Costs

All expenses incurred in connection with the merger agreement and the related transactions will be paid by the party incurring the expense, except that Teva and Barr have agreed to share equally the costs of all filings with antitrust authorities and the costs of filing, printing and mailing Teva’s registration statement on Form F-4 of which this proxy statement/prospectus forms a part, including SEC filing fees. For a more detailed discussion regarding the allocation of expenses, you should carefully review the section entitled “The Merger Agreement — Termination and Other Fees” below.

Accounting Treatment

Teva will account for the merger under the “purchase” method of accounting in accordance with U.S. GAAP. Therefore, the total merger consideration paid by Teva, together with the direct costs of the merger, will be allocated to Barr’s tangible and intangible assets and liabilities based on their fair market values, with any excess being applicable to goodwill. The assets, liabilities and results of operations of Barr will be consolidated into the assets, liabilities and results of operations of Teva as of the closing date of the merger or within a reasonable period thereafter. The above is subject to the merger closing on or before December 31, 2008. If the transaction is not closed by December 31, 2008 the accounting rules applicable to Barr, Teva and the combined company will change and will result in significant changes to the financial statements.

In December 2007, FASB issued Statement No. 141(R), Business Combinations — revised (“SFAS 141R”). SFAS 141R will be effective for all business combinations consummated beginning January 1, 2009. This new standard could significantly change the accounting for, and reporting of, business combination transactions financial statements. The unaudited pro forma financial statements included in this proxy statement/prospectus have been prepared in accordance with Article 11 of Regulation S-X, assuming the transaction is recorded as a purchase pursuant to SFAS 141, as it has been determined that it is more likely than not that the merger will close on or prior to December 31, 2008. However, if the acquisition were to be consummated in 2009 SFAS 141R would apply and would have a material impact on the pro forma data.

Under SFAS 141R, the following items could have a material impact on accounting for the business combination: (1) the asset related to in-process research and development would be treated as an indefinite-lived intangible asset and is capitalized, but would not be subject to amortization until the associated research and development activities are either completed or abandoned. This would likely result in the pro forma balance sheet including approximately $1,400 million in additional intangible assets, which would be subject to amortization or potential impairment upon completion of the merger; (2) the purchase price paid in shares would be valued at the closing date of the transaction rather than at the announcement date, which could significantly change the purchase price and the related goodwill amounts as currently presented in the pro forma balance sheet; (3) acquisition-related costs would not be part of the purchase price allocation and, as a result, the impact to the pro forma balance sheet would be to reduce the purchase price and the related goodwill by approximately $20 million, with a corresponding decrease to retained earnings; and (4) restructuring costs would most likely be expensed as incurred.

Trading Markets

Teva ADSs received by Barr shareholders in the merger will be tradable on NASDAQ. Teva ADSs are exchangeable in accordance with the terms of Teva’s deposit agreement at any time for Teva ordinary shares. Teva ordinary shares are traded on the Tel Aviv Stock Exchange. Each Teva ADS represents one Teva ordinary share.

If the merger is completed, the Barr common stock will be delisted from the New York Stock Exchange and will no longer be registered under the Exchange Act.

Appraisal Rights

In connection with the merger, record holders of Barr common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as Section 262), as a result of completion of the merger, holders of shares of Barr common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. Barr is required to send a notice to that effect to each shareholder not less than 20 days prior to the special meeting. This proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement/prospectus as Annex C.

Shareholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions:

•	A shareholder who desires to exercise appraisal rights must (a) not vote in favor of the merger and (b) deliver a written demand for appraisal of the shareholder’s shares to the Corporate Secretary of Barr before the vote on the merger at the special meeting.

•	A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as the shareholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the shareholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

•	A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

•	Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the merger agreement at the special meeting. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The shareholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Barr of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Shareholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Barr Pharmaceuticals, Inc., 225 Summit Avenue, Montvale, New Jersey 07645, Attention: Corporate Secretary. The written demand for appraisal should specify the shareholder’s name and mailing address, the number of shares owned, and that the shareholder is demanding appraisal of his or her shares. The written demand must be received by Barr prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the shareholder must not vote its shares of common stock in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a shareholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

Within 120 days after the effective time of the merger, either the surviving corporation in the merger or any shareholder who has timely and properly demanded appraisal of such shareholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all shareholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which shareholders are entitled to appraisal rights and thereafter will appraise the shares owned by those shareholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Shareholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a shareholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any shareholder who has demanded appraisal shall have the right to withdraw such shareholder’s demand for appraisal and to accept the cash and Teva ADSs to which the shareholder is entitled pursuant to the merger. After this period, the shareholder may withdraw such shareholder’s demand for appraisal only with the consent of the surviving corporation in the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, shareholders’ rights to appraisal shall cease and all shareholders shall be entitled only to receive the cash and Teva ADSs as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any shareholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any shareholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex C. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a shareholder’s statutory appraisal rights.

Litigation Related to the Merger

In July 2008, two Barr shareholders filed separate purported class action complaints on behalf of all Barr shareholders in the Superior Court, Chancery Division, in Bergen County, New Jersey against Barr and various Barr directors and officers (one of the purported class actions suits additionally named Teva as a co-defendant). The complaints generally alleged that the defendants breached fiduciary duties owed to Barr shareholders by entering into the merger agreement. The complaints alleged, among other things, that the terms of the merger agreement deprive Barr shareholders of sufficient consideration, that efforts to attract other potential acquirers of Barr were not adequately pursued, and that the defendants did not exercise objective and independent business judgment in entering into the merger agreement. The complaints sought to enjoin the merger (or to rescind it if consummated), and requested costs and disbursements, including reasonable attorneys’ and experts’ fees.

The defendants entered into a stipulation with the plaintiffs to consolidate the two complaints and postpone defendants’ time to respond to the complaint until 30 days after the plaintiffs file an amended complaint or notify the defendants that they will not file an amended complaint. The stipulation has not yet been entered by the court.

Barr and Teva believe that the lawsuits are without merit. Additional lawsuits pertaining to the proposed merger could be filed in the future.

THE MERGER AGREEMENT

The following is a summary of material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex A. We urge you to read carefully the merger agreement in its entirety for a more complete understanding of the merger and the transactions contemplated thereby.

The summary of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of the contracts between the respective parties and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of those contracts. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.

Form of the Merger

If the holders of Barr common stock approve the merger agreement and all other conditions to the merger are satisfied or waived, Barr will be merged with and into Merger Sub, a newly formed and wholly owned subsidiary of Teva, with Merger Sub as the surviving corporation. As a result of the merger, the shares of Barr common stock will be converted into the right to receive the merger consideration described below.

Merger Consideration

Conversion of Barr Common Stock.  The merger agreement provides that each share of Barr common stock issued and outstanding immediately prior to the effective time of the merger (other than Barr common stock held by Barr or by Teva) will be converted into the right to receive (i) 0.6272 ordinary shares of Teva which will trade in the U.S. as ADSs and (ii) $39.90 in cash.

Shares Held by Barr or Teva.  Shares of Barr common stock held by Barr or by Teva will be cancelled in the merger without consideration.

Dissenting Shares.  Any shares held by a holder who has not voted in favor of the merger or consented thereto in writing and who has demanded appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into the right to receive the merger consideration.

No Fractional Teva ADSs.  Teva will not issue any fractional shares in the merger. Instead, holders of Barr common stock will receive a cash payment, which payment will represent such shareholder’s proportionate interest in the net proceeds from the sale by the exchange agent of the aggregate fractional Teva ADSs that such shareholder otherwise would be entitled to receive.

Adjustments to Prevent Dilution.  If between the date of the merger agreement and the effective time of the merger, the number of outstanding shares of Barr common stock or ordinary shares of Teva changes as a result of a stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, or if Teva changes the number of ordinary shares of Teva represented by a Teva ADS, then the merger agreement provides that the merger consideration will be equitably adjusted to provide to the holders of Barr common stock the same economic effect as contemplated by the merger agreement prior to such action.

Closing

Unless the parties agree otherwise, the closing will occur on the third business day after the satisfaction or waiver of all closing conditions. Business day under the merger agreement means Monday, Tuesday, Wednesday and Thursday of each week, other than days on which banks are required or authorized by law to close in Tel Aviv or New York City.

Effective Time

The merger will become effective on the date on which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware. The filing of the certificate of merger will take place on the date of closing.

Treatment of Barr Stock Options and Stock Appreciation Rights

Barr Stock Options and Stock Appreciation Rights.  Barr will take all actions necessary or appropriate to provide that each option to purchase Barr common stock (other than options held by any non-employee member of the Barr board of director discussed in the paragraph below) and each stock appreciation right outstanding at the effective time will be cancelled by Barr and the holder will receive from Teva in consideration for such cancellation an amount in cash determined by multiplying:

•	the excess of $66.50 over the exercise price per share of the Barr common stock subject to the option or stock appreciation right, by

•	the total number of shares of Barr common stock subject to the option or stock appreciation right.

Barr Stock Options Held by Directors.  Barr will take all actions necessary or appropriate to provide that each option to purchase Barr common stock outstanding at the effective time and held by any non-employee member of the Barr board of directors will be assumed by Teva and be converted into an option to acquire an amount of Teva ordinary shares in the form of ADSs, based upon a formula provided in the merger agreement and determined based on the value of Teva ADSs on the business day prior to closing.

Registration Statement on Form S-8.  On or prior to the effective time, Teva will file an appropriate registration statement on Form S-8, which we refer to as the registration statement on Form S-8, with respect to the offering of the Teva ADSs issuable upon exercise of the new Teva options, so that the holders of new Teva options may, subject to applicable law, freely sell the Teva ADSs issuable upon exercise of the new Teva options.

Barr Employee Stock Purchase Plan.  Promptly after the date of the merger agreement, Barr will take all actions necessary and appropriate to cause the Barr employee stock purchase plan to be modified, terminated or suspended so that no purchase of Barr common stock will occur following the earlier to occur of (i) the offering period currently in effect and (ii) the closing date.

Representations and Warranties

The merger agreement contains representations and warranties by Barr relating to a number of matters, including the following, subject to certain exceptions set forth in the merger agreement:

•	organization, valid existence, good standing, qualification to do business of Barr and its significant subsidiaries, lack of equity interest in any entity organized in Israel, and lack of Barr and its subsidiaries having an office in, having employees working in, or maintaining inventory in Israel;

•	Barr’s capital structure;

•	Barr’s corporate authorization, validity of the merger agreement and approval by Barr’s board of directors of the merger agreement;

•	the absence of governmental filings and approvals necessary to complete the merger and the absence of any conflict with Barr’s or of any of its significant subsidiaries’ organizational documents, with any agreement to which Barr or any of its subsidiaries is a party, with applicable laws and with governmental or non-governmental authorizations;

•	the documents filed with the SEC by Barr, the accuracy of information contained in such documents, the conformity with generally accepted accounting principles of Barr’s financial statements, the implementation of disclosure controls and procedures and internal control over financial reporting, disclosure of significant deficiencies and material weaknesses in internal control over financial reporting, disclosure of fraud and material changes in internal control over financial reporting and loans to executive officers or directors of Barr;

•	the accuracy of information supplied by Barr and contained in the registration statement on Form S-8, the registration statement on Form F-4 and the proxy statement/prospectus relating to the merger, and the compliance with the requirements of the securities laws of such proxy statement/prospectus to be filed with the SEC;

•	the absence of undisclosed liabilities;

•	the absence of certain adverse changes or events in Barr’s financial condition, properties, assets or results of operations;

•	the absence of material pending or threatened litigation;

•	employee benefit plans;

•	Barr’s and its subsidiaries’ compliance with foreign, federal, state and local laws, and Barr’s and its subsidiaries’ possession of all material permits and regulatory approvals necessary to conduct their business;

•	the inapplicability of anti-takeover statutes and of Barr’s organizational documents to the merger;

•	various environmental matters, including material compliance with applicable environmental laws;

•	tax matters and the payment of taxes;

•	Barr’s and its subsidiaries’ compliance with employment and labor laws and labor matters;

•	ownership, enforceability and validity of intellectual property rights;

•	title to properties;

•	Barr’s and its subsidiaries’ contracts;

•	product liability;

•	insurance coverage;

•	the vote of the shareholders of Barr required to complete the merger;

•	Barr’s lack of knowledge of any affiliate transactions;

•	broker’s and finder’s fees related to the merger; and

•	the receipt of an opinion of Barr’s financial advisor as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Barr common stock.

The merger agreement also contains representations and warranties by Teva relating to a number of matters, including the following, subject to certain exceptions set forth in the merger agreement:

•	organization, valid existence, good standing and qualification to do business of Teva, Merger Sub and Teva’s significant subsidiaries;

•	Teva’s capital structure;

•	Teva’s and Merger Sub’s corporate authorization, validity of the merger agreement and approval by Teva’s and Merger Sub’s boards of directors of the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of governmental filings and approvals necessary to complete the merger and the absence of any conflict with Teva’s, Merger Sub’s, or Teva’s significant subsidiaries’ organizational documents or with any agreement to which Teva, Merger Sub or Teva’s significant subsidiaries is a party;

•	the documents filed with the SEC by Teva, the accuracy of information contained in such documents, the conformity with generally accepted accounting principles of Teva’s financial statements and the design by Teva of a system of internal control over financial reporting;

•	the accuracy of information supplied by Teva and contained in the registration statements and proxy statement/prospectus relating to the merger, and the compliance with the requirements of the securities laws of those registration statements to be filed by Teva with the SEC;

•	the absence of undisclosed liabilities;

•	the absence of certain adverse changes or events in Teva’s financial condition, properties, assets or results of operations;

•	the absence of material pending or threatened litigation;

•	Teva’s and its subsidiaries’ compliance with pertinent foreign, federal, state and local laws, and Teva’s and its subsidiaries’ possession of all material permits and regulatory approvals necessary to conduct their business;

•	employee benefit plans;

•	tax matters and the payment of taxes;

•	ownership, enforceability and validity of intellectual property rights;

•	title to properties;

•	material contracts;

•	product liability;

•	broker’s and finder’s fees related to the merger;

•	financial capacity of Teva to perform its obligations under the merger agreement;

•	absence of any prior business activities by Merger Sub;

•	the absence of a vote requirement by the shareholders of Teva to consummate the merger; and

•	none of Teva and its subsidiaries being an interested shareholder of Barr during the previous three years.

Certain of Barr’s and Teva’s representations and warranties are qualified as to materiality or “material adverse effect.” When used with respect to Barr or Teva, “material adverse effect” means a material adverse effect on the financial condition, business, assets or results of operations of Barr or Teva and their respective subsidiaries, in each case, taken as a whole, other than any such effect resulting from or arising out of:

•	any change in law or U.S. GAAP or interpretations thereof;

•	general changes in economic or business conditions or general changes in the securities markets;

•	changes in conditions generally affecting the generic pharmaceutical industry or the pharmaceutical industry;

•	the execution, announcement and performance of the merger agreement or the consummation of the transactions contemplated thereby or any actions taken, delayed or omitted to be taken by the applicable party pursuant to and in accordance with the merger agreement or at the request of Barr, Teva or Merger Sub, as applicable;

•	any decline in the trading price or trading volume of Barr common stock or Teva ordinary shares or ADSs, as applicable; or

•	any failure to meet internal projections or forecasts or third party revenue or earnings predictions for any period by Barr or Teva, as applicable.

However, if any of the events in the first three of the six above bullet points were to have a materially disproportionate impact on Barr or Teva, as applicable, and their respective subsidiaries, in each case, taken as a whole, as compared to other companies in the pharmaceutical business, then such an event would not be excluded from the definition of material adverse effect under the merger agreement. Additionally, any event, change, development, effect or occurrence giving rise to an event described in bullet points five and six above may be the cause of, and may be deemed to be, a material adverse effect.

Covenants and Agreements

Conduct of Barr’s Business Pending the Closing of the Merger.  Barr has agreed that, from and after the date of the merger agreement until the effective time of the merger, except as contemplated or permitted by the merger agreement, as to items described in the disclosure schedules, as required by applicable law or with the prior written consent of Teva, which consent shall not be unreasonably withheld, conditioned or delayed, Barr and its subsidiaries:

•	will conduct their business only in the ordinary course and will use their respective commercially reasonable efforts to (a) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (b) maintain and keep material properties and assets in good repair and condition, (c) maintain in effect all material governmental permits under which such party currently operates and (d) take such actions as are reasonable to prosecute, maintain and enforce all of its intellectual property rights in all material respects;

•	will not amend or otherwise change its organizational documents; split, combine or reclassify Barr’s capital stock; declare, set aside or pay any dividend; or repurchase, redeem or otherwise acquire any Barr stock;

•	will not issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options or other commitments or rights to acquire, any shares of its capital stock or any other property or assets or stock appreciation rights under Barr’s option plans;

•	will not, other than in the ordinary course of business and other than transactions or one or more series of transactions, whether or not related, not in excess of $25,000,000 in the aggregate, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any other property or assets;

•	will not, other than in the ordinary course of business, make any acquisition of, or investment in, assets or stock in any transaction or any series of transactions for an aggregate purchase price or prices, including the assumption of any debt, in excess of $25,000,000 in the aggregate in any calendar year;

•	will not, other than in the ordinary course of business, in each case in a manner that is material and adverse to Barr and its subsidiaries taken as a whole, (a) modify, amend or terminate any contract that is material to Barr and its subsidiaries taken as a whole, (b) waive, release, relinquish or assign any such contract, right or claim, or (c) cancel or forgive any material indebtedness owed to Barr or any of its subsidiaries;

•	will not (a) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization, or (b) accelerate or delay collection of notes or material accounts receivable in advance of or beyond their regular due dates, other than in the ordinary course of business;

•	will not terminate, adopt or amend any compensation and benefit plans, or increase the compensation of any employees except for (a) increases to any employee who does not hold the title of senior director or above of Barr or any of its subsidiaries occurring in the ordinary course of business, (b) annual reestablishment of compensation and benefit plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees, (c) actions necessary to satisfy existing contractual obligations under compensation and benefit plans or agreements existing as of the date of the merger agreement, or (d) actions otherwise required pursuant to the merger agreement, applicable law or U.S. GAAP;

•	will maintain with financially responsible insurance companies (or through self-insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by such party in the ordinary course of business consistent with past practice;

•	will not change any accounting principle, practice or method in any material respect in a manner that is inconsistent with past practice, except in the ordinary course of business or as may be required by applicable law;

•	will (a) file all material tax returns required to be filed with any taxing authority in accordance with all applicable laws, (b) timely pay all due and payable taxes and (c) promptly notify Teva of any action, suit, proceeding, investigation, audit or claim initiated or pending against or with respect to Barr or any of its subsidiaries in respect of any tax;

•	will not make any material tax election or settle or compromise any material tax liability;

•	will not enter into any contract that purports to limit or prohibit in any respect Barr or any of its affiliates (a) from competing with any other person, (b) from acquiring any product or other asset or any services from any other person, (c) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other person or (d) from transacting business or dealing in any other manner with any other person, except such a contract that is entered into in the ordinary course of business and that does not bind any affiliates of Barr in a material and adverse manner;

•	will not consent to a settlement of, or the entry of any judgment arising from, any material litigation claim, if such settlement or judgment either requires from Barr or any of its subsidiaries a payment in an amount in excess of $10,000,000 in any calendar year or limits the ability of Barr or any of its subsidiaries to operate;

•	will not assume or guarantee any indebtedness, except for indebtedness under certain existing credit agreements;

•	will not mortgage any of Barr’s or its subsidiaries’ material assets, or create, assume or suffer to exist any material liens thereupon;

•	will not take any action that would, or would reasonably be expected to, (a) result in any of the conditions to the merger not being satisfied or (b) have a material adverse effect on the ability of a party to consummate the transactions contemplated by the merger; and

•	will not authorize or enter into an agreement to do anything prohibited by the foregoing actions.

Conduct of Teva’s Business Pending the Closing of the Merger.  Teva has agreed that, from and after the date of the merger agreement until the effective time of the merger, except as contemplated or permitted by the merger agreement, as to items described in the disclosure schedules, as required by applicable law or with the prior written consent of Barr, which consent shall not be unreasonably withheld, conditioned or delayed, Teva and its subsidiaries:

•	will conduct their business only in the ordinary course and will use their respective reasonable best efforts to (a) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (b) maintain and keep material properties and assets in good repair and condition, (c) maintain in effect all material governmental permits under which such party currently operates and (d) maintain and enforce all of its intellectual property rights;

•	will not amend or otherwise change its memorandum or articles of association or split, combine or reclassify Teva’s capital stock without adjusting the merger consideration;

•	will not and will cause any of Teva’s significant subsidiaries not to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of Teva;

•	will not declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than (a) dividends from direct or indirect wholly owned subsidiaries of Teva or any of its subsidiaries to Teva or any of its other wholly owned subsidiaries, or (b) regular quarterly dividends declared and paid in the ordinary course of business, with such increases or decreases, from time to time, in amounts that are consistent with past practice;

•	will not take any action that would, or would reasonably be expected to (a) result in any of the conditions to the merger not being satisfied or (b) have a material adverse effect on the ability of Teva or its subsidiaries to consummate the transactions contemplated by the merger agreement;

•	will not take any action to cause Teva ordinary shares to cease to be admitted to trading on the TASE or the Teva ADSs to cease to be eligible for quotation on NASDAQ; and

•	will not authorize or enter into an agreement to do anything prohibited by the foregoing actions.

Access.  Subject to applicable law, any agreement entered into prior to the merger agreement and confidentiality obligations, Barr and Teva have agreed to, and to cause their subsidiaries to, provide the other party’s representatives, during normal business hours during the period prior to the effective time of the merger, reasonable access to its officers, properties, books and records and, during such period, to each furnish promptly to the other all information concerning its business, properties, personnel and material litigation claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party.

No Solicitation.  Under the merger agreement, Barr will not, nor may Barr give permission to or authorize any of its subsidiaries or any officer or director, employee, agent or representative (including accountants, attorneys and investment bankers) of Barr or its subsidiaries to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer, with respect to:

•	any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving Barr or any of its subsidiaries;

•	any sale, lease, exchange, transfer or purchase of the assets or equity securities of Barr or any of its subsidiaries, in each case comprising 20% or more in value of Barr and its subsidiaries; or

•	any purchase or sale of, or tender offer or exchange offer for, 20% or more of the outstanding shares of Barr common stock.

We refer to any transaction described in any of the above three bullet points as an acquisition proposal.

Additionally, Barr will not, nor may Barr give permission to or authorize any of its subsidiaries or any officer or director, employee, agent or representative (including accountants, attorneys and investment bankers) of Barr or its subsidiaries to, directly or indirectly:

•	engage in any negotiations concerning, or provide any confidential information to, any person relating to a competing acquisition proposal, or otherwise knowingly facilitate any acquisition proposal;

•	withdraw or modify its approval or recommendation of the merger;

•	approve, recommend or endorse an acquisition proposal; or

•	enter into any letter of intent or similar document contemplating, or enter into any agreement with respect to an acquisition proposal;

provided, however, that at any time prior to the approval of the merger by the Barr shareholders, the board of directors of Barr may withhold, withdraw, qualify or modify its recommendation or declaration of advisability of the merger for any reason (which we refer to as a change of recommendation) if (a) Barr’s board of directors will have determined in good faith, after consultation with outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law and (b) Barr has provided Teva with at least three business days’ prior written notice of such change of recommendation. Additionally, the restrictions above do not prohibit Barr from (i) furnishing non- public information to, or negotiating with, a third party if those actions are a response to an unsolicited, bona fide written acquisition proposal from the third party, if Barr’s board of directors determines in good faith that such acquisition proposal is reasonably expected to result in a superior proposal, (ii) recommending to Barr’s shareholders that they approve, or adopting an agreement relating to, the unsolicited acquisition proposal, if Barr’s board of directors determines in good faith that such acquisition proposal is a superior proposal (iii) taking any non-appealable, final action ordered by a court of competent jurisdiction and/or (iv) making any disclosure or filing required by law.

If Barr receives an unsolicited acquisition proposal prior to the approval of the merger by the Barr shareholders and Barr’s board of directors believes in good faith that such proposal is a superior proposal and, in consultation with outside counsel, believes that failure to take action with respect to such proposal would be inconsistent with its fiduciary duties to Barr’s shareholders, Barr’s board is permitted to recommend the superior proposal to its shareholders. However, Barr must provide Teva with written notice at least three business days prior to recommending the superior proposal to its shareholders, which notice will specify the material terms and conditions of such superior proposal. For a period of at least three business days after Teva’s receipt of such notice, Barr will, if so requested by Teva, negotiate with Teva in good faith to make adjustments to the terms and conditions of the merger agreement such that the other superior proposal would no longer constitute a superior proposal.

Barr is required to advise Teva within one day of the receipt of any proposal, discussion, negotiation or inquiry with respect to any acquisition proposal. Additionally, Barr is required to immediately communicate to Teva the terms of any proposal, discussion, negotiation or inquiry which it may receive as well as the identity of the person making such proposal or inquiry or engaging in such discussion or negotiation. Barr is required to provide to Teva any material non-public information concerning Barr that it delivers to any other person that was not previously provided to Teva. Barr will keep Teva reasonably informed of the status and material terms of any such acquisition proposal, including any modifications or proposed modifications.

Barr is also required to immediately cease any existing activities, discussions or negotiations conducted up to the date of the merger agreement with any parties with respect to any acquisition proposal. In addition, Barr will promptly request that each person who has executed a confidentiality agreement in connection with such an acquisition proposal return or destroy all confidential information furnished to such person in accordance with such confidentiality agreement.

Shareholder Meeting.  The merger agreement requires Barr to take all action necessary to convene a meeting of holders of shares of Barr common stock to consider and vote upon the approval of the merger agreement and the transactions contemplated thereby as promptly as reasonably practicable after this proxy statement/prospectus is mailed to Barr’s shareholders. Except as otherwise expressly permitted under the merger agreement, the board of directors of Barr has agreed to recommend that Barr’s shareholders vote in favor of the merger agreement and the merger.

Stock Exchange Listing.  Teva has agreed to use best efforts to cause the Teva ADSs to be issued in connection with the merger and the Teva ADSs reserved for issuance upon exercise of the assumed Barr options to be approved for quotation on NASDAQ subject to official notice of issuance.

Stock Exchange De-Listing/Deregistration.  Barr has agreed to cooperate with Teva and cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE and the other exchanges on which the Barr’s common stock is listed to enable the delisting of the Barr common stock from the NYSE and the other exchanges on which the Barr common stock is listed and the deregistration of the Barr common stock under the Exchange Act as promptly as practicable after the closing.

Employee Benefits Matters.  Teva has agreed that, during the period commencing at the closing and ending on the first anniversary of closing, Teva will, or will cause Barr and its subsidiaries to:

•	maintain each Barr compensation and benefit plan (including the executive reimbursement plan) that provides current and former directors and employees of Barr and its subsidiaries who are receiving benefits under Barr’s compensation and benefit plans as of immediately prior to the closing of the merger with retirement, welfare, vacation and other fringe benefits, as applicable, with each such plan to provide such benefits, at such costs, as are no less favorable than each such plan provides immediately prior to closing of the merger;

•	maintain (a) all annual base salary and wage rates of each employee at no less than the levels in effect immediately prior to the closing of the merger, and (b) all Barr compensation and benefit plans that provide each employee with annual cash bonus opportunities that are no less favorable than those in effect immediately prior to the closing of the merger; and

•	maintain, without any amendment that may be adverse to any employee (other than as required by law), the Barr Severance Package Pay Plan for U.S. Senior Executives, the Barr Long-Term International Assignment Policy and the PLIVA Severance Pay Plan, and to honor the terms of such plans in the event that any employee’s employment is terminated in circumstances that give rise to the provision of benefits under such plans.

Additionally, Teva has agreed that, during the period commencing at the closing and ending on the second anniversary of closing, Teva will, or will cause Barr and its subsidiaries to maintain, without any amendment that may be adverse to any employee (other than as required by applicable law), the Barr Severance Pay Plan for U.S. employees and to honor the terms of such plan in the event that any employee’s employment is terminated in circumstances that give rise to the provision of benefits under such plan.

After the effective time of the merger, Teva will take into account the service by Barr employees for purposes of eligibility to participate, eligibility to commence benefits, vesting and vacation benefits and benefit accruals under plans (other than any defined benefit plan in the U.S. or otherwise required under applicable law) in which such employees participate. With respect to employees participating in the compensation and benefit plans of Barr or its subsidiaries, subject to U.S. law, Teva will cause to be waived any pre-existing condition limitations and waiting period limitations and cause to be credited any deductibles, co-payments and out of pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the plan year prior to when the employees began participating in Teva’s benefit plans.

Continued Director and Officer Indemnification.  After the consummation of the merger, Teva will indemnify certain existing and former directors, officers and employees of Barr to the fullest extent permitted under applicable law and without limiting the foregoing, as required pursuant to existing indemnity agreements of Barr. In addition, the certificate of incorporation and by-laws of the surviving corporation will include provisions for exculpation of director, officer and employee liability and indemnification on the same basis as set forth in Barr’s certificate of incorporation and bylaws in effect on the date of the merger agreement, and Teva will, for a period of six years following the merger, cause the surviving corporation to maintain in effect such provisions with respect to claims arising from facts or events that occurred at or prior to the effective time of the merger. As of the effective time of the merger, Teva will have purchased director’s and officer’s liability insurance for the Barr directors and officers for a period of six years after the consummation of the merger which provides runoff coverage in an amount at least equal to, and on terms otherwise comparable in all material respects to, that provided by Barr at the time of the execution of the merger agreement.

Non-Solicitation; No-Hire.  Teva has agreed that prior to the earlier of the closing of the merger or the termination of the merger agreement, that it will not, and will cause its subsidiaries not to, directly or indirectly solicit for employment or hire or employ or seek to entice away from Barr or any of its subsidiaries any employee of Barr or any of its subsidiaries, except through any advertisement or general solicitation that is not specifically targeted at employees of Barr and its subsidiaries.

Alternative Structure.  If Teva and Barr mutually determine that it is prudent to do so, the parties agree to cooperate in good faith to restructure the transaction as a merger of Merger Sub with and into Barr pursuant to which the separate corporate existence of Merger Sub will cease and Barr will be the surviving corporation, immediately followed by a merger of Barr, as the surviving corporation, with and into a subsidiary directly wholly owned by Teva, pursuant to which the separate corporate existence of Barr will cease with such wholly owned subsidiary of Teva being the surviving corporation.

Governmental and Regulatory Approvals

U.S. Antitrust Filing.  Teva and Barr each filed notification of the proposed transaction with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”). Each party subsequently received a request for additional information (commonly referred to as a “second request”) from the U.S. FTC in connection with the pending acquisition. The parties have been cooperating with the FTC staff since shortly after the announcement of the transaction and intend to continue to cooperate with the FTC to obtain HSR clearance as promptly as possible.

The effect of the second request is to extend the HSR waiting period until thirty days after the parties have substantially complied with the request, unless that period is terminated sooner by the FTC.

E.C. Antitrust Filing And Other Approvals.  Teva and Barr are preparing to file notification with the European Commission (“EC”). The parties are in discussions with the EC and they expect to file in the near term. Teva and Barr are also preparing filings in a limited number of other jurisdictions.

Teva and Barr have agreed to use their reasonable best efforts to obtain prompt termination of the waiting period under the HSR Act (as well as any other required waiting periods under other applicable antitrust law). If any objections are asserted by any governmental entity with respect to the merger or if any litigation or proceedings are instituted by a governmental entity challenging the merger under applicable antitrust laws, or if any order is issued enjoining the merger under applicable antitrust laws, Teva and Barr have agreed to use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed of overturned any decree, judgment, injunction or other order that is in effect and that prohibits, prevents or restricts consummation of the merger and the transactions contemplated thereby.

Each of Teva and Barr have agreed to take all actions necessary to resolve any such objections or suits so as to permit consummation of the merger and the transactions contemplated thereby, including, without limitation, selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate, divest or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate, divestiture or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits, provided that any obligation to make a divesture on the part of Barr may be conditioned upon closing of the merger.

However, neither Teva nor Barr are required to make or agree to make a divestiture or to take or agree to take any action, that, individually or together with any other such actions, would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of Barr and its subsidiaries, taken as a whole, or an effect of similar magnitude (in terms of absolute effect and not proportion) on Teva and its subsidiaries. Such material adverse effect would occur in the event that they were required to divest assets that in the aggregate generated net sales of $500 million or more during the period between July 1, 2007 to June 30, 2008, which sum would be calculated by adding the net sales for all products of Barr, Teva and their respective subsidiaries that would be required to be included in such divestiture, subject to certain exceptions.

Conditions to the Merger

The respective obligations of Barr and Teva to complete the merger are subject to the satisfaction of certain conditions.

Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of each party to complete the merger are subject to each of the following conditions being fulfilled (or waived by the parties):

•	the approval of the merger agreement and the transactions contemplated by the merger agreement by Barr’s shareholders;

•	the waiting period applicable to the merger under the HSR Act having expired or having been terminated and all required approvals by the European Commission applicable to the merger having been obtained or any applicable waiting period under applicable European and Canadian competition law or regulation, if any, having expired or been terminated;

•	all applicable foreign antitrust approvals in jurisdictions where the failure of which to obtain would, either individually or in the aggregate, have or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of Barr and its subsidiaries, taken as a whole, or an effect of similar magnitude (in terms of absolute effect and not proportion) on Teva and its subsidiaries, taken as a whole, will have been obtained;

•	the absence of any law, regulation, judgment, decree, injunction or other order that is in effect and enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement; and

•	the registration statement, of which this proxy statement/prospectus forms a part, having been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement will be in effect and no proceedings for such purpose will be pending before or threatened in writing by the SEC, and all Israeli securities-related authorizations necessary to carry out the transactions contemplated by the merger agreement having been obtained.

Conditions to Obligations of Teva to Effect the Merger.  The obligations of Teva to complete the merger are subject to each of the following additional conditions being fulfilled (or waived by Teva):

•	the representations and warranties of Barr having been true and correct as of the closing date as though made on and as of the closing date, except for failures to be true and correct that either individually or in the aggregate would not reasonably be likely to have a material adverse effect on Barr and its subsidiaries, and Teva having received a certificate of the chief executive officer and the chief financial officer of Barr to that effect;

•	Barr having performed in all material respects all obligations required to be performed by it pursuant to the merger agreement at or prior to the closing date, and Teva having received a certificate of the chief executive officer and the chief financial officer of Barr to that effect;

•	receipt by Teva from its legal counsel of a legal opinion to the effect that the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code; and

•	Barr and its subsidiaries not having suffered from the date of the merger agreement a material adverse effect and no change or other event will have occurred that, either individually or in the aggregate, would reasonably be likely to have a material adverse effect on Barr and its subsidiaries.

Conditions to Obligation of Barr to Effect the Merger.  The obligations of Barr to complete the merger are subject to each of the following additional conditions being fulfilled (or waived by Barr):

•	the representations and warranties of Teva having been true and correct on the closing date as though made on and as of the closing date, except for failures to be true and correct that either individually or in the aggregate would not reasonably be likely to have a material adverse effect on Teva and its subsidiaries, and Barr having received a certificate of the an executive officer of Teva to that effect;

•	Teva having performed in all material respects all obligations required to be performed by it pursuant the merger agreement at or prior to the closing date, and Barr having received a certificate of an executive officer of Teva to that effect;

•	Teva and its subsidiaries not having suffered from the date of the merger agreement a material adverse effect and no change or other event will have occurred that, either individually or in the aggregate, would reasonably be likely to have a material adverse effect on Teva and its subsidiaries;

•	The Teva ADSs to be issued in connection with the merger and the Teva ADSs reserved for issuance upon exercise of options to buy Teva ADSs received by certain Barr option holders in the merger will have been approved for issuance on NASDAQ subject to official notice of issuance; and

•	receipt by Barr from its legal counsel of a legal opinion to the effect that the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

•	by mutual written consent of Teva and Barr;

•	by either Teva or Barr if:

(1) the merger is not completed by March 31, 2009, unless the proximate cause of the failure of the merger to occur is the failure of the party seeking to terminate the merger agreement to perform any of its obligations under the merger agreement; such termination date will be automatically extended for three months if the condition to closing with respect to the HSR Act, applicable European competition law or other foreign antitrust approvals in jurisdictions where the failure of which to obtain would, either individually or in the aggregate, have or would reasonably be expected to have, a material adverse effect on Barr or Teva has not yet been satisfied but is being pursued diligently and in good faith;

(2) the Barr shareholders do not adopt and approve the merger agreement and the transactions contemplated by the merger agreement; or

(3) any court or governmental authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting completion of the merger that has become final and non-appealable, provided the parties have used reasonable best efforts to have such order removed, repealed or overturned;

•	by Barr if:

(1) prior to the Barr shareholder meeting, the board of directors of Barr determines in good faith, after consulting with its outside legal counsel and financial advisor, that a bona fide unsolicited acquisition proposal is a superior proposal and either recommends the proposal to Barr shareholders or adopts an agreement relating to the proposal. However, Barr will not take any such action relative to the superior proposal until at least three business days following Teva’s receipt of written notice that states that Barr has received a superior proposal and specifies the material terms and conditions of the superior proposal and if requested by Teva, Barr will negotiate in good faith with Teva to make adjustments to the terms and conditions of the merger agreement such that the unsolicited acquisition proposal is no longer a superior proposal; or

(2) Teva or Merger Sub breaches any representation, warranty, covenant or agreement such that Barr’s closing conditions are not satisfied and that breach is either not capable of being cured or has not been cured by the earlier of (a) twenty days after written notice of such breach is given by Barr to Teva or (b) the termination date.

•	by Teva if:

(1) prior to the Barr shareholder meeting, the board of directors of Barr determines in good faith after consulting with outside counsel and its financial advisor, that a bona fide unsolicited acquisition proposal is a superior proposal and either recommends the proposal to Barr shareholders or adopts an agreement relating to the proposal;

(2) prior to the Barr shareholder meeting, the board of directors of Barr withholds, withdraws, qualifies or modifies its recommendation that the shareholders of Barr approve the merger agreement and the transactions contemplated by the merger agreement;

(3) Barr or the board of directors of Barr approves or recommends to Barr’s shareholders that they tender their shares in any tender or exchange offer or if Barr or the board of directors of Barr fails to send to the shareholders, within ten business days after the commencement of any tender or exchange offer, a statement that Barr and its board of directors recommends that the shareholders reject and do not tender their shares in such tender or exchange offer;

(4) prior to consummating or engaging in any business combination or other transaction with or involving Barr or any of its affiliates as a result of, or pursuant to which, any person becomes or would become an interested shareholder, the board of directors of Barr approves such business combination or other transaction such that such person would not be deemed to be an interested shareholder;

(5) Barr announces its intention to do any of the above; or

(6) Barr breaches a representation, warranty, covenant or agreement contained in the merger agreement such that Teva’s closing conditions are not satisfied and that breach is either not capable of being cured or has not been cured by the earlier of (a) within twenty days after written notice of such breach is given by Teva to Barr or (b) the termination date.

Effect of Termination

If the merger agreement is terminated as described in “— Termination” above, the merger agreement will be void, and there will be no liability or obligation of any party or its officers and directors except as to breach of the merger agreement, confidentiality and fees and expenses, including the termination and other fees described in the following section.

Termination and Other Fees

Barr will pay Teva a fee in the amount of $200 million (as liquidated damages) to Teva if the merger agreement is terminated:

•	by either Teva or Barr, because the merger is not completed by March 31, 2009, a third party acquisition proposal has been made at the time of such termination and Barr subsequently enters into an agreement pursuant to an acquisition proposal within 12 months of termination of the merger agreement;

•	by either Teva or Barr, because the required Barr shareholder vote approving the merger has not been obtained, a third party acquisition proposal has been made at the time of such termination and Barr subsequently enters into an agreement pursuant to an acquisition proposal within 12 months of termination of the merger agreement;

•	by Teva, if Barr breaches a representation, warranty, covenant or agreement contained in the merger agreement such that Teva’s closing conditions are not satisfied and that breach is either not capable of being cured or has not been cured by the earlier of (a) within twenty days after written notice of such breach is given by Teva to Barr or (b) the termination date, a third party acquisition proposal has been made at the time of such termination and Barr subsequently enters into an agreement pursuant to an acquisition proposal within 12 months of termination of the merger agreement;

•	by Barr, if the board of directors of Barr recommends a superior proposal to the shareholders of Barr or enters into an agreement with respect to a superior proposal; or

•	by Teva:

(1) if the board of directors of Barr recommends a superior proposal to the shareholders of Barr or enters into an agreement with respect to a superior proposal;

(2) if the board of directors of Barr makes a change in recommendation to the shareholders of Barr;

(3) if Barr or the board of directors of Barr approves or recommends to Barr’s shareholders that they tender their shares in any tender or exchange offer or if Barr or the board of directors of Barr fails to send to the shareholders, within ten business days after the commencement of any tender or exchange offer, a statement that Barr and its board of directors recommends that the shareholders reject and do not tender their shares in such tender or exchange offer;

(4) if prior to consummating or engaging in any business combination or other transaction with or involving Barr or any of its affiliates as a result of, or pursuant to which, any person becomes or would become an interested shareholder, the board of directors of Barr approves such business combination or other transaction such that such person would not be deemed to be an interested shareholder; or

(5) Barr announces its intention to do any of (1) through (4) above.

Amendment

At any time prior to the effective time of the merger, the merger agreement may be amended or modified only by a written agreement duly executed and delivered by Teva and Barr.

Specific Performance

Teva and Barr agreed that each will be entitled to seek injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations under the merger agreement, in addition to any other rights or remedies available under the merger agreement or at law or in equity.

DESCRIPTION OF TEVA ORDINARY SHARES

Description of Teva Ordinary Shares

The par value of Teva’s ordinary shares is NIS 0.10 per share, and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of paid-up ordinary shares are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors. Teva’s board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year out of profits available for dividends after statutory appropriation to capital reserves. Declaration of a final dividend (not exceeding the amount proposed by the Teva board of directors) requires shareholder approval through the adoption of an ordinary resolution. Dividends are declared in NIS. All ordinary shares represented by the ADSs will be issued in registered form only. Ordinary shares do not entitle their holders to preemptive rights.

Voting is on the basis of one vote per share. An ordinary resolution (for example, resolutions for the approval of final dividends and the appointment of auditors) requires the affirmative vote of a majority of the shares voting in person or by proxy. Certain resolutions (for example, resolutions amending many of the provisions of Teva’s Articles of Association) require the affirmative vote of at least 75% of the shares voting in person or by proxy, and certain amendments of the Articles of Association require the affirmative vote of at least 85% of the shares voting in person or by proxy, unless a lower percentage shall have been established by the board of directors, and approved by three-quarters of those directors voting, at a meeting of the board of directors which shall have taken place prior to that general meeting.

Meetings of Shareholders

Under the Israeli Companies Law and Teva’s articles of association, Teva is required to hold an annual meeting every year no later than fifteen months after the previous annual meeting. In addition, Teva is required to hold a special meeting:

•	at the direction of the board of directors;

•	if so requested by two directors or one-fourth of the serving directors; or

•	upon the request of one or more shareholders who have at least 5% of the voting rights.

If the board of directors receives a demand to convene a special meeting, it must publicly announce the scheduling of the meeting within 21 days after the demand was delivered. The meeting must then be held no later than 35 days after the notice was made public (except under certain circumstances as provided under the Israeli Companies Law).

The agenda at a shareholder meeting is determined by the board of directors. The agenda must also include proposals for which the convening of a special meeting was demanded, as well as any proposal requested by one or more shareholders who hold no less than 1% of the voting rights, as long as the proposal is one suitable for discussion at an annual meeting.

A notice of a shareholder meeting must be made public and delivered to every shareholder registered in the shareholders’ register at least 35 days before the meeting is convened. The shareholders entitled to participate and vote at the meeting are the shareholders as of the record date set in the decision to convene the meeting, provided that the record date is not more than 40 days, and not less than 28 days, before the date of the meeting, provided that notice of the general meeting was published prior to the record date. Israeli regulations further require public companies to send voting cards, proxy notes and position papers to their shareholders if certain issues, as provided by the Israeli Companies Law, are included in the agenda of such meeting.

Under the Israeli Companies Law, a shareholder who intends to vote at a meeting must demonstrate that he owns shares in accordance with certain regulations. Under these regulations, a shareholder whose shares are registered with a member of the Tel Aviv Stock Exchange must provide Teva with an authorization from such member regarding his ownership as of the record date.

Right of Non-Israeli Shareholders to Vote

Neither Teva’s memorandum nor its articles of association, nor the laws of the State of Israel restrict in any way the ownership or voting of Teva’s ordinary shares by nonresidents or persons who are not citizens of Israel, except with respect to citizens or residents of countries that are in a state of war with Israel.

Change of Control

Under the Israeli Companies Law, a merger generally requires approval both by the board of directors and by the shareholders of each of the merging companies. In approving a merger, the board of directors must determine that there is no reasonable expectation that, as a result of the merger, the merged company will not be able to meet its obligations to its creditors. Creditors may seek a court order to enjoin or delay the merger if there is an expectation that the merged company will not be able to meet its obligations to its creditors. A court may also issue other instructions for the protection of the creditors’ rights in connection with a merger.

Under the Israeli Companies Law, an acquisition of shares in a public company must be made by means of a purchase offer to all shareholders if as a result of the acquisition the purchaser would become a 25% shareholder of the target company. This rule does not apply if there is already another 25% shareholder of the target company, nor does it apply to a purchase of shares by way of a “private offering” in certain circumstances.

DESCRIPTION OF TEVA AMERICAN DEPOSITARY SHARES

Set forth below is a summary of the deposit agreement, as amended, among Teva, The Bank of New York Mellon as depositary, which we refer to as the depositary, and the holders from time to time of ADSs. This summary is not complete and is qualified in its entirety by the deposit agreement, a copy of which has been filed as an exhibit to the Registration Statement on Form F-6 filed with the SEC on December 28, 2007. Additional copies of the deposit agreement are available for inspection at the corporate trust office of the depositary, 101 Barclay Street, New York, New York 10286.

American Depositary Shares and Receipts

Each ADS represents one ordinary share of Teva deposited with the custodian. ADSs may be issued in uncertificated form or may be evidenced by an American Depositary Receipt, or ADR. ADRs evidencing a specified number of ADSs are issuable by the depositary pursuant to the deposit agreement.

Deposit and Withdrawal of Ordinary Shares

The depositary has agreed that, upon deposit with the custodian of ordinary shares of Teva accompanied by an appropriate confirmation or confirmations of a book-entry transfer or instrument or instruments of transfer or endorsement in form satisfactory to the custodian and any certificates as may be required by the depositary or the custodian, the depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the deposit agreement, to or upon the written order of the person or persons entitled thereto, uncertificated securities or an ADR registered in the name of such person or persons for the number of ADSs issuable with respect to such deposit.

Every person depositing ordinary shares under the deposit agreement shall be deemed to represent and warrant that such ordinary shares are validly issued, fully paid and non-assessable ordinary shares and that such person is duly authorized to make such deposit, and the deposit of such ordinary shares or sale of ADSs by that person is not restricted under the Securities Act.

Upon surrender of ADSs at the corporate trust office of the depositary, and upon payment of the fees provided in the deposit agreement, ADS holders are entitled to delivery to them or upon their order at the principal office of the custodian or at the corporate trust office of the depositary of certificates representing the ordinary shares and any other securities, property or cash represented by the surrendered ADSs. Delivery to the corporate trust office of the depositary shall be made at the risk and expense of the ADS holder surrendering ADSs.

The depositary may deliver ADSs prior to the receipt of ordinary shares or “pre-release.” The depositary may deliver ordinary shares upon the receipt and surrender of ADSs that have been pre-released, whether or not such surrender is prior to the termination of such pre-release or the depositary knows that such ADSs have been pre-released. Each pre-release will be:

•	accompanied by a written representation from the person to whom ordinary shares or ADSs are to be delivered that such person, or its customer, owns the ordinary shares or ADSs to be remitted, as the case may be;

•	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

•	terminable by the depositary with no more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

The number of ADSs outstanding at any time as a result of pre-releases will not normally exceed 30% of the ordinary shares outstanding with the depositary; provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

Dividends, Other Distributions and Rights

The depositary shall, as promptly as practicable, convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can reasonably do so and transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it or the custodian receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any fees of the depositary and expenses incurred by the depositary in connection with conversion, to the holders of ADSs. The amount distributed will be reduced by any amounts to be withheld by Teva or the depositary for applicable taxes, net of expenses of conversion into U.S. dollars. For a more detailed discussion regarding tax considerations, you should carefully review the section below entitled “Ownership of Teva ADSs — U.S. Federal Income Taxation — Dividends and Distributions.” If the depositary determines that any foreign currency received by it or the custodian cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADS holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADSs entitled thereto, the depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADSs and may distribute the balance of the currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of such holders of ADSs.

If any distribution upon any ordinary shares deposited or deemed deposited under the deposit agreement consists of a dividend in, or free distribution of, additional ordinary shares, the depositary shall, only if Teva so requests, distribute to the holders of outstanding ADSs, on a pro rata basis, additional ADSs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the deposit agreement and net of any fees and expenses of the depositary. In lieu of delivering fractional ADSs in the event of any such distribution, the depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADSs. If additional ADSs are not so distributed, each ADS shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADS prior to such distribution.

If Teva offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary, after consultation with Teva, shall have discretion as to the procedure to be followed in making such rights available to holders of ADSs or in disposing of such rights for the benefit of such holders and making the net proceeds available to such holders or, if the depositary may neither make such rights available to such holders nor dispose of such rights and make the net proceeds available to such holders, the depositary shall allow the rights to lapse; provided, however, that the depositary will, if requested by Teva, take action as follows:

•	if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all holders of ADSs or to certain holders of ADSs but not other holders of ADSs, the depositary may distribute to any holder of ADSs to whom it determines the distribution to be lawful and feasible, on a pro rata basis, warrants or other instruments therefor in such form as it deems appropriate; or

•	if the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain holders of ADSs, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the holder of ADSs to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary and all taxes and governmental charges) for the account of such holders of ADSs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such holders of ADSs because of exchange restrictions or the date of delivery of any ADS or otherwise.

In circumstances in which rights would not otherwise be distributed, if a holder of ADSs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the depositary will make such rights available to such holder upon written notice from Teva to the depositary that Teva has elected in its sole discretion to permit such rights to be exercised and such holder has executed such documents as Teva has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the depositary from such holder to exercise such rights, upon payment by such holder to the depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and Teva shall cause the ordinary shares so purchased to be delivered to the depositary on behalf of such holder. As agent for such holder, the depositary will cause the ordinary shares so purchased to be deposited under the deposit agreement, and shall issue and deliver to such holder legended ADRs or confirmations with respect to uncertificated ADSs, restricted as to transfer under applicable securities laws.

The depositary will not offer to the holders of ADSs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADSs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the depositary and Teva has been obtained.

The depositary shall not be responsible for any failure to determine that it may be lawful and feasible to make such rights available to holders of ADSs in general or any holder in particular.

If the depositary determines that any distribution of property is subject to any tax or other governmental charge that the depositary is obligated to withhold, the depositary may by public or private sale in Israel dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay any such taxes or charges, and the depositary will distribute the net proceeds of any such sale and after deduction of any taxes or charges to the ADS holders entitled thereto.

Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Teva or to which it is a party, any securities that shall be received by the depositary or the custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the deposit agreement, and ADSs shall thenceforth represent, in addition to the existing deposited securities, the right to receive the new ordinary shares so received in respect of ordinary shares, unless additional ADSs are delivered or the depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the depositary causes a change in the number of ordinary shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of ordinary shares, the depositary shall fix a record date which shall be as close as practicable to the record date applicable to the ordinary shares, provided that the record date established by Teva or the depositary shall not occur on a day on which the shares or ADSs are not traded in Israel or the United States:

•	for the determination of the holders of ADSs who shall be:

•	entitled to receive such dividend, distribution or rights, or the net proceeds of the sale, or

•	entitled to give instructions for the exercise of voting rights at any such meeting; or

•	on or after which each ADS will represent the changed number of ordinary shares.

Reports and Other Communications

Teva will furnish to the depositary and the custodian all notices of shareholders’ meetings and other reports and communications that are made generally available to the holders of ordinary shares and English translations of the same. The depositary will make such notices, reports and communications available for inspection by ADS holders at its corporate trust office when furnished by Teva pursuant to the deposit agreement and, upon request by Teva, will mail such notices, reports and communications to ADS holders at Teva’s expense.

Voting of the Underlying Ordinary Shares

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, if requested in writing, the depositary shall, as soon as practicable thereafter, mail to the ADS holders a notice containing:

•	such information as is contained in the notice received by the depositary; and

•	a statement that the holders of ADSs as of the close of business on a specified record date will be entitled, subject to applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to instruct the depositary as to the exercise of voting rights, if any, pertaining to the amount of ordinary shares represented by their respective ADSs.

Upon the written request of an ADS holder on such record date, received on or before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as is practicable and permitted under applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to vote or cause to be voted the amount of ordinary shares represented by the ADSs in accordance with the instructions set forth in such request. If no instructions are received by the depositary from a holder of an ADS, the depositary shall give a discretionary proxy for the ordinary shares represented by such holder’s ADS to a person designated by Teva.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and the terms of the deposit agreement may at any time be amended by written agreement between Teva and the depositary, without the consent of the ADS holders. Any amendment that imposes or increases any fees or charges (other than taxes or other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of holders of ADSs shall, however, not become effective until the expiration of thirty days after notice of such amendment has been given to the holders of outstanding ADSs. Every holder of an ADS at the time such amendment becomes effective will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any ADS holder to surrender the ADSs held by such holder and receive therefore the underlying ordinary shares and any other property represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever so directed by Teva, the depositary has agreed to terminate the deposit agreement by mailing notice of such termination to the holders of all ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to Teva and the holders of all ADSs then outstanding if at any time 60 days shall have expired after the depositary shall have delivered to Teva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADSs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders and will not give any further notices or perform any further acts under the deposit agreement, except:

•	the collection of dividends and other distributions;

•	the sale of rights and other property; and

•	the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs, subject to the terms of the deposit agreement.

At any time after the expiration of one year from the date of termination, the depositary may sell the underlying ordinary shares and hold uninvested the net proceeds, together with any cash then held by it under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs that have not theretofore surrendered their ADSs and such holders shall become general creditors of the depositary with respect to such net proceeds. After making such sale, the depositary shall be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting fees of the depositary) and except for obligations for indemnification set forth in the deposit agreement. Upon the termination of the deposit agreement, Teva will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

Teva will pay the fees and out-of-pocket expenses of the depositary and those of any registrar only in accordance with agreements in writing entered into between the depositary and Teva from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Teva or an exchange of stock regarding the ADSs or deposited ordinary shares or a distribution of ADSs pursuant to the terms of the deposit agreement):

•	any applicable taxes and other governmental charges;

•	any applicable transfer or registration fees;

•	certain cable, telex and facsimile transmission charges as provided in the deposit agreement;

•	any expenses incurred in the conversion of foreign currency;

•	a fee of $5.00 or less per 100 ADSs (or a portion of such amount of ADSs) for the delivery of ADSs in connection with the deposit of ordinary shares, distributions in ordinary shares on the surrender of ADSs or the distribution of rights on the ordinary shares;

•	a fee of $0.02 or less per ADS for any cash distributions on the ordinary shares;

•	a fee of $5.00 or less per 100 ADSs (or a portion of such amount of ADSs) for the distribution of securities on the ordinary shares (other than ordinary shares or rights thereon); and

•	a fee $0.02 or less per ADS annually for depositary services performed by the depositary and/or the custodians (which may be charged directly to the owners or which may be withheld from cash distributions, at the sole discretion of the depositary).

The depositary may own and deal in any class of securities of Teva and its affiliates and in ADSs.

Transfer of American Depositary Shares

The ADSs are transferable on the books of the depositary, except during any period when the transfer books of the depositary are closed, or if any such action is deemed necessary or advisable by the depositary or Teva at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the deposit agreement. The surrender of outstanding ADSs and withdrawal of deposited ordinary shares may not be suspended subject only to:

•	temporary delays caused by closing the transfer books of the depositary or Teva, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; and

•	compliance with the United States or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the deposited ordinary shares.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the delivery, registration of transfer, split-up, combination or surrender of any ADS or withdrawal of ordinary shares, the depositary, the custodian or the registrar may require payment from the person presenting the ADS or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADSs, may require the production of proof satisfactory to the depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the depositary may establish consistent with the provisions of the deposit agreement. The depositary may refuse to deliver ADSs, register the transfer of any ADS or make any distribution on, or related to, ordinary shares until it or the custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. Holders of ADSs may inspect the transfer books of the depositary at any reasonable time, provided, that such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business or object other than Teva’s business or a matter related to the deposit agreement or ADSs.

General

Neither the depositary nor Teva nor any of their directors, employees, agents or affiliates will be liable to the holders of ADSs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of Teva’s memorandum and articles of association, as amended, or any circumstance beyond its control, the depositary or Teva or any of their respective directors, employees, agents or affiliates is prevented or delayed in performing its obligations or exercising its discretion under the deposit agreement or is subject to any civil or criminal penalty on account of performing its obligations. The obligations of Teva and the depositary under the deposit agreement are expressly limited to performing their obligations specifically set forth in the deposit agreement without negligence or bad faith.

COMPARATIVE RIGHTS OF BARR AND TEVA SHAREHOLDERS

Barr is incorporated under the laws of the State of Delaware. Teva is incorporated under the laws of the State of Israel. If the merger is completed, Barr shareholders will exchange their respective shares of Barr common stock for cash and Teva ordinary shares, which will trade in the United States in the form of ADSs, in accordance with the merger agreement. The following is a summary comparison of material differences between the rights of a Barr shareholder and a Teva ordinary shareholder arising from the differences between the laws of the State of Delaware and of the State of Israel applicable to Teva and the governing documents of the respective companies. As Teva’s ordinary shares are listed and traded on the Tel Aviv Stock Exchange and are traded on NASDAQ in the form of ADSs, Teva is subject to various United States and Israeli securities laws and regulations.

The following summary does not purport to be a complete statement of the rights of holders of Barr common stock under the applicable provisions of Delaware law and Barr’s certificate of incorporation and bylaws, or the rights of holders of Teva ordinary shares under the applicable provisions of the Israeli Companies Law and Teva’s memorandum of association and articles of association, as amended, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the laws of Delaware, the United States and Israel, Barr’s certificate of incorporation and bylaws and Teva’s memorandum of association and articles of association, as amended.

Copies of such governing corporate instruments of Barr and Teva are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

For a description of the Teva ordinary shares and the Teva ADSs and a discussion of the ways in which the rights of holders of Teva ADSs may differ from those of holders of Teva ordinary shares, you should read carefully the sections above entitled “Description of Teva Ordinary Shares” and “Description of Teva American Depositary Shares.”

Summary of Material Differences Between
the Rights of Barr Shareholders and the Rights of Teva Shareholders

	Barr Shareholder Rights	Teva Shareholder Rights

Number of Directors:	Under the Delaware General Corporation Law (the “DGCL”), a corporation’s board of directors must consist of at least one member with the number fixed by the certificate of incorporation or by-laws of the corporation. Barr’s board of directors currently consists of six directors. The number of directors is established from time to time by resolution of the board of directors.	Under the Israeli Companies Law, a public company must have at least two statutory independent directors. Teva’s board of directors currently consists of fourteen directors (including the two statutory independent directors). Under Teva’s articles of association, as amended, there must be at least three and not more than sixteen directors on the board of directors (of whom 15 are elected by the shareholders at the annual meetings), not including the statutory independent directors. The board of directors is entitled to change the maximum number of directors elected by the shareholders (currently 15) to any number that is not less than 15 and whose division by three is an integer, by the affirmative vote of three-quarters of the persons voting,

	Barr Shareholder Rights	Teva Shareholder Rights

as long as at least nine directors vote in favor of resolution.

Election of Directors:	Directors are currently elected at an annual meeting of shareholders at which a quorum is present by a plurality vote. At the annual meeting of shareholders on May 15, 2008 Barr’s shareholders approved an amendment to Barr’s certificate of incorporation enabling the board of directors to amend Barr’s applicable By-laws to the extent necessary to provide that director nominees in uncontested elections would be elected by a majority vote.	Directors are elected at an annual meeting of shareholders at which a quorum is present by a majority of the participating votes cast by holders of shares present or represented by proxy. The statutory independent directors are elected by a majority at a general meeting of shareholders, subject to the following qualifications: The votes cast in favor of the election of the statutory independent directors must include at least one-third of the votes cast by shareholders who are not controlling shareholders of the company (not including abstentions). Alternatively, the election of the statutory independent directors is also valid if the votes cast against the election of the statutory independent directors by shareholders who are not controlling shareholders of the company do not exceed 1% of the company’s total voting power. The board of directors is entitled at any time to appoint the chief executive officer as a member of the board of directors.

Term and Classes of Directors:	Barr’s board of directors is not classified into more than one class. Each director serves until the next annual meeting and until his or her successor is elected and qualified.	There are three classes of Teva directors. Each class serves for a three- year term, with the term of one of the three classes of directors expiring each year at the annual meeting. Statutory independent directors are elected for a term of three years (with an optional extension for additional three-year terms subject to certain limitations with respect to extensions over six years of service).

Removal of Directors:	Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors, unless the certificate of incorporation limits such removal so that directors may	Directors, other than the two statutory independent directors, may be removed from office only upon: (a) death, (b) bankruptcy, (c) mental illness or if the director has been declared incompetent, (d) resignation, (e) the affirmative vote of the shareholders upon the

	Barr Shareholder Rights	Teva Shareholder Rights

	only be removed for cause. Barr’s certificate of incorporation does not so limit the removal of directors.	director’s violation of his or her duty of care or fiduciary duty, (f) conviction of certain offenses, or (g) court order. Statutory independent directors may only be removed in accordance with the relevant provisions of the Israeli Companies Law.

Vacancies on the Board:	If any vacancies occur in Barr’s board of directors, by reason of death, resignation, removal or if the authorized number of directors is increased, the directors then in office will continue to act and may fill any such vacancy by a majority of the directors then in office, although less than a quorum. A director elected to fill a vacancy or a newly created directorship will hold office until the next annual election by Barr shareholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.	If any vacancies occur in Teva’s board of directors, by reason of death, bankruptcy, incompetency, resignation, violation of duty of care or of fiduciary duty, conviction of certain offenses or by court order, such vacancies may be filled by a vote of the remaining directors then in office, and the directors so elected will hold office until the date on which the term in office of his or her predecessor would have expired (provided however that any vacancies that occur by reason of violation of duty of care or fiduciary duty may be filled by a vote at the general meeting of shareholders, or, if the general meeting fails to elect a director, by the remaining directors then in office). Vacancies occurring when the number of members of any class of directors becomes less than the maximum number of members of such class, may be filled by the board of directors, at any time and from time to time, up to the maximum number within such class and such appointed directors shall serve until the expiry of the term of office of the members of the class in question.

Board Quorum and Vote Requirements:	At any meeting of Barr’s board of directors, the presence of a majority of the whole board of directors constitutes a quorum for the transaction of business. Except as otherwise required by law, Barr’s certificate of incorporation or by-laws, the act of a majority of the directors present at any meeting at which a quorum is present is sufficient for the act of the board of directors.	The quorum required for a session of Teva’s board of directors is the majority of the members of the board then serving in office, but not fewer than three directors. Except as otherwise required by the Israeli Companies Law or Teva’s articles of association, as amended, the act of a majority of the directors voting at any meeting at which a quorum is present is sufficient for the act of the board of directors. If the votes are tied, the

	Barr Shareholder Rights	Teva Shareholder Rights

chairman of the board of directors is entitled to cast an additional vote.

Action of the Board of Directors Without a Meeting:	Any action required or permitted to be taken at any meeting of Barr’s board of directors may be taken without a meeting if all members of the board of directors consent thereto in writing, and if such writing or writings are filed with the minutes of proceedings of the board of directors.	Actions required or permitted to be taken at a meeting of Teva’s board of directors may be taken without a meeting, if all members of the board of directors that are entitled to vote on the applicable matter consent thereto and the chairman of the board of directors signs the minutes of the proceedings of the board of directors.

Center of Management; Principal Place of Business:	The DGCL does not require a corporation to have a principal place of business within the State of Delaware. Barr’s bylaws provide that all meetings of Barr’s shareholders or directors shall be held at a location designated by the board of directors.	Teva’s center of management must be maintained in Israel, unless decided otherwise by the board of directors upon the affirmative vote of three-quarters of the participating votes. Unless Teva’s center of management is transferred to another country, all of Teva’s general meetings of shareholders, and all sessions of the board of directors, are to be convened in Israel, the majority of the members of the board of directors have to be residents of Israel and the chief executive officer has to be a resident of Israel throughout the entire duration of his or her office.

Shareholder Meetings:	The annual meeting of Barr’s shareholders is held at such date and time as may be designated by the board of directors and stated in the notice of the meeting.

Under the DGCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or by-laws. Under Barr’s certificate of incorporation, a special meeting of shareholders may be called by (a) the chairman of the board of directors, (b) the chief executive officer or president of Barr or (c) resolution adopted by the affirmative vote of the majority of board of directors. Business transacted at any special meeting is limited to matters relating to the	The annual meeting of Teva’s shareholders is held in Israel (as described above) at such date and time as may be designated by the chairman of the board or the secretary of Teva, but no later than fifteen months after the last annual meeting.

Under the Israeli Companies Law and Teva’s articles of association, as amended, special meetings of Teva’s shareholders may be called by the board of directors or by the request of (a) two directors, (b) one-quarter of the directors in office, or (c) shareholders holding at least five percent of Teva’s issued and outstanding shares. If the votes in any meeting of the shareholders are tied, the chairman of the shareholders’ meeting is entitled

	Barr Shareholder Rights	Teva Shareholder Rights

	purpose or purposes stated in the notice of meeting.	to cast an additional vote. The chairman of a shareholders’ meeting is the chairman of the board or anyone appointed by the board of directors or the shareholders for that purpose. Any business to be conducted at a meeting of the shareholders must be specifically identified in the notice of the meeting.

Quorum Requirements:	Except as required by the DGCL or Barr’s certificate of incorporation, the presence in person or by proxy of the holders of record of a majority of shares then issued and outstanding and entitled to vote at a meeting of Barr shareholders constitutes a quorum for the transaction of business.	The presence in person or by proxy of two or more shareholders who jointly hold 25% or more of Teva’s issued share capital at a shareholders meeting constitutes a quorum for the transaction of business at such meeting. If no quorum is present within half an hour after the time set for the meeting, whether an annual or special meeting, the meeting shall be adjourned to one week from that date. If no quorum is present within half an hour after the time set for the adjourned meeting, the presence in person or by proxy of any two or more shareholders who jointly hold 20% or more of the issued share capital constitutes a quorum.

Action of Shareholders by Written Consent:	Any action required or permitted to be taken by Barr’s shareholders must be effected at a duly called annual or special meeting and the ability of Barr’s shareholders to consent in writing to the taking of any action is specifically denied.	The Israeli Companies Law does not provide for an action of shareholders of a public company by written consent in lieu of a meeting.

Amendment of Articles of Incorporation, Memorandum of Association:	Under the DGCL, the charter of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote. Under Barr’s certificate of incorporation, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then outstanding shares of the stock entitled to vote in the election of directors, voting together as a	Teva’s memorandum of association principally sets forth its purposes and therefore is unlikely to be changed. However, an amendment to the memorandum can be generally effected by the affirmative vote of the holders of 75% of the voting rights in Teva participating in the meeting.

	Barr Shareholder Rights	Teva Shareholder Rights

single class, is required to amend the provisions of the certificate of incorporation or by-laws relating to, among other things: (a) the liability of the directors, (b) the term of office and vacancies of directors and (c) the prohibition on shareholders’ action by written consent.

Amendment of By-laws, Articles of Association:	The DGCL provides that the shareholders entitled to vote shall have the power to adopt, amend or repeal by-laws. A corporation may, in its certificate of incorporation, confer such powers on the board of directors. Barr’s by-laws provide that the by-laws may be amended by (a) a majority of the board of directors or (ii) the shareholders, by a majority of the combined voting power of the then outstanding shares of stock entitled to vote on such amendment.	Under the Israeli Companies Law, the articles of association fill the role which includes substantially all of the elements that under Delaware law are split between the articles of incorporation and the bylaws of a company.

Teva’s articles of association, as amended, provide that an amendment to the articles of association relating to the location of the center of management in Israel and certain provisions relating to the board of directors and the chief executive officer requires the affirmative vote of 85% of the voting rights in Teva represented at a shareholders’ meeting and voting thereon unless a lower percentage has been previously established by the board of directors upon the affirmative vote of three- quarters of the board of directors present at a board meeting and voting thereon. All other articles may be amended by the affirmative vote of three- quarters of the voting rights in Teva participating at a shareholders’ meeting unless a lower percentage has been previously established by the board of directors upon the affirmative vote of three-quarters of the board of directors present at a board meeting and voting thereon.

Exculpation of Directors:	Under the DGCL, a corporation may include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its shareholders for monetary damages for a breach	The Israeli Companies Law provides that a company cannot exculpate an officeholder (which is defined under the Israeli Companies Law to include a director, general manager, managing director, chief executive

Barr Shareholder Rights	Teva Shareholder Rights

of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for: (a) any breach of the director’s duty of loyalty to the corporation or its shareholders; (b) acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law; (c) intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or (d) any transaction in which the director derives an improper personal benefit.	officer, executive vice president, vice president, other managers directly subordinate to the general manager and any other person fulfilling or assuming any of the foregoing positions or responsibilities without regard to such person’s title) from liability with respect to a breach of his or her fiduciary duties. However, the Israeli Companies Law allows companies to, and Teva’s articles of association, as amended, provide that Teva may, exculpate in advance an officeholder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care, except for (a) a breach of duty of care in respect of the performance of a “distribution” as defined in the Israeli Companies Law; (b) a breach by the officeholder of his or her duty of care if such breach was done intentionally or recklessly; (c) any act or omission done with the intent to derive an illegal personal gain; or (d) a fine or monetary settlement imposed upon the officeholder.

Indemnification and of Directors, Officers and Employees:	The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to: (a) any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; (b) any derivative action or suit on behalf of such corporation against expenses, including attorneys’ fees, actually and reasonably incurred in	The Israeli Companies Law provides that a company may not indemnify an officeholder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following: (a) a breach by the officeholder of his or her fiduciary duties unless the officeholder acted in good faith and had a reasonable basis to believe that the act would not cause the company harm; (b) a breach by the officeholder of his or her duty of care if such breach was done intentionally or recklessly; (c) any act or omission done with the intent to derive an illegal personal gain; or (d) a fine or monetary settlement imposed upon the officeholder.

Teva’s articles of association

Barr Shareholder Rights	Teva Shareholder Rights

connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation. In the event that a person is adjudged to be liable to the corporation in a derivative suit, the DGCL prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory. Barr’s certificate of incorporation provides that Barr shall indemnify its directors and officers to the maximum extent permitted by the DGCL. It further provides that Barr may, at the discretion of its board, also indemnify employees and agents of Barr and that Barr may purchase insurance, on behalf of it directors, officers, employees and agents, against losses incurred by them in such capacities, whether or not Barr would have the power to indemnify such persons under the DGCL.	provide that, subject to the Israeli Companies Law, Teva is entitled to agree in advance to indemnify any officeholder, as a result of a liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by the officeholder in his or her capacity as an officeholder of Teva, in respect of any of the following:

(a) financial liability imposed upon the officeholder by virtue of a court decision, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the agreement to indemnify shall be limited to events that, in the opinion of Teva’s board of directors, are foreseeable, in light of Teva’s activities at the time that the agreement of indemnification was given and shall further be limited to amounts or criteria that Teva’s board of directors has determined to be reasonable under the circumstances;

(b) reasonable litigation expenses, including legal fees, expended by the officeholder as a result of an inquiry or a proceeding conducted in respect of such officeholder by an authority authorized to conduct same, which was concluded without the submission of an indictment against said officeholder and either (i) without any financial penalty being imposed on said officeholder instead of a criminal proceeding, or (ii) with a financial penalty being imposed on said officeholder instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent; and

(c) reasonable expenses with regard to litigation, including legal fees, which said officeholder shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall

Barr Shareholder Rights	Teva Shareholder Rights

have been filed against said officeholder by or on behalf of the company or by another person, or with regard to any criminal charge of which said officeholder was acquitted, or with regard to any criminal charge of which said officeholder was convicted which does not require proof of criminal intent.

Furthermore, Teva’s articles of association, as amended, provide that subject to the Israeli Companies Law, Teva may generally indemnify any officeholder of Teva retroactively for any liability or expenditure for which Teva may agree to indemnify such shareholder in advance as provided above. Teva’s articles of association, as amended, provide that subject to the Israeli Companies Law, Teva may purchase insurance to cover the liability of any officeholder as a result of any of the following: (a) breach of a duty of care vis-à-vis the company or vis- à-vis another person; (b) breach of a fiduciary duty vis- à-vis the company, provided that the officeholder acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the company; or (c) financial liability which shall be imposed upon said officeholder in favor of another person as a result of any action which was performed by said officeholder in his or her capacity as an officeholder of the company.

Pursuant to the Israeli Companies Law, indemnification of, exculpation of and procurement of insurance coverage for, officeholders in a public company must be approved by the audit committee, the board of directors and, if the officeholder is a director — also by the company’s shareholders.

Barr Shareholder Rights	Teva Shareholder Rights

Conflict of Interest; Fiduciary Duty:	The DGCL provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee of the board which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to the director’s or officer’s relationship or interest as to the contract or transaction are disclosed or are known to the board of directors or a committee of the board, and the board or committee of the board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee of the board or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.	The Israeli Companies Law provides that an officeholder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of loyalty requires avoiding any conflict of interest, not competing with the company, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself or others, and revealing to the company any information or documents relating to the company’s affairs which the officeholder has received due to his position as an officeholder.

Under the Israeli Companies Law, compensation of officeholders who are not directors requires approval of the board of directors or of a committee designated by the board of directors. Compensation of directors requires the approval of the audit committee, the board of directors and the shareholders.

The Israeli Companies Law requires that an officeholder promptly disclose any “personal interest” that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. In the case of a transaction with an officeholder or with another person in which an officeholder has a “personal interest” which is not an extraordinary transaction, subject to the officeholder’s disclosure of his or her interest, board approval is sufficient for the approval of the transaction (or the approval of a committee of the board, if the articles of association of the company allows delegation of such powers to a committee of the board, such as in Teva’s case). The transaction must not be adverse to the company’s interest. If the transaction is an extraordinary transaction, (a transaction outside of the ordinary course of business,

Barr Shareholder Rights	Teva Shareholder Rights

a transaction that is not on market terms, or that is likely to have a material impact on the company’s profitability, properties or obligations), it must be approved by the audit committee and the board of directors. Generally, an officeholder who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at the meeting or vote thereon.

Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and the other shareholders and refrain from abusing his or her power in the company.

Business Combinations; Interested Shareholder Transactions:	Under Section 203 of the DGCL a Delaware corporation is prohibited from engaging in mergers, dispositions of 10% or more of its assets, certain issuances of stock and other transactions (“business combinations”) with a person or group that owns 15% or more of the voting stock of the corporation (an “interested shareholder”) for a period of three years after the interested shareholder crosses the 15% threshold. These restrictions on transactions involving an interested shareholder do not apply if (a) before the interested shareholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested shareholder, (b) in the transaction that resulted in the person or group becoming an interested shareholder, the person or group acquired at least 85% of the voting stock other than stock owned by directors who are also officers and certain employee stock plans, or (c) after the person or group became an interested shareholder, the board of directors	Under the Israeli Companies Law, the acquisition of stock in a public company such as Teva whereby the acquiring person would obtain a controlling interest (an interest of 25% or more) is not permitted if the company does not already have a shareholder that has a controlling interest, and an acquisition whereby the acquiring shareholder would thereafter hold more than 45% percent of the voting rights in the company is not permitted if there is no other 45% shareholder in the company, except by way of a tender offer in accordance with the provisions of the applicable section of the Israeli Companies Law (a special tender offer). These anti-takeover limitations do not apply to a purchase of shares by way of a “private offering” in certain circumstances provided under the Israeli Companies Law.

The Israeli Companies Law provides that an extraordinary transaction of a public company with a controlling member thereof (in general defined as a person holding 50% or more of the voting power) or of a public company with

Barr Shareholder Rights	Teva Shareholder Rights

and at least two-thirds of the voting stock (other than stock owned by the interested shareholder) approved the business combination at a meeting.	another entity in which a controlling member has a personal interest, including a private offering in which a controlling member has a personal interest, requires approval of such company’s audit committee, board of directors and a majority of the shareholders voting on the matter, where at least one-third of the shareholders voting to approve the transaction (not including abstentions) do not have a personal interest in the matter, or where the total number of shareholders who do not have a personal interest in the matter voting against the approval does not exceed one percent of the voting rights in the company. In addition, a private offering whereby 20% or more of the voting rights (as existing prior to the issuance) in a company shall be granted and for which any part of the consideration is not given in cash or registered securities or which is not on market terms and as a result thereof a substantial shareholder’s (holding 5% or more) holdings shall increase or a person shall become a substantial shareholder, or which, as a result thereof, a person shall become a controlling member of the company, requires approval of the board of directors and then the shareholders.

Appraisal Rights:	Under the DGCL, a shareholder of a constituent corporation in a merger may, under certain circumstances and upon meeting certain requirements, dissent from the merger by demanding payment in cash for his or her share equal to the “fair value” (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in action timely brought by the corporation or the dissenters.

Delaware law grants dissenters’	The Israeli Companies Law does not provide for shareholders’ appraisal rights except for the appraisal by a court, at the request of shareholders of the company being acquired, under limited circumstances in connection with the acquisition by means of a tender offer of over 90% of the shares of a publicly traded company.

Barr Shareholder Rights	Teva Shareholder Rights

appraisal rights only in the case of certain mergers and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Delaware law does not grant appraisal rights in a merger to holders of shares listed on a national securities exchange or held of record by more than 2,000 shareholders unless the plan of merger converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is listed on a national securities exchange or held of record by more than 2,000 shareholders (or cash in lieu of fractional shares or some combination of the above). For a more detailed discussion regarding appraisal rights, see “The Merger — Appraisal Rights.”

MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax and Israeli income tax consequences of the exchange of Barr shares in the merger, and of the ownership of Teva ADSs. This discussion represents the opinion of Willkie Farr & Gallagher LLP, counsel to Teva, and Simpson Thacher & Bartlett LLP, counsel to Barr, insofar as it relates to the U.S. federal income tax consequences of the exchange of Barr shares in the merger. This discussion also represents the views of Willkie Farr & Gallagher LLP insofar as it relates to the U.S. federal income tax consequences associated with owning the Teva ADSs received in the merger. The opinions of counsel are based, in part, upon assumptions and written representations received from Barr and Teva, which representations Willkie Farr & Gallagher LLP and Simpson Thacher & Bartlett, LLP, will assume to be true and correct. An opinion of counsel is not binding on the Internal Revenue Service or any court.

Generally, the following discussion does not address any aspects of (i) U.S. taxation other than federal income taxation, (ii) Israeli taxation other than income and capital gains taxation or (iii) any state, local or other foreign taxation.

We urge you to consult with a tax advisor regarding the U.S. federal, state and local and the Israeli and other tax consequences of the exchange of Barr shares in the merger and of owning and disposing of Teva ADSs.

U.S. Federal Income Tax Considerations

The discussion set forth below is intended only as a summary of the material U.S. federal income tax consequences of the exchange of Barr shares in the merger and of owning and disposing of Teva ADSs and does not purport to be a complete analysis of all potential tax consequences of the exchange and the ownership of the Teva ADSs. In particular, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the U.S. Internal Revenue Code (including, but not limited to, banks, partnerships and other pass-through entities, tax-exempt organizations, insurance companies, broker-dealers, financial institutions, controlled foreign corporations, passive foreign investment companies, holders that have elected mark-to-market accounting, holders subject to the alternative minimum tax, holders that after the merger will own actually or constructively 5% or more of the total voting power or the total value of Teva capital stock (including Teva ordinary shares underlying Teva ADSs), holders that hold Teva ADSs or Barr shares as part of a straddle, hedging or conversion transaction, certain expatriates or long-term residents of the U.S. or U.S. holders whose functional currency is not the U.S. dollar). This discussion assumes that holders of Barr shares hold their Barr shares as capital assets, and that holders of Teva ADSs will hold their Teva ADSs as capital assets. This discussion does not apply to holders who acquired their Barr shares or Teva ADSs through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan. This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, as in effect on the date of this document, as well as the Convention Between the Government of the United States of America and the Government of the State of Israel with Respect to Taxes on Income, which we refer to as the U.S.-Israel tax treaty, all of which are subject to change, possibly with retroactive effect, and to differing interpretation.

For purposes of the Internal Revenue Code, a holder of Teva ADSs will be treated as the beneficial owner of the underlying Teva ordinary shares represented by the Teva ADSs.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Barr shares or Teva ADSs who or which is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or another entity taxable as a corporation) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is includable in gross income regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is any beneficial owner of Barr shares or Teva ADSs who or which is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

Special rules, not discussed in this document, may apply to persons investing through entities treated for U.S. federal income tax purposes as partnerships, and those persons should consult their own tax advisors in that regard.

Except as described below under “Ownership of Teva ADSs — U.S. Federal Income Taxation — Passive Foreign Investment Company Rules,” this discussion assumes that Teva is not and will not be in the foreseeable future a passive foreign investment company (a “PFIC”).

The Merger

U.S. Federal Income Tax Treatment of the Merger

The consummation of the merger is conditioned upon the receipt by Barr and Teva of opinions from their respective counsel that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. We occasionally refer to these opinions as the tax opinions in this document. The tax opinions will be subject to certain assumptions, limitations and qualifications referred to in this document, and will be based upon the accuracy of certain factual representations of Barr and Teva. In the event tax counsel are unable to deliver the tax opinions, the merger would not be consummated unless the conditions requiring the delivery of the tax opinions were waived.

No ruling has been or will be obtained from the Internal Revenue Service in connection with the merger. Barr shareholders should be aware that the tax opinions do not bind the Internal Revenue Service and that the Internal Revenue Service is therefore not precluded from successfully asserting, contrary to the opinions rendered, that the merger is a taxable transaction.

Barr and Teva expect to be able to obtain these tax opinions from their respective counsel if:

•	the merger occurs in accordance with the merger agreement;

•	Barr and Teva are able to deliver to counsel the representations relevant to the tax treatment of the merger, as specified by the merger agreement;

•	there is no adverse change in U.S. federal income tax law or interpretation thereof; and

•	at the effective time of the merger, the fair market value of Teva is at least equal to the fair market value of Barr, determined as provided under U.S. federal income tax law.

In the event that the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (i) Teva and Barr will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (ii) Teva will be treated as a corporation under Section 367(a)(1) of the Internal Revenue Code.

U.S. Holders

As a result of the merger being treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, when a U.S. holder of Barr shares exchanges all of such holder’s Barr shares for a combination of Teva ADSs and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash (excluding any cash received in lieu of a fractional Teva ADS) and the fair market value of the Teva

ADSs (including any fractional Teva ADS such holder is deemed to receive and exchange for cash) received in the merger over that holder’s adjusted tax basis in its Barr shares surrendered) and (2) the amount of cash received in the merger. For this purpose, the amount of gain (or disallowed loss) must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. U.S. holders of Barr shares should consult their tax advisors regarding the manner in which cash and Teva ADSs received in the merger should be allocated among different blocks of Barr shares surrendered in the merger. Any recognized gain will generally be long-term capital gain if the shareholder’s holding period of the Barr shares surrendered is more than one year at the effective time of the merger.

Notwithstanding the above, if the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the shareholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes. In general, the determination of whether the gain recognized in the merger will be treated as capital gain or dividend income will depend upon whether and to what extent the exchange in the merger reduces the U.S. holder’s deemed percentage share ownership interest in Teva. For purposes of this determination, a U.S. holder of Barr shares will be treated as if it first exchanged all of its Barr shares solely for Teva ADSs and then Teva immediately redeemed a portion of those Teva ADSs in exchange for the cash that the U.S. holder of Barr shares actually received. In determining whether the receipt of cash has the effect of a distribution of a dividend, the Internal Revenue Code’s constructive ownership rules must be taken into account. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment.

The remainder of this disclosure assumes that the receipt of cash will give rise to capital gain (or disallowed loss) and will not be treated as a dividend.

Tax basis for Teva ADSs.  The aggregate tax basis of Teva ADSs received in the merger by a U.S. holder of Barr shares (including fractional Teva ADSs for which cash is received) will be equal to the aggregate tax basis of the Barr shares surrendered in the merger, reduced by the amount of any cash received by the shareholder in the merger (excluding any cash received instead of fractional Teva ADSs) and increased by the amount of any gain recognized by the shareholder on the exchange (excluding any gain resulting from the receipt of cash instead of a fractional share).

Holding period for Teva ADSs.  The holding period of any Teva ADSs received in the merger by a U.S. holder of Barr shares (including fractional Teva ADSs for which cash is received) will include the holding period of the Barr shares surrendered in the merger.

Cash received instead of a fractional Teva ADS.  A U.S. holder of Barr shares who receives cash instead of a fractional Teva ADS will generally be treated as having received a fractional Teva ADS and then as having received cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in redemption of the fractional Teva ADS and the portion of the shareholder’s aggregate adjusted tax basis allocable to the fractional Teva ADS. This gain or loss generally will be long-term capital gain or loss if the holding period for the holder’s Barr shares is more than one year at the effective time of the merger.

Treatment of capital gains.  Capital gain of a non-corporate U.S. holder will generally be subject to a maximum rate of 15% if the Barr shares were held for more than one year on the effective date of the merger. The deduction of any capital loss is subject to limitations. This gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income tax on gain or loss recognized with respect to consideration received in the merger unless (i) the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for U.S. taxation, the gain is attributable to a “permanent establishment” maintained in the United States or (ii) the non-U.S. holder is an individual present in the United States for at least 183 days in the taxable year of the merger and certain other conditions are met. A non-U.S. holder described in (i) above will be subject to tax on the net gain in the same manner as if it were a U.S. holder. An individual non-U.S. holder described in (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United Sates. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to gain that is “effectively connected” with its conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

Holders of Barr shares might be subject to backup withholding and information reporting as described below under “Information Reporting and Backup Withholding.”

Ownership of Teva ADSs — U.S. Federal Income Taxation

U.S. holders of Teva ADSs will be treated as owners of the Teva ordinary shares underlying their Teva ADSs. Accordingly, except as noted, the U.S. federal income tax consequences discussed below apply equally to U.S. holders of Teva ordinary shares and Teva ADSs, and deposits and withdrawals of Teva ordinary shares in exchange for Teva ADSs will not be taxable events for U.S. federal income tax purposes.

The U.S. Treasury has expressed concerns that parties to whom Teva ADSs are released may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. holders of Teva ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate U.S. holders. Accordingly, the analysis of the availability of foreign tax credits and the reduced tax rate for dividends received by certain non-corporate U.S. holders, described below, could be affected by actions taken by parties to whom the Teva ADSs are released.

Dividends and Distributions

U.S. holders.  The amount of any distribution paid to a U.S. holder, including any Israeli taxes withheld from the amount of such distribution, will be subject to U.S. federal income taxation as ordinary income from sources outside the United States to the extent paid out of Teva’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to applicable limitations, dividends paid to non-corporate U.S. holders with respect to taxable years beginning on or before December 31, 2010 generally are subject to tax at a maximum rate of 15%. Any dividend received will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from U.S. corporations. Teva does not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend.

Dividends paid in Israeli NIS will be included in a U.S. holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of the U.S. holder’s (or, in the case of Teva ADSs, the depositary’s) receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. holder should generally not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. holder may have foreign currency gain or loss, which will be treated as income from sources within the United States, if he or she does not convert the amount of such dividend into U.S. dollars on the date of receipt. The amount of any distribution of property other than cash will be the property’s fair market value on the date of the distribution.

Subject to applicable limitations that may vary depending on a U.S. holder’s circumstances, Israeli taxes withheld from dividends on Teva ADSs at the rate provided by the U.S.-Israel tax treaty will be creditable against a U.S. holder’s U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on Teva ADSs will be treated as income from sources outside the U.S. and will generally constitute passive category income. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex, and, therefore, you should consult your own tax advisor regarding the availability of foreign tax credits in your particular circumstances. Instead of claiming a credit, a U.S. holder may elect to deduct such otherwise creditable Israeli taxes in computing taxable income, subject to generally applicable limitations.

Non-U.S. holders.  A non-U.S. holder is not subject to U.S. federal income tax with respect to dividends paid on Teva ADSs unless the dividends are “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for U.S. taxation, the dividends are attributable to a permanent establishment maintained in the United States. In such case, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to dividends that are “effectively connected” with its conduct of a trade or business in the United States.

Transfers of Teva ADSs

U.S. holders.  A U.S. holder that sells or otherwise disposes of Teva ADSs generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the tax basis, determined in U.S. dollars, in the Teva ADSs. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The surrender of Teva ADSs in exchange for ordinary shares, or vice versa, will not be a taxable event for U.S. federal income tax purposes, and U.S. holders will not recognize any gain or loss upon such an exchange.

Non-U.S. holders.  A non-U.S. holder will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of Teva ADSs unless (i) the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for U.S. taxation, the gain is attributable to a permanent establishment maintained in the United States or (ii) the non-U.S. holder is an individual and present in the United States for at least 183 days in the taxable year of the sale and certain other conditions are met. A non-U.S. holder described in (i) above will be subject to tax on the net gain derived from the sale in the same manner as if it were a U.S. holder. An individual non-U.S. holder described in (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United Sates. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate, on “effectively connected” gains recognized.

Passive Foreign Investment Company Rules

A foreign corporation will be treated as a passive foreign investment company (a “PFIC”) in any taxable year in which either (i) at least 75% of its gross income for the taxable year is “passive income” or (ii) at least 50% of the value (determined on the basis of a quarterly average) of its assets is attributable to assets that produce or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents, and gains from commodities and securities transactions. Based upon the value and nature of Teva’s assets and the sources and nature of its income, Teva does not believe that it is a PFIC and does not expect to become a PFIC in future taxable years. However, because the determination of whether Teva is a PFIC is based upon the composition of its income and assets from time to time, there can be no assurance that Teva will not be considered a PFIC in any taxable year in the future.

Information Reporting and Backup Withholding

Proceeds from the disposition of Barr shares in the merger (including cash received in lieu of a fractional Teva ADS), dividends paid on Teva ADSs, and proceeds from the sale, exchange or disposition of Teva ADSs may be subject to information reporting requirements.

In addition, a holder may be subject to backup withholding on such payments if such holder:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service regarding a failure to report all interest or dividends required to be shown on its federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on an appropriate Internal Revenue Service Form W-8.

Any amount withheld under these rules will be creditable against the holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is furnished to the Internal Revenue Service.

U.S. holders should review the summary below under “— Israeli Tax Considerations” for a discussion of the Israeli taxes which may be applicable to them.

Israeli Tax Considerations — Ownership of Teva ADSs

Withholding Taxes on Dividends Distributed by Teva to Non-Israeli Residents

Dividends paid by an Israeli company to shareholders residing outside Israel are generally subject to withholding of Israeli income tax at a rate of up to 20%. Such tax rates apply unless a lower rate is provided in a treaty between Israel and the shareholder’s country of residence. In Teva’s case, the applicable withholding tax rate will depend on the particular Israeli production facilities that have generated the earnings that are the source of the specific dividend and, accordingly, the applicable rate may change from time to time. The rate of tax withheld on the dividend declared for the second quarter of 2008 was 16.5%.

A non-resident of Israel who has interest or dividend income derived from or accrued in Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer.

Capital Gains and Income Taxes Applicable to Non-Israeli Shareholders

If the ordinary shares of an Israeli company are traded on a recognized stock exchange (including the Tel Aviv Stock Exchange and NASDAQ), gains on the sale of ordinary shares held by non-Israeli tax resident investors will generally be exempt from Israeli capital gains tax. Notwithstanding the foregoing, dealers in securities in Israel are taxed at regular tax rates applicable to business income.

The U.S.-Israeli tax treaty exempts U.S. residents who hold an interest of less than 10% in an Israeli company, including Teva, and who did not hold an interest of 10% or more in Teva at any time during the 12 months prior to a sale of their shares, from Israeli capital gains tax in connection with such sale. Certain other tax treaties to which Israel is a party also grant exemptions from Israeli capital gains taxes.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Teva nor Barr undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the section entitled “Special Note Concerning Forward-Looking Statements” above.

The unaudited combined condensed pro forma statements of income combine the historical consolidated statements of income of Barr and Teva giving effect to the merger as if the merger had occurred on January 1, 2007. The unaudited combined condensed pro forma balance sheet combines the historical consolidated balance sheets of Teva and Barr giving effect to the merger as if it had occurred on June 30, 2008.

The allocation of the purchase price in the merger as reflected in these unaudited pro forma combined condensed financial statements is based upon preliminary estimates of the fair value of assets acquired and liabilities assumed as of the date of merger. Management of Teva is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price is based on available public information and is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma combined condensed financial statements.

For the reasons mentioned in the prior paragraph, a final determination of the fair values of Barr’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Barr that exist as of the date of completion of the merger. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those used in the combined condensed pro forma financial data presented below and could result in a material change in amortization of acquired intangible assets and depreciation of tangible assets.

In December 2007, FASB issued Statement No. 141(R), Business Combinations — revised (“SFAS 141R”). SFAS 141R will be effective for all business combinations consummated beginning January 1, 2009. This new standard could significantly change the accounting for, and reporting of, business combination transactions in financial statements.

The unaudited pro forma financial statements included in this proxy statement/prospectus have been prepared in accordance with Article 11 of Regulation S-X, assuming the transaction is recorded as a purchase pursuant to SFAS 141, as it has been determined that it is more likely than not that the merger will close on or prior to December 31, 2008. However, if the acquisition were to be consummated in 2009 SFAS 141R would apply and would have a material impact on the pro forma data.

Under SFAS 141R, the following items could have a material impact on accounting for the business combination: (1) the asset related to in-process research and development would be treated as an indefinite-lived intangible asset and capitalized, but would not be subject to amortization until the associated research and development activities are either completed or abandoned. This would likely result in the pro forma balance sheet including approximately $1,400 million in additional intangible assets, which would be subject to amortization or potential impairment upon completion of the merger; (2) the purchase price paid in shares would be valued at the closing date of the transaction rather than at the announcement date, which could significantly change the purchase price and the related goodwill amounts as currently presented in the pro forma balance sheet; and (3) acquisition-related costs would not be part of the purchase price allocation and, as a result, the impact to the pro forma balance sheet would be to reduce the purchase price and the related goodwill by approximately $20 million, with a corresponding decrease to retained earnings; and (4) restructuring costs would most likely be expensed as incurred.

A final determination of the fair values of Barr’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Barr that exist as of the date of completion of the merger and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the pro forma combined condensed financial statements presented below.

The unaudited pro forma combined condensed financial statements do not include liabilities resulting from integration planning, fair value adjustments to property, plant and equipment, adjustments in respect of possible settlements of outstanding litigation and potential additional intangible assets such as trade names, customer contracts and others. Amounts preliminarily allocated to goodwill may significantly decrease or increase and amounts allocated to intangible assets with definite lives may increase or decrease significantly, which could result in a material change in amortization of acquired intangible assets and depreciation of tangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in the accompanying unaudited pro forma combined condensed financial statements. In addition to the completion of the valuation, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in Barr’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and the related notes of Teva and Barr and other financial information pertaining to Teva and Barr, including Teva’s “Operating and Financial Review and Prospects” included in Teva’s Annual Report on Form 20-F for the year ended December 31, 2007 and Report of Foreign Private Issuer on Form 6-K containing its quarterly results for the quarter ended June 30, 2008, and Barr’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Barr’s Annual Report on Form 10-K for the year ended December 31, 2007 and Barr’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” for information on where you can obtain copies of these documents.

Teva Pharmaceutical Industries Limited
Unaudited Pro Forma Combined Condensed Statements of Income
For the Six Months Ended June 30, 2008

	Teva	Barr	Adjustments	Note		Pro Forma
	(U.S. dollars in millions, except share and per share data)

Net sales	5,395	1,387	(69)	(1	),(2)	6,713
Cost of sales	2,518	628	(50)	(1	),(2),(3),(4)	3,096

Gross profit	2,877	759	(19)			3,617
Research and development expenses	377	145	—			522
Selling, general and administrative expenses	1,183	415	(28)	(1	),(2)	1,570
Acquisition of research and development in process	382	—	—			382

Operating income	935	199	9			1,143
Financial expenses — net	85	55	86	(5)		226

Income before income taxes	850	144	(77)			917
Provision for income taxes	161	65	(14)	(6)		212

	689	79	(63)			705
Share in loss of associated companies — net	*	—	—			—
Minority interests in profits (losses) of subsidiaries — net	3	(1)	—			2

Net income	686	80	(63)			703

Earnings per share:
Basic	$0.88			(7)		$0.83

Diluted	$0.83			(7)		$0.78

Weighted average number of shares (in millions):
Basic	777			(7)		845

Diluted	836			(7)		904

(*)	Represents an amount less than $1 million.

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Teva Pharmaceutical Industries Limited
Unaudited Pro Forma Combined Condensed Statements of Income
For the Year Ended December 31, 2007

	Teva	Barr	Adjustments	Note		Pro Forma
	(U.S. dollars in millions, except share and per share data)

Net sales	9,408	2,501	(164)	(1	),(2)	11,745
Cost of sales	4,531	1,171	91	(1	),(2),(3),(4)	5,793

Gross profit	4,877	1,330	(255)			5,952
Research and development expenses	581	248	—			829
Selling, general and administrative expenses	1,901	764	(71)	(1	),(2)	2,594
Acquisition of research and development in process	—	5	—			5

Operating income	2,395	313	(184)			2,524
Financial expenses — net	42	105	212	(5)		359

Income before income taxes	2,353	208	(396)			2,165
Provision for income taxes	397	65	(107)	(6)		355

	1,956	143	(289)			1,810
Share in loss of associated companies — net	3	—	—			3
Minority interests in profits of subsidiaries — net	1	1	—			2
Net loss from discounted operations	—	14	—			14

Net income	1,952	128	(289)			1,791

Earnings per share:
Basic	$2.54			(7)		$2.14

Diluted	$2.38			(7)		$1.99

Weighted average number of shares (in millions):
Basic	768			(7)		836

Diluted	830			(7)		898

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Teva Pharmaceutical Industries Limited
Unaudited Pro Forma Combined Condensed Balance Sheet
As of June 30, 2008

	Teva	Barr	Adjustments	Note		Pro Forma
	(U.S. dollars in millions)

Assets
Current assets:
Cash and cash equivalents	2,484	513	(2,325)	(a	)	672
Short-term investments	803	34	(837)	(a	)	—
Accounts receivable	3,784	580	271	(b	),(c)	4,635
Inventories	2,907	471	150	(d	)	3,528
Prepaid expenses and other current assets	845	229	—			1,074

Total current assets	10,823	1,827	(2,741)			9,099
Long-term investments and receivables	577	21	(150)	(a	)	448
Property, plant and equipment, net	2,737	1,176	120	(e	)	4,033
Identifiable intangible assets, net	1,917	1,479	1,021	(e	),(f),(g)	4,417
Goodwill	8,670	306	3,287	(g	)	12,263
Other assets, deferred taxes and deferred charges	296	161	—			457

Total assets	25,020	4,970	1,537			31,527

Liabilities and shareholder’s equity
Current liabilities:
Short-term debt	1,429	231	3,073	(a	),(h)	4,733
Sales reserves and allowance	2,077	—	306	(c	),(i)	2,383
Accounts payable	1,505	143	(19)	(b	)	1,629
Other current liabilities	446	348	160	(i	),(j)	954

Total current liabilities	5,457	722	3,520	(k	),(l),(m)	9,699
Long-term liabilities:
Deferred income taxes	580	181	462	(m	)	1,223
Other taxes payable	379	—	—			379
Employee related obligations	167	—	12	(n	)	179
Senior notes and loans	1,888	1,877	(1,785)	(h	),(n)	1,980
Convertible senior debentures	1,433	—	—			1,433

Total long-term liabilities	4,447	2,058	(1,311)			5,194

Total liabilities	9,904	2,780	2,209			14,893

Minority interests	41	32	—			73

Shareholder’s equity:

Ordinary shares	46	1	1	(o	)	48
Additional paid-in capital	8,372	717	2,167	(o	)	11,256
Retained earnings	5,526	1,086	(2,486)	(g	),(o),(p)	4,126
Accumulated other comprehensive income	2,055	455	(455)	(o	)	2,055
Treasury shares	(924)	(101)	101	(o	)	924

Total shareholder’s equity	15,075	2,158	(672)			16,561

Total liabilities and shareholder’s equity	25,020	4,970	1,537			31,527

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

On July 17, 2008, Teva and Barr entered into a definitive agreement and plan of merger under which Teva will acquire Barr. Barr is a global pharmaceutical company that operates in more than 30 countries, and is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals, biopharmaceuticals and active pharmaceutical ingredients. Under the terms of the agreement, each share of Barr common stock will be converted into $39.90 in cash and 0.6272 Teva ADSs. The total consideration for the acquisition is approximately $9 billion, including the assumption of Barr’s net debt. This acquisition is expected to further enhance Teva’s leadership position in the U.S. and to significantly strengthen its position in key Central and Eastern European markets.

The closing of the transaction is subject to approval by the shareholders of Barr, antitrust notification and clearance statutes in the United States, Europian Union and certain other countries, as well as other customary conditions. The transaction is expected to close in late 2008.

The unaudited pro forma combined balance sheet gives effect to the merger between Barr and Teva as if it had occurred on June 30, 2008. The unaudited pro forma combined statements of income give effect to the merger between Barr and Teva as if it had occurred on January 1, 2007. The pro forma combined condensed statements of income do not include any non-recurring charges that are directly attributable to the merger. The pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained.

Adjustments to unaudited combined condensed pro forma statements of income.

(1) Elimination of intercompany sales and royalties in an amount of approximately $94 million and approximately $34 million in the year ended December 31, 2007 and the six months ended June 30, 2008, respectively. No adjustment has been made of any potential unrealized profit on inventory on hand at the end of the financial period since no information was available regarding inventory on hand, which may have resulted from transactions between Teva and Barr prior to the acquisition.

(2) Elimination of $70 million and $35 million in the year ended December 31, 2007 and the six months ended June 30, 2008, respectively, of net sales related to the divestiture of certain overlapping products. Teva and Barr cannot be certain that additional products will not be required to be divested in connection with the merger.

(3) Amortization of intangible assets established as part of the purchase price allocation in connection with the acquisition of Barr. The majority of the intangible assets are amortized on a straight line basis over their preliminary estimated useful lives of 15 years. Some intangible assets are amortized over a shorter period. The amount of intangible assets, estimated useful life and amortization methodology are subject to the completion of an evaluation. Assuming a useful life of 15 years, straight line amortization and a tax rate of 35% in the year ended December 31, 2007 and the six months ended June 30, 2008 for every additional $50 million allocated to intangible assets, net income will decrease by $2.2 million and $1.1 million in the year ended December 31, 2007 and the six months ended June 30, 2008, respectively.

(4) Add back of Barr’s historical intangible assets amortization.

(5) Estimated additional interest expense due to: (i) variable interest debt received in connection with the merger. The effect of a 0.125 percent variance in the interest rate on net income is $3.1 million and $0.7 million in the year ended December 31, 2007 and the six months ended June 30, 2008, respectively; and (ii) add back of interest income on Teva’s cash and cash equivalents and marketable securities used as cash consideration in the merger.

(6) Reflecting the tax effect of the pro forma adjustments, using applicable tax rates.

(7) The unaudited pro forma condensed combined financial information gives effect to the issuance of 68 million Teva shares, based upon an exchange ratio of 0.6272 Teva shares for each outstanding share of Barr common stock. The total number of shares may change following possible exercise prior to the closing of Barr stock options held by Barr employees.

The calculation of the weighted average number of shares for pro forma basic earnings per share gives effect to the issuance of approximately 68 million Teva shares in the transaction assuming these were issued on January 1, 2007. The calculation of the weighted average number of shares used in pro forma diluted earnings per share gives effect to the issuance of approximately 68 million Teva shares in the transaction and the dilutive effect of approximately 0.4 million Teva stock options issued in exchange for Barr’s stock options held by non-employee directors, assuming these were issued on January 1, 2007.

(8) Based on public information, certain accounting policy differences were identified. However, full effect was not given to such differences since information to quantify such differences was not available. In addition, other changes may exist which that not been taken into account.

Adjustments to unaudited combined condensed pro forma balance sheet as of June 30, 2008.

(a) Approximately $1.3 billion is expected to be financed from additional borrowings. Such amount, together with approximately $3.2 billion cash and cash equivalents, short-term investments and long term investments on hand at Teva and Barr, is to be used to pay the cash portion of the merger consideration.

(b) Elimination of intercompany balances in an amount of approximately $19 million.

(c) Adjustments to Barr’s presentation of sales reserves and allowances to conform with Teva’s presentation in an amount of approximately $290 million.

(d) Fair value step-up in inventories in an amount of approximately $150 million based on a preliminary valuation by management. Because this adjustment is directly attributed to the transaction and will not have an ongoing impact, it is not reflected in the pro forma combined condensed statements of income. However, the amortization of the inventories step-up is expected to impact cost of sales during the next 12 months following consummation of the transaction.

(e) Reclassification of land use right, in an amount of approximately $120 million, from intangible assets to fixed assets to conform with Teva’s presentation.

(f) Preliminary valuation of the fair value of existing products and other identifiable intangible assets acquired in excess of intangible assets recorded in connection with previous acquisitions by Barr.

(g) The fair values of Barr’s net assets have been estimated based on publicly available information for the purpose of allocating the purchase price and determining the pro forma effect of the merger on the unaudited combined condensed pro forma financial statements. The estimated purchase price of approximately $7.5 billion has been calculated and preliminarily assigned to the net tangible and intangible assets acquired as follows:

U.S.$ in millions (except per share amounts)

Purchase price calculation:
Teva average market price per share	42.46
Exchange ratio	0.6272
Teva’s share consideration per one common share of Barr	26.63
Cash consideration per one common share of Barr	39.90
Total share consideration in exchange for 108.4 million Barr shares	2,886
Total cash consideration in exchange for 108.4 million Barr shares	4,325
Cash settlement of Barr’s employee stock options	252
Fair market value of Teva’s stock options issued in exchange of Barr stock options(1)	15
Estimated transaction costs	20

Total purchase price	7,498

The total purchase price may increase in the case of the exercise of Barr stock options prior to the closing. Such exercise will result in an increase to the total purchase price and an increase in Barr’s cash balances as a result of the payment of the exercise price.

For accounting purposes, the aggregate purchase price paid for the shares of Barr common stock is determined based upon the value of Teva shares during a five business day period beginning two days before the transaction announcement date and ending two days after such date. This value was $42.46 and the resulting indicated combined and prorated consideration for each outstanding share of Barr common stock is $26.63.

U.S.$ in millions

Purchase price allocation to net tangible and intangible assets acquired and to goodwill:
Net tangible assets	(115)
Identifiable intangible assets(2):
Existing products	2,500
In process research and development(3)	1,400
Goodwill(2)	3,713

Total	7,498

(1)	The fair market value of Teva stock options issued in exchange of Barr stock options was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $41.05; dividend yield of 1.3%; expected volatility of 23.1%; risk-free interest rate of 3.3%; and an expected life of one year.

(2)	Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets, net of the fair value of liabilities assumed. Amortization of other intangible assets has been provided over an estimated useful life of 15 years using a straight line method. The amount of intangible assets, estimated useful life and amortization methodology are subject to the completion of an evaluation. Assuming a tax rate of 35%, for every additional $50 million allocated to intangible assets, goodwill will decrease by $33 million, identifiable intangible assets will increase by $50 million and non-current deferred income tax liabilities will increase by $17 million, nor to its liabilities.

The planning process for the integration of Barr and Teva operations may result in accruals for restructuring, in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3. No adjustments have been made in respect of such possible restructuring. In addition, no adjustments were recorded in respect of possible settlements of outstanding litigation as these are not presently estimable. Such accruals and/or adjustments would change the allocation of the purchase consideration to goodwill. In addition, no adjustments have been made to the carrying value of other tangible assets of Barr nor its liabilities. Such adjustments would change the allocation of the purchase consideration to goodwill.

(3)	The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the closing date of the merger, will not have reached technological feasibility and have no alternative future use. The preliminary estimate of in-process research and development is approximately $1,400 million. Because this expense is directly attributable to the merger and will not have a continuing impact, it is not reflected in the unaudited pro forma combined condensed statements of income. However, under currently applicable accounting rules as mentioned above, this item will be recorded as a one-time charge against income in the period in which the transaction occurs. The amount of in-process research and development is subject to change and will be finalized upon consummation of the transaction and completion of an evaluation. For every incremental $50 million increase to the amount allocated to in-process research and development expense, there will be a $50 million decrease to net income in the period in which the transaction occurs. Additionally, goodwill will also decrease by $50 million.

(h) Reclassification of the portion of Barr’s senior notes in an amount of approximately $1.8 billion expected to be refinanced upon acquisition, from senior notes and loans to current portion of long term loans.

(i) Reclassification of Barr’s Medicaid provision, from accrued liabilities, in an amount of approximately $16 million to conform with Teva’s presentation of sales reserves and allowances.

(j) Cancellation of Barr’s indemnification provision related to Teva’s launch of the generic version of Allegra® in an amount of approximately $4 million.

(k) Provision in an amount of approximately $60 million related to potential payments to certain Barr officers upon termination due to a change of control.

(l) Provision in an amount of approximately $40 million related to Barr’s agreement with Bank of America in connection with the merger.

(m) Deferred income taxes provided in respect of tangible and identifiable intangible assets acquired in the merger, in excess of deferred income taxes associated with Barr’s intangible assets from its prior acquisitions.

(n) Reclassification of Barr’s employee-related obligations, from senior notes and loans, in an amount of approximately $12 million to conform to Teva’s presentation.

(o) Elimination of all components of Barr’s shareholder’s equity and the issuance of the shares and grant of stock options as part of the consideration in the transaction.

(p) Based on public information, certain accounting policy differences were identified. However, full effect was not given to such differences since information to quantify such differences was not available. In addition, other changes may exist which have not been taken into account.

EXPERTS

The consolidated financial statements of Teva as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and Teva management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 (which is included in management’s report on internal control over financial reporting) incorporated in this proxy statement/prospectus by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2007, have been so incorporated in reliance on the audit report of Kesselman & Kesselman, independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Barr Pharmaceuticals, Inc. and its consolidated subsidiaries as of December 31, 2007 and 2006 and for the year ended December 31, 2007, the six month period ended December 31, 2006 and the years ended June 30, 2006 and 2005, the related financial statement schedule and the effectiveness of Barr’s internal control over financial reporting as of December 31, 2007, incorporated in this proxy statement/prospectus by reference from Barr’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP (except for the financial statements of Barr’s PLIVA d.d. subsidiary, before the effects of the retrospective adjustments for discontinued operations, as of December 31, 2006 and for the period October 25, 2006 to December 31, 2006), as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements and financial statement schedule as of December 31, 2007 and 2006 and for the year ended December 31, 2007, the six month period ended December 31, 2006 and the years ended June 30, 2006 and 2005 and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting as of December 31, 2007. The financial statements of PLIVA d.d., before the effects of the retrospective adjustments for discontinued operations, as of December 31, 2006 and for the period from October 25, 2006 to December 31, 2006, consolidated with those of Barr, not presented separately herein, have been audited by KPMG Hungária Kft, as stated in their report incorporated herein by reference. Such financial statements of Barr and its consolidated subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent registered public accounting firms.

LEGAL MATTERS

The validity of the Teva ordinary shares and ADSs to be issued in the merger will be passed upon for Teva by Tulchinsky, Stern, Marciano, Cohen & Co. and Willkie Farr & Gallagher LLP, Israeli and U.S. counsel, respectively, to Teva.

Simpson Thacher & Bartlett LLP is providing services to Barr in connection with the merger and the preparation of this proxy statement/prospectus.

BARR SHAREHOLDER PROPOSALS

If the merger is completed, Barr will have no public shareholders and there will be no public participation in future meetings of Barr’s shareholders. If the merger is not completed and we hold an annual meeting, in order to be eligible for inclusion in our proxy materials for our 2009 annual meeting in which our public shareholders participate, written notice of any shareholder proposal must be received by us a reasonable time before we begin to print and mail our proxy material for such annual meeting. Under SEC rules, if any shareholder intends to present a proposal at Barr’s next annual meeting of shareholders, the proposal must be received by Barr at our principal executive offices no later than December 8, 2008, and the shareholder must satisfy the other requirements of SEC Rule 14a-8 in order for the proposal to be considered for inclusion in our proxy statement and proxy for that meeting. Our principal executive offices are located at 225 Summit Avenue, Montvale, New Jersey 07645 and any such proposals must be addressed to the attention of the Corporate Secretary.

Alternatively, if the merger is not completed and Barr holds an annual meeting in 2009, shareholders may introduce certain types of proposals that they believe should be voted upon or nominate persons for election to the Board of Directors at the 2009 Annual Meeting of Shareholders. Under Barr’s by-laws, notice of any such proposal or nomination must be received in writing by our Corporate Secretary no later than February 14, 2009 and not before January 15, 2009. However, if the date of the 2009 Annual Meeting of Shareholders is more than 30 days before or more than 70 days after the anniversary of the 2008 Annual Meeting (other than as a result of adjournment or postponement), then such notice must be delivered not earlier than the close of business on the 120th day prior to the 2009 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2009 Annual Meeting or the 10th day after the date of the 2009 Annual Meeting is first publicly announced. Notwithstanding the provisions discussed above, if the number of directors to be elected to the Board at the 2009 Annual Meeting is increased, and there is no public announcement by Barr naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the 2008 Annual Meeting, a shareholder’s notice will be considered timely, but only with respect to the additional directorships, if it is received by our Corporate Secretary not later than the close of business of the 10th day after Barr first announces the additional nominees. Shareholders wishing to make such proposals or nominations also must satisfy the other requirements under Barr’s By-laws. If the shareholder fails to comply with the foregoing notice provision or does not comply with the requirements of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, Barr may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a shareholder. Notices of intention to present proposals or nominations should be sent to Barr’s principal executive offices at 225 Summit Avenue, Montvale, New Jersey 07645. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

Barr files annual, quarterly and current reports, proxy statements and other information with the SEC. Teva files annual and current reports and other information with the SEC. You may read and copy any reports, statements or other information filed by Teva and Barr at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Teva and Barr, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Teva and Barr through the websites maintained by Teva and Barr, which are http://www.tevapharm.com and http://www.barrlabs.com, respectively. The information contained in those websites is not incorporated by reference into this proxy statement/prospectus.

As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form F-4 filed by Teva to register the ordinary shares to be issued in the merger and the exhibits to the registration statement. The SEC allows Teva and Barr to “incorporate by reference” information into this proxy statement/prospectus, which means that important information can be disclosed to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Teva (Commission file number 0-16174) and Barr (Commission file number 1-09860) have previously filed with the SEC. These documents contain important information about the companies and their financial condition. We urge you to carefully read these documents.

Teva Filings with the SEC	Period and/or Filing Date

Annual Report on Form 20-F	Year ended December 31, 2007, as filed on February 29, 2008
Reports of Foreign Private Issuer on Form 6-K	Filed on January 10, 2008, January 17, 2008, January 22, 2008, January 30, 2008, February 21, 2008, April 3, 2008, May 12, 2008, May 20, 2008, May 23, 2008, June 26, 2008, June 30, 2008, July 18, 2008, July 22, 2008, July 23, 2008, July 29, 2008, August 13, 2008, August 19, 2008, August 26, 2008, September 3, 2008, and September 15, 2008.

Barr Filings with the SEC	Period and/or Filing Date

Annual Report on Form 10-K	Year ended December 31, 2007, as filed on February 29, 2008
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2008, as filed on May 9, 2008, and Quarter ended June 30, 2008, as filed on August 7, 2008
Definitive Proxy Statement on Schedule 14A	Filed on April 7, 2008
Current Reports on Form 8-K	Filed on February 28, 2008, March 7, 2008, May 8, 2008, June 23, 2008, July 18, 2008 and August 7, 2008.

All documents filed by Teva and Barr pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, from the date of this prospectus to the date of the special meeting will also be deemed to be incorporated into this proxy statement/prospectus by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement in this proxy statement/prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You may also obtain copies of any document incorporated into this proxy statement/prospectus, without charge, by requesting them in writing, by telephone, facsimile or by e-mail from the appropriate company at the following addresses:

Barr Pharmaceuticals, Inc.	Teva Pharmaceutical Industries Limited
Investor Relations	Investor Relations
225 Summit Avenue	5 Basel Street
Montvale, New Jersey 07645	P.O. Box 3190
Phone: (201) 930-3306	Petach Tikva 49131 Israel
Fax: (201) 930-3330	Telephone: 972-3-926-7554
E-mail: ir@barrlabs.com	Fax: 972-3-926-7519 E-mail: ir@teva.co.il

Teva Pharmaceuticals USA, Inc. Investor Relations 1090 Horsham Road North Wales, PA 19454 Telephone: (215) 591-8912 Fax: (215) 591-8836 E-mail: kevin.mannix@tevausa.com

If you are a shareholder of Barr and would like to request documents, please do so by          , 2008 to receive them before the special meeting.

Neither Teva nor Barr has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
BARR PHARMACEUTICALS, INC.,
TEVA PHARMACEUTICAL INDUSTRIES LTD.
and
BORON ACQUISITION CORP.
Dated as of July 17, 2008

A-i

EXHIBITS:
Exhibit A	Parent Officer Representation Letter	A-48
Exhibit B	Company Officer Representation Letter	A-49

A-ii

INDEX OF DEFINED TERMS

Defined Term	Section

368 Reorganization	5.1(n)(x)
Acquisition Proposal	7.2
Affected Employees	7.9(a)(i)
Affiliate	3.2(d)
Agreement	Preamble
Antitrust Law	7.4(f)
Asbestos	5.1(m)
Asbestos-Containing Material	5.1(m)
Audit Date	5.1(e)(iii)
Bankruptcy and Equity Exception	5.1(c)(i)
Book Entry Shares	3.1(c)
Business Day	4.1
By-Laws	2.3
Certificate	3.1(c)
Certificate of Incorporation	2.2
Certificate of Merger	1.2
Change of Recommendation	7.2
Closing	4.1
Closing Year	7.9(a)(ii)
Closing Date	4.1
CMS	5.1(k)
Code	Recitals
Company	Preamble
Company Advisor	5.1(w)
Company Awards	3.1(d)(ii)
Company Option	3.1(d)(i)
Company Balance Sheet	5.1(g)
Company Common Stock	3.1(b)
Company Compensation and Benefit Plan	5.1(j)(i)
Company Disclosure Schedules	5.1
Company Intellectual Property Rights	5.1(p)(i)
Company Material Adverse Effect	5.1(a)
Company Reports	5.1(e)(i)
Company Required Statutory Approvals	5.1(d)(i)
Company Requisite Vote	5.1(u)
Company Stock Plans	5.1(b)
Company Stockholders Meeting	7.3
Compensation and Benefit Plan	5.1(j)(i)
Confidentiality Agreement	10.7
Contracts	5.1(d)(ii)
control	3.2(d)
Copyrights	5.1(p)(i)
DEA	5.1(k)

A-iii

Defined Term	Section

Depository	3.2(a)
DGCL	Recitals
Dissenting Shares	3.3(a)
Divestitures	7.4(f)
EC Merger Regulation	5.1(d)(i)
Effective Time	1.2
Environmental Law	5.1(m)
ERISA	5.1(j)(i)
Exchange Act	5.1(a)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Ratio	3.1(c)(i)
Executive Bonus Plans	7.9(a)(ii)
F-4 Registration Statement	5.1(f)
FDA	5.1(k)
First Step Merger	7.17
Foreign Antitrust Filings	5.1(d)(i)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HHS	5.1(k)
HSR Act	5.1(d)(i)
Indemnified Parties	7.10
Intellectual Property Rights	5.1(p)(i)
ISA	5.2(d)(i)
knowledge	5.1(a)
Laws	5.1(k)
Legal Privilege	7.4(b)
Liens	5.1(q)
Litigation Claims	5.1(i)
Merger	Recitals
Merger Consideration	3.1(c)
Merger Sub	Preamble
Merger Sub 2	7.17
Nasdaq	5.2(d)(i)
NYSE	5.1(d)(i)
Option Exchange Ratio	3.1(d)(i)
Orange Book	5.1(p)(ii)
Order	8.1(c)
Organizational Documents	5.1(a)
Parent	Preamble
Parent ADRs	3.1(c)(i)
Parent ADSs	3.1(c)(i)
Parent Award	3.1(d)(i)
Parent Balance Sheet	5.2(g)

A-iv

Defined Term	Section

Parent Disclosure Schedules	5.1(a)
Parent Intellectual Property Rights	5.2(l)(i)
Parent Material Adverse Effect	5.2(a)
Parent Ordinary Shares	3.1(c)(i)
Parent Reports	5.2(e)(i)
Parent Required Statutory Approvals	5.2(d)(i)
Parent Stock Plans	5.2(b)
Patents	5.1(p)(i)
Permitted Liens	5.1(q)
Person	3.2(b)
Proxy Statement	7.5
Proxy Statement/Prospectus	7.5
Registration Statements	5.1(f)
Representatives	7.2
S-8 Registration Statement	3.1(d)(i)
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
Significant Subsidiary	5.1(a)
Stock Consideration	3.1(c)(i)
Subsidiary	5.1(a)
Superior Proposal	7.2
Surviving Corporation	1.1
Takeover Statute	5.1(l)(i)
TASE	5.2(d)(i)
Tax	5.1(n)(xi)
Tax Return	5.1(n)(xi)
Taxes	5.1(n)(xi)
Termination Date	9.2(a)
Trademarks	5.1(p)(i)
Transition Period	7.9(a)
U.S. Company Plan	5.1(j)(ii)
U.S. GAAP	5.1(a)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 17, 2008, by and among Barr Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Parent”), and Boron Acquisition Corp., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Company, Parent and Merger Sub have agreed to enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub have each unanimously (i) determined that the Merger and other transactions contemplated hereby are advisable and are fair to and in the best interests of the Company, Parent and Merger Sub and their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, in each case, on the terms and subject to the conditions hereof;

WHEREAS, the respective Boards of Directors of each of the Company and Merger Sub have unanimously determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby (including, without limitation, the Merger);

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and (ii) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-(2)(g); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated herby and to prescribe certain conditions to the consummation of the Merger and such other transactions;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall succeed to and assume all the rights and obligations of the Company in accordance with Section 251 of the DGCL.

1.2.  Effective Time.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and the Merger shall become effective upon such filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the parties may agree and shall specify in the Certificate of Merger (such time at which the Merger becomes effective, the “Effective Time”).

ARTICLE II

THE SURVIVING CORPORATION

2.1.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2.  Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Law (the “Certificate of Incorporation”), except that Article I thereof shall be amended, by the filing of the Certificate of Merger or other appropriate documents, to read in its entirety as follows: “The name of the corporation is Barr Pharmaceuticals, Inc.”

2.3.  By-Laws.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of the Company, as in effect immediately prior to the Effective Time, and including the provisions required by Section 7.10(d), shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein, in the Certificate of Incorporation or in accordance with applicable Law.

2.4.  Directors.  Subject to requirements of applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

2.5.  Officers.  Effective as of the Effective Time, the officers of Merger Sub as of immediately prior to the Effective Time shall be the initial executive officers of the Surviving Corporation, who shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the applicable provisions of the Certificate of Incorporation and the By-Laws.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

3.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company, Parent or Merger Sub:

(a) Merger Sub.  Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), and any other shares of capital stock of the Company, that is owned by the Company or any Subsidiary of the Company or by Parent, Merger Sub or any other Subsidiary of Parent shall automatically be cancelled and retired and shall cease to be outstanding, and no Merger Consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.  Subject to Section 3.3, each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock to be cancelled and retired pursuant to Section 3.1(b)), shall be converted into the right to receive the following consideration (the “Merger Consideration”):

(i) 0.6272 (as may be adjusted pursuant to Section 3.4, the “Exchange Ratio”) ordinary shares, par value NIS 0.10, of Parent, duly issued and credited as fully paid (collectively, the “Parent Ordinary Shares”) which will trade in the United States in the form of American Depositary Shares (“Parent ADSs,” each Parent ADS representing one Parent Ordinary Share), evidenced by American Depositary

Receipts (“Parent ADRs”) (such Parent ADSs, together with any cash in lieu of fractional Parent ADSs to be paid pursuant to Section 3.2(f), the “Stock Consideration”); and

(ii) $39.90 in cash.

At the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to be outstanding, and, in the case of shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares, and: (A) each holder of a certificate representing any such shares (other than Book-Entry Shares) of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such Certificate (for each share of Company Common Stock previously represented thereby), and (B) each holder of Book-Entry Shares shall cease to have any rights with respect thereto except the right to receive the Merger Consideration following such removal of such holder’s name from the registry of holders of such shares (for each such Book-Entry Share).

(d) Company Options and SARs.

(i) The Company shall take all actions necessary or appropriate to provide that each option to purchase Company Common Stock (each a “Company Option”) that is outstanding as of the Effective Time and held by any non-employee member of the Company’s Board of Directors, shall, conditional upon consummation of the Merger, to the extent such Company Options have not been exercised as of the Effective Time, whether or not exercisable or vested, be assumed by Parent and converted into an option or stock appreciation right, as applicable, to acquire Parent Ordinary Shares in the form of Parent ADSs (a “Parent Award”), to be evidenced by Parent ADRs upon exercise, in an amount and at an exercise price as determined in accordance with Section 3.1(d)(ii). Each Company Option so assumed will be subject to, and exercisable and vested on, the same terms and conditions as under such Company Option as of the Effective Time, except that: each assumed Company Option shall (A) constitute an award to acquire that number of Parent ADSs (rounded down to the nearest number of whole Parent ADSs) equal to the product of: (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, and (y) the Option Exchange Ratio (defined below) and (B) have an exercise price per Parent ADS equal to the quotient of (x) the per share exercise price of such Company Option immediately prior to the Effective Time, divided by (y) the Option Exchange Ratio. For purposes of this Section 3.1(d)(i), the term “Option Exchange Ratio” shall mean the sum of: (A) the Exchange Ratio and (B) the quotient of (I) $39.90, divided by (II) the closing price per Parent ADS on the Business Day immediately preceding the Effective Time (as reported by Nasdaq on such Business Day). On or prior to the Effective Date, Parent shall file an appropriate Registration Statement on Form S-8 with respect to the offering of the Parent ADSs issuable upon exercise of the Parent Awards (the “S-8 Registration Statement”) and, as promptly as practicable, shall comply with the terms of Section 7.6 so that holders of Parent Awards may, subject to applicable Law, freely sell the Parent ADSs issuable upon exercise of the Parent Awards.

(ii) The Company shall take all actions necessary or appropriate to provide that each Company Option, and each stock appreciation right granted on Company Common Stock (collectively, “Company Awards”), in any case held by any current or former employee of the Company or any of its Subsidiaries, which is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or not exercisable), shall be canceled by the Company, and the holder thereof shall be entitled to receive promptly following the Effective Time from Parent or the Surviving Corporation, as applicable, in consideration for such cancellation, an amount (less applicable withholdings and without interest) equal to the product of (x) the excess, if any, of (A) $66.50, over (B) the exercise price per share of Company Common Stock subject to such Company Award, multiplied by (y) the total number of shares of Common Stock subject to such Company Award. The Company shall take all commercially reasonable actions that may be necessary (under the applicable Company Stock Plans and otherwise) to effectuate the provisions of this Section 3.1(d)(ii).

(iii) Promptly following the date hereof, the Company shall take all actions that are necessary or appropriate to cause the Company’s Employee Stock Purchase Plan to be modified, terminated and/or suspended so that no purchase of Company Common Stock shall or may occur from and after the expiration of the offering period currently in effect under such plan or the Closing Date (if earlier).

3.2.  Exchange of Share Certificates.  (a) Exchange Agent. Prior to the Effective Time, Parent shall designate The Bank of New York, which currently acts as the depository for the ADSs, or another U.S. bank or trust company reasonably acceptable to the Company (in such capacity, the “Depository”), to act as agent (the “Exchange Agent”) for the holders of shares of Company Common Stock to receive the Merger Consideration to which such holders shall become entitled with respect to such holder’s shares of Company Common Stock pursuant to Sections 3.1(c) and 3.1(d). At or prior to the Effective Time, Parent or Merger Sub shall deposit or cause the Depository to deposit with the Exchange Agent, (i) that number of Parent ADRs and Parent Ordinary Shares, as applicable, and (ii) cash, in each case as are issuable or payable, respectively, pursuant to this Article III in respect of shares of Company Common Stock for which Certificates or evidence of Book-Entry Shares have been properly delivered to the Exchange Agent. The deposit made by Parent or Merger Sub, as the case may be, pursuant to this Section 3.2(a) is hereinafter referred to as the “Exchange Fund.” The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments provided for in Sections 3.1(c) and 3.1(d). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement; provided that Parent may direct the Exchange Agent to invest the Exchange Fund in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively; provided further, that no such investment or losses shall affect the cash consideration payable to holders of Company Common Stock entitled to receive such consideration or cash in lieu of fractional Parent ADSs as provided in Section 3.2(f) and Parent shall promptly provide additional funds to the Exchange Agent for the benefit of such holders entitled to receive such consideration in the amount of any loss. Any interest or other income resulting from such investments shall be (A) the property of Parent and (B) promptly paid to Parent. Parent shall, prior to the Effective Time, allot Parent Ordinary Shares referred to in Sections 3.1(c) on the terms and subject to the conditions set forth in this Agreement.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock at the Effective Time (A) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) or evidence of Book-Entry Shares, as the case may be, to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company shall reasonably agree and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) and evidence of Book-Entry Shares in exchange for the Merger Consideration (such instructions shall include instructions for the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered on the transfer books of the Company, subject to the receipt of appropriate documentation for such transfer). Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) or evidence of Book-Entry Shares to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Exchange Agent, the holder of such Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the applicable Merger Consideration (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article III, and the Certificate or Book-Entry Shares so surrendered will forthwith be cancelled and retired. No interest shall be paid, payable or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the cash and the number of Parent ADSs to be paid and issued upon due surrender of the Certificate or Book-Entry Shares may be paid to such a transferee if the Certificate or evidence of Book-Entry Shares formerly representing such shares of Company Common Stock is presented to the

Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(ii) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration shall be paid to the holder of any Certificates or Book Entry Shares not surrendered until such Certificates or Book Entry Shares, as applicable, are surrendered as provided in this Section 3.2. Following such surrender, in addition to the Merger Consideration, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (A) at the time of surrender, the amount of all dividends or other distributions with a record date after the Effective Time, which were either previously paid or payable on the date of such surrender with respect to such securities and (B) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such securities with a record date after the Effective Time and prior to surrender and with a payment date subsequent to such surrender.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including, without limitation, any not-for-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Transfers.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock on the first anniversary after the Effective Time shall be returned to Parent, the Surviving Corporation or another Affiliate of Parent, as may be designated by Parent or the Surviving Corporation. Any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Corporation for payment of the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Affiliate” means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls such Person, and (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, provided that, for the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

(e) Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent (and upon such terms and subject to such conditions as Parent shall reasonably require), (i) the agreement by such Person to indemnify and hold harmless Parent, the Surviving Corporation and any of their respective Affiliates from and against any and all claims with respect to such Certificate and/or (ii) the posting by such Person of a bond in customary amount as indemnity against any and all such claims, the Exchange Agent or Parent (as the case may be) will issue, or cause to be issued, in exchange for such lost, stolen or destroyed Certificate the Merger Consideration upon due surrender of the shares of Company Common Stock represented by such Certificate pursuant to this Agreement.

(f) Fractional Shares.  Notwithstanding any other provision of this Agreement to the contrary, no fractional Parent ADSs will be issued and any holder of shares of Company Common Stock entitled to receive a fractional Parent ADS but for this Section 3.2(f) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder’s proportionate interest in the net proceeds for the sale by the Exchange Agent on behalf of such holder of the aggregate fractional Parent ADS that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five (5) Business Days after the date upon which the Certificate (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional Parent ADSs has been received by the Exchange Agent.

(g) Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under provision of any federal, state, local or foreign tax law. If Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Awards in respect of which Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

3.3.  Appraisal Rights.  (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock (including Book-Entry Shares) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock with respect to which appraisal rights have been perfected and not withdrawn in accordance with Section 262 of the DGCL, the “Dissenting Shares”), shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.2, of such Dissenting Shares.

(b) The Company shall give Parent prompt notice of, together with copies of, any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served on or otherwise received by the Company pursuant to the DGCL. Parent shall have the exclusive right to direct and control all negotiations and proceedings with respect to any and all such demands for appraisal. Without limiting, and in furtherance of, the foregoing, the Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demands for appraisal, (ii) offer to settle or otherwise settle any such demands or (iii) waive any failure to properly make or effect any such demand for appraisal or other action required to perfect appraisal rights in accordance with the DGCL.

3.4.  Adjustments to Prevent Dilution.  Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Effective Time, the issued and outstanding Company Common Shares, or Parent Ordinary Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, or Parent changes the number of Parent Ordinary Shares represented by a Parent ADS, then the Merger Consideration and Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this Section 3.4.

ARTICLE IV

THE CLOSING

4.1.  Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place (i) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. Eastern time on the third Business Day after the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived (by the party entitled to the benefit of such condition) in accordance with this Agreement, or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the date on which the Closing occurs, the “Closing Date”). For purposes of this Agreement, the term “Business Day” means Monday, Tuesday, Wednesday and Thursday of each week, other than days on which banks are required or authorized by Law to close in Tel Aviv or New York City.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.  Representations and Warranties of the Company.  Except as set forth on the disclosure schedules delivered to Parent by the Company simultaneously with the execution and delivery of this Agreement (the “Company Disclosure Schedules”) and except as disclosed in the Company Reports filed prior to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any such reports or other forward-looking statements set forth in such reports), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  The Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Organizational Documents of the Company and each of Barr Laboratories, Inc., a Delaware corporation, PLIVA d.d., a Croatian corporation, and Duramed Pharmaceuticals, Inc., a Delaware corporation, in each case as amended and in effect. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person that is organized in Israel, nor does the Company or any of its Subsidiaries own or lease offices in Israel, have employees working for them in Israel or maintain inventory in Israel.

As used in this Agreement, the term “Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, articles of formation, certificate of formation, articles of association, memorandum of association, by-laws, operating agreement, limited liability company agreement or partnership agreement (or, in each case, any comparable governing instruments) of such Person.

As used in this Agreement, the term “Subsidiary” means, with respect to any specified Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors (or other Persons performing similar functions) of such other Person is directly or indirectly owned or controlled by such specified Person or by one or more of its Subsidiaries or by such specified Person and any one or more of its Subsidiaries.

As used in this Agreement, the term “Significant Subsidiary” means a “significant subsidiary” within the meaning of Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”).

As used in this Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change, after the date hereof, in Law or United States generally accepted accounting principles (“U.S. GAAP”) or interpretations thereof, (ii) general changes in economic or business conditions, or in the securities markets, (iii) changes in conditions affecting the generic pharmaceutical industry or the pharmaceutical industry generally, (iv) the execution, announcement and performance of this Agreement or the consummation of the transactions contemplated hereby or any actions taken, delayed or omitted to be taken by the Company pursuant to and in accordance with this Agreement or at the request of Parent or Merger Sub, (v) any decline in the trading price or trading volume of Company Common Stock, or (vi) any failure by the Company to meet internal projections or forecasts or third party revenue or earnings predictions for any period shall not be considered when determining if a Company Material Adverse Effect has occurred, except in the case of the preceding clause (i), (ii) or (iii) for such effects which have a materially disproportionate impact on the Company and its Subsidiaries taken as a whole as compared to other companies in the pharmaceutical business; it being understood that any event, change, development, effect or occurrence giving rise to such decline in the trading price or trading volume of Company Common Stock as described in the preceding clause (v), or such failure to meet internal projections or forecasts or third party predictions as described in the preceding clause (vi), as the case may be, may be the cause of, and may be deemed to be, a Company Material Adverse Effect.

As used in this Agreement, the term “knowledge” or any similar formulation of knowledge shall mean actual knowledge of: (i) with respect to the Company, those individuals set forth in Section 5.1(a)-1 of the Company Disclosure Schedules; and (ii) with respect to Parent, those persons set forth in Section 5.2(a)-1 of the disclosure schedules delivered to the Company by Parent simultaneously with the execution and delivery of this Agreement (the “Parent Disclosure Schedules”).

(b) Capital Structure.  The authorized capital stock of the Company consists of (A) 200,000,000 shares of Company Common Stock, of which 108,385,085 shares were issued and outstanding as of July 15, 2008, and (B) 2,000,000 shares of preferred stock, par value $1.00 per share, of the Company, none of which shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of: (x) each of the Company’s Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, to the extent reflected in Section 5.1(b)(i) of the Company Disclosure Schedules (with such exceptions as noted therein), is owned by the Company or a direct or indirect wholly owned Subsidiary of the Company free and clear of any material Lien; and (y) each of the Company’s Subsidiaries (other than the Company’s Significant Subsidiaries) is duly authorized, validly issued, fully paid and, to the knowledge of the Company, nonassessable and, to the extent reflected in Section 5.1(b)(i) of the Company Disclosure Schedules (with such exceptions as noted therein), is owned by the Company or a direct or indirect wholly owned Subsidiary of the Company free and clear of any material Lien. As of July 15, 2008, there were 10,997,785 shares of Company Common Stock subject to outstanding Company Awards and 4,129,503 shares of Company Common Stock reserved for future Company Award grants under the Company 2007 Stock and Incentive Award Plan, the Barr Laboratories 2002 Stock and Incentive Award Plan, the Barr Laboratories 1993 Stock Incentive Plan, the Barr Laboratories 1993 Stock Option Plan for Non-Employee Directors, the Barr Laboratories 2002 Stock Option Plan for Non-Employee Directors, the Duramed 1986 Stock Option Plan, the Duramed 1998 Stock Option Plan, the Duramed 1991 Stock Option Plan for Non-Employee Directors, the Duramed 1997 Stock Option Plan, the Duramed 1999 Non-Employee Director Stock Plan, and the Duramed 2000 Stock Option Plan (collectively, the “Company Stock Plans”). Except as set forth in Section 5.1(b) of the Company Disclosure Schedules and other than Company Awards, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c) Corporate Authority.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby, subject only to receipt of the Company Requisite Vote (assuming the accuracy of the representations and warranties set forth in Section 5.2(u)) and the Company Required Statutory Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) Subject to Section 7.2, the board of directors of the Company has authorized and approved this Agreement and the Merger and other transactions contemplated hereby and has resolved to recommend that the stockholders of the Company adopt this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

(d) Governmental Filings; No Violations.

(i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the European Commission Council Regulation (EC) 139/2004 (the “EC Merger Regulation”), the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and state securities, takeover and “blue sky” laws, (C) required to be made or given to, filed with or obtained from Governmental Entities by virtue of the jurisdictions in which the Company or its Subsidiaries conduct business or own any assets (collectively, with those filings and approvals set forth in Section 5.2(d)(i) of the Parent Disclosure Schedules, the “Foreign Antitrust Filings”), (D) set forth on Section 5.2(d)(i) of the Company Disclosure Schedules, and (E) required to be made with the New York Stock Exchange (the “NYSE”) (items (B) through (D), inclusive, the “Company Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any United States or foreign federal, state, or local governmental or regulatory authority, agency, commission, body or other governmental entity including, without limitation, the FDA and the DEA (each a “Governmental Entity”), in connection with the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for those that the failure to make or obtain are not, either individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Company, (B) a breach or violation of, or a default under, any Organizational Document of any Significant Subsidiary of the Company, (C) a breach or violation of, a default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a Lien on the assets of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party on ninety days or less notice (“Contracts”) binding upon the Company or any Subsidiary of the Company or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (B), (C) or (D) above, for any breach, violation, default, acceleration, creation or change that would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The filings required to be made by the Company since December 31, 2005 under the Securities Act and the Exchange Act have been filed with the Securities and Exchange Commission (the “SEC”), including all material forms, registration, proxy and information statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the statutes and the rules and regulations thereunder as in effect on the dates so filed (collectively, including any amendments of any such reports filed with the SEC by the Company prior to the date hereof, the “Company Reports”). None of the Company Reports (in the case of Company Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Company Reports (in the case of Company Reports filed pursuant to the Exchange Act) contained, when filed as finally amended or subsequently mailed to stockholders, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements of the Company and its Subsidiaries included in such Company Reports complied as of the effective or file dates thereof, as applicable, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto as in effect on such dates. Each of the consolidated balance sheets included in or incorporated by reference into Company Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into Company Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein.

(iii) The management of the Company has (A) implemented (x) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities and (y) a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, and (B) disclosed to the Company’s outside auditors and the audit committee of the board of directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of those disclosures made by management to the Company’s auditors and audit committee since December 31, 2006 has been made available to Parent. Since December 31, 2007 (the “Audit Date”), there has not been any material change in the Company’s internal control over financial reporting.

(f) Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the S-8 Registration Statement and the Registration Statement of Parent to be filed with the SEC with respect to the offering of Parent ADSs in connection with the Merger (the “F-4 Registration Statement” and, together with the S-8 Registration Statement, the “Registration Statements”) or any amendment or supplement thereto will, at the time such Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus relating to the Company Stockholder Meeting and any amendments or supplements thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder as in effect on such dates. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any Registration Statement.

(g) No Undisclosed Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever in existence on the date hereof, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required to be set forth in the Company’s balance sheet under U.S. GAAP or the notes thereto, other than: (i) liabilities or obligations set forth in the unaudited consolidated balance sheet of the Company as of March 31, 2008 included in the Company Reports (the “Company Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since March 31, 2008; (iii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement; (iv) liabilities and obligations under Contracts in effect as of the date hereof or entered into hereafter not in violation of the terms of this Agreement; and (v) liabilities or obligations that are not reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

(h) Absence of Certain Changes.  Since the Audit Date and prior to the date of this Agreement, except as expressly contemplated by this Agreement, the Company and its Subsidiaries taken as a whole have conducted their business in all material respects only in, and have not engaged in any material transaction other than according to, the Company’s ordinary course of such business and there has not been: (i) any change in the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries, or any other change, circumstance or event, that has had or would be reasonably likely to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any securities of the Company (other than regular quarterly dividends in the ordinary course of business); (iii) any change by the Company in accounting principles, practices or methods which is not permitted by U.S. GAAP; or (iv) any material increase in the compensation payable or that could become payable by the Company or any of its Significant Subsidiaries to officers or key employees or any material amendment of any of the Company Compensation and Benefit Plans that would have a material impact on the Company’s or any of its Significant Subsidiaries’ businesses, as applicable, other than increases or amendments in the ordinary course of business consistent with past practice.

(i) Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings, including without limitation any challenges to the Company or any of its Subsidiaries’ patents under Paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984, by or before any Governmental Entity (collectively, “Litigation Claims”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director (or any Person in a similar position) or executive officer of the Company or any of its Subsidiaries. This Section 5.1(i) does not relate to employee benefits or ERISA matters, which are the subject of Section 5.1(j), or employee or labor matters, which are the subject of Section 5.1(o).

(j) Employee Benefits.

(i) For the purposes of this Agreement: (i) “Compensation and Benefit Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not; and (ii) “Company Compensation and Benefit Plan” shall mean each material Compensation and Benefit Plan under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits or to which contributions are made or otherwise required to be made, by the Company or any of its Subsidiaries, together with any trust agreement or insurance contract forming a part of such

Compensation and Benefit Plan. Section 5.1(i)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Compensation and Benefit Plans.

(ii) The Company has provided or made available to Parent or its counsel each and every Company Compensation and Benefit Plan that is maintained in the United States (a “U.S. Company Plan”). As soon as practicable after the date of this Agreement (but in no event later than thirty (30) calendar days after such date), the Company shall make available to Parent or its counsel each and every other Company Compensation and Benefit Plan.

(iii) Each U.S. Company Plan has been established and administered in accordance in all material respects with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Law.

(iv) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, each Company Compensation and Benefit Plan maintained outside of the United States has been established and administered in accordance with its terms, and in compliance with applicable Law.

(v) Each Company Compensation and Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and that its trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened litigation or other proceeding relating to the Company Compensation and Benefit Plans (other than routine claims for benefits).

(vi) No Company Compensation and Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Company Compensation and Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and to the knowledge of the Company, no events have occurred and no circumstances exist that have resulted in, or would reasonably be expected to result in, any material “withdrawal liability” (within the meaning of Section 4201 of ERISA) being incurred by the Company or any of its Affiliates that remains unsatisfied.

(vii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (A) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any U.S. Company Plan; (B) increase any benefits otherwise payable under any U.S. Company Plan; or (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(viii) Each U.S. Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated (A) during the period commencing on January 1, 2005 and ending on December 31, 2006, in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, the Proposed Treasury Regulations promulgated under Section 409A of the Code, and (B) since January 1, 2007, in good faith compliance with Section 409A of the Code and the Final Treasury Regulations promulgated under Section 409A of the Code (or, to the extent applicable, IRS Notice 2005-1 or the Proposed Treasury Regulations promulgated under Section 409A of the Code).

(k) Compliance with Laws.

(i) Since January 1, 2006, the business of the Company and its Subsidiaries has not been conducted in violation of any United States or foreign, federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), including, without limitation, the United States Food and Drug Administration (the “FDA”), the U.S. Drug Enforcement Administration (the “DEA”), the United States Department of Health and Human Services (“HHS”), Centers for Medicare and Medicaid

Services (“CMS”), the HHS Office of Inspector General, and other Governmental Entity rules, regulations and policies, including, without limitation, relating to state or federal anti-kickback sales and marketing practices, off label promotion, government health care program price reporting, good clinical practices, good manufacturing practices, good laboratory practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable, except for violations that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is debarred under the Generic Drug Enforcement Act of 1992 or employs or uses the services of any individual who is debarred or, to the Company’s knowledge, has engaged in any activity that would reasonably be expected to lead to debarment. No investigation or review (other than routine inspections by the FDA or any other Governmental Entity concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals) by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has, or has applied for, all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted, except for those the absence of which would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of the agents, employees, vendors or suppliers of the Company or any of its Subsidiaries have been excluded from participation in any federal health care program, as defined under 42 U.S.C. §1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any state or federal department or agency.

(ii) The Company and its Subsidiaries and, to the knowledge of the Company, the directors, officers, agents and employees of the Company and its Subsidiaries, are in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

(l) Anti-Takeover Statutes and Agreements.

(i) Assuming the accuracy of the representations and warranties set forth in Section 5.2(u), no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (each, including, without limitation, Section 203 of the DGCL, a “Takeover Statute”) or any anti-takeover provision in any of the Organizational Documents of the Company is or will be applicable to this Agreement or any of the transactions contemplated by this Agreement. Without limiting, and in furtherance of, the foregoing, the Company and its board of directors have taken all actions necessary to cause this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) to be exempt from provisions of Section 203 of the DGCL.

(ii) Neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound under, any rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”).

(m) Environmental Matters.  Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect: (i) the operations of the Company and its Subsidiaries are and since January 1, 2006, have been in compliance with all applicable Environmental Laws; (ii) each of the Company and its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required of it to operate as it currently operates under applicable Environmental Laws with respect to the properties and business of the Company and its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries have received any written environmental claim, notice or request for information concerning any violation or alleged violation by the Company or any of its Subsidiaries of any applicable Environmental Law, nor, to the Company’s knowledge, is there any existing factual or legal basis that could reasonably be expected to result in any such claim; (iv) to the Company’s knowledge, there has been no release or threat of release of any Hazardous Substances which could reasonably be expected to result in liability to the Company or any of its Subsidiaries at any of its or any of its Subsidiaries’ current properties, as currently operated, or at any former properties or at any other property arising from its or any of its Subsidiaries’ current or former operations; (v) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending against the Company or any of its Subsidiaries relating to compliance by the Company or any of its Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of the Company or any of its Subsidiaries under any applicable Environmental Law; and (vi) no Lien has been placed upon any of the Company’s or the Subsidiaries’ properties (whether owned, leased or managed) under any Environmental Law.

Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 5.1(k)), the representations and warranties of the Company in this Section 5.1(m) constitute the sole representations and warranties of the Company with respect to any Environmental Law or Hazardous Substance.

As used herein: (i) “Environmental Law” means any Law (including common law) relating to: (a) pollution; (b) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or human health and safety as affected by exposure to Hazardous Substances in the workplace or the environment; and (c) the regulation of the use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances; (ii) “Hazardous Substance” means any chemical, material or substance that is defined or regulated as such by any Environmental Law, including without limitation, petroleum, petroleum products, and Asbestos and Asbestos-Containing Materials in quantities regulated by any applicable Environmental Law; (iii) “Asbestos” includes chrysotile, amosite and crocidolite; tremolite asbestos, anthophyllite asbestos, actinolite asbestos, asbestos winchite, asbestos richterite, and any of these minerals that have been chemically treated and/or altered and any asbestiform variety, type or component thereof; and (iv) “Asbestos-Containing Material” means any material containing Asbestos, including, without limitation, any Asbestos-containing products, automotive or industrial parts or components, equipment, improvements to real property and any other material that contains Asbestos in any chemical or physical form.

(n) Tax Matters.  Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (B) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that the Company or any of its Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith; (C) with respect to all Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (D) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes pending or threatened in writing; and (E) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Subsidiaries, as disclosed in the Company Reports, for any material Taxes of the Company or any of its Subsidiaries that have not been paid, whether or not shown as being due on any Tax Returns.

(ii) Neither the Company nor any Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any agreement, Contract or arrangement providing for the sharing or ceding of credits or losses) other than customary provisions contained in credit or other commercial lending agreements, employment agreements, or arrangements with lessors, customers and vendors.

(iii) None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (C) intercompany transaction (as defined in Treasury regulations section 1502-13) made on or prior to the Closing Date.

(iv) Each of the Company and its Subsidiaries has withheld and paid to the appropriate Taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of such Taxes.

(v) In the past five years, neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group whose common parent was the Company).

(vi) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(vii) Neither the Company nor any of its Subsidiaries has any requests for rulings in respect of Taxes pending between the Company or any Subsidiary and any Tax authority.

(viii) Neither the Company nor any of its Subsidiaries has during the last five years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(ix) Neither the Company nor any of the Subsidiaries has at any time, participated in a “listed transaction” or “reportable transaction” each as defined in Section 6011 of the Code and the regulations thereunder. No IRS Form 8886 has been filed by the Company or any Subsidiary.

(x) Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

(xi) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters.

(i) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have (A) been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, occupational safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, and Laws that could require overtime to be paid to any current or former employee of the Company and its Subsidiaries and (B) met all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of I-9, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No employee has, to the knowledge of the Company, threatened to bring a material claim for unpaid compensation or employee benefits, including overtime amounts.

(ii) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to its United States employees and, to the knowledge of the Company, there are not any activities and proceedings of any labor union to organize any such employees.

(iii) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters, nor since January 1, 2006 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. No notices, reports, registrations or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any works council, labor union or similar entity or governing body in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for those notices, reports, registrations or other filings, the failure of which to make, obtain or file would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

(p) Intellectual Property.  Except as set forth in Section 5.1(p) of the Company Disclosure Schedules:

(i) The Company and each of its Subsidiaries owns or is licensed or otherwise possesses sufficient rights to use and enforce all Intellectual Property Rights material to the operations of its business as currently conducted (all such Intellectual Property Rights, together with all Intellectual Property Rights to which the Company or any of its Subsidiaries has been granted any license or other rights, collectively “Company Intellectual Property Rights”). “Intellectual Property Rights” shall mean: patents, patent applications of any kind (including, without limitation, divisions, continuations, continuations in part and renewal applications), inventions, discoveries and invention disclosures (whether or not patented), and any renewals, extensions, re-examinations, supplementary protection certificates or reissues thereof, in any jurisdiction (collectively, “Patents”); rights in registered and unregistered trademarks, trade names, service marks, brand names, certification marks, trade dress, logos, domain names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (collectively, “Trademarks”); know-how, nonpublic information, trade secrets and confidential or proprietary information; published and unpublished writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof (collectively, “Copyrights”); any and all other intellectual property or proprietary rights relating to any of the foregoing.

(ii) Except for such matters that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, (A) the use or practice of any Intellectual Property Rights by the Company or its Subsidiaries, or the conduct of their business as currently conducted, does not conflict with, infringe upon, misuse, violate or constitute a misappropriation of any right, title, interest or goodwill in or to any, Intellectual Property Right of any other Person and (B) except with respect to ANDAs filed in the United States under paragraph IV of the Hatch-Waxman Act or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States, neither the Company nor any of its Subsidiaries has received written notice of any claim that, or otherwise has any knowledge that, any Company Intellectual Property Right is invalid or unenforceable, or conflicts with the asserted Intellectual Property Right of any other Person, or is being infringed upon, misused, violated or misappropriated by any other Person. To the knowledge of the Company, no court has ruled or otherwise held that any of the Patents owned by the Company or any of its Subsidiaries that is listed in the U.S. Food and Drug Administration’s book of “Approved Drug Products with Therapeutic Equivalence Evaluations” (the “Orange Book”) that claims or covers any drug product sold by the Company or any of its Subsidiaries is (A) invalid or unenforceable or (B) not infringed by any generic pharmaceutical product that is the subject of any ANDA filed in the

United States or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States.

(iii) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, no Company Intellectual Property Right will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement.

(iv) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigation Claims which (A) restrict the Company’s or any of its Subsidiaries’ right to use any Company Intellectual Property Rights, or (B) restrict the Company’s or any of its Subsidiaries’ businesses in any manner in order to accommodate any Person’s Intellectual Property Right.

(v) Except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, no Person conflicts with, infringes upon, violates or otherwise misappropriates any Company Intellectual Property Right, and, as of the date hereof, except as set forth on Section 5.1(p)(v) of the Company Disclosure Schedules, there are no such actions, suits or proceedings pending, or to the Company’s knowledge, threatened, by the Company or any of its Subsidiaries.

(q) Title to Properties.  The Company and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such property or asset (collectively, “Liens”), except for Permitted Liens or other imperfections of title, if any, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All leases pursuant to which the Company and each of its Subsidiaries leases from others real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute such a default) that, either individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties in this Section 5.1(q) shall not apply with respect to title to Intellectual Property Rights, which is exclusively addressed in Section 5.1(p).

As used in this Agreement, the term “Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by an appropriate action, suit, hearing, claim, investigation, arbitration or proceeding and are adequately reserved as shown on the Company Balance Sheet; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings; (iii) public roads and highways; (iv) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (v) Liens on goods in transit incurred pursuant to documentary letters of credit; and (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements.

(r) Contracts.  Neither the Company nor any of its Subsidiaries is in breach or default under any of its Contracts or has received written notice or claims of such a breach or default, nor, to the knowledge of the Company, is any other party to any such contracts in breach or default thereunder, except in each case in such a manner as, either individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Each Contract to which the Company or any of its Subsidiaries is a party or by which it is bound that has not expired or terminated by its terms is valid and in full force and effect, binding upon the Company or such Subsidiary in accordance with its terms, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with its terms, except where the failure to be valid and in full force and effect or not binding, either individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract that contains covenants materially limiting the freedom, ability or right of any Affiliate of the Company (other than its Subsidiaries), to (i) engage in any line of business, (ii) offer, sell, supply or distribute any product or service, (iii) compete with any Person or in any geographic area or (iv) otherwise operate or expand such Affiliate’s business.

(s) Product Liability.  No product liability claims have been asserted in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any of their products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries, except for claims that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. There is no judgment, order or decree outstanding against the Company or any of its Subsidiaries relating to product liability claims or assessments except for judgments, orders or decrees that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(t) Insurance.  The Company maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Company and its Subsidiaries. All of such insurance policies are in full force and effect (except for those policies that have expired by their terms), and neither the Company nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies, except where the failure to be in full force and effect, and except for such defaults that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(u) Vote Required.  Assuming the accuracy of the representations and warranties set forth in Section 5.2(u), the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for such vote and entitled to vote thereon (the “Company Requisite Vote”) is the only vote of the holders of any class or series of capital stock of the Company that is or will be necessary for the adoption of this Agreement by the Company and the transactions contemplated hereby (including, without limitation, the Merger) or for the Company to consummate such transactions.

(v) Transactions with Affiliates.  The Company has no knowledge that any current officer, director or Affiliate of the Company is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any material interest in any material property used by the Company or its Subsidiaries or is a Person that is a party to any Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act.

(w) Brokers and Finders.  Except for Banc of America Securities LLC (the “Company Advisor”), neither the Company nor any of its Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement. The Company has made available to Parent a true and complete copy of its engagement letter (including all amendments thereto) with the Company Advisor, which engagement letter (as so amended) sets forth the fees of the Company Advisor payable by the Company and its Affiliates in connection with the transactions contemplated by this Agreement.

(x) Opinion of Financial Advisor.  The Company’s board of directors has received an opinion from the Company Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock.

(y) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5.1, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

5.2.  Representations and Warranties of Parent and Merger Sub.  Except as set forth in the Parent Disclosure Schedules and except as disclosed in the Parent Reports filed prior to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any such reports and other forward-looking statements set forth in such reports), Parent and Merger Sub hereby represent and warrant to Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub and each of the Parent’s Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent, Merger Sub and the Parent’s Significant Subsidiaries has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of the Organizational Documents of Parent, the Parent’s Significant Subsidiaries and Merger Sub, each as amended and in effect. The Organizational Documents of Parent, each of the Parent’s Significant Subsidiaries and Merger Sub so made available to the Company are in full force and effect.

As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change, after the date hereof, in Law or U.S. GAAP or interpretations thereof, (ii) general changes in economic or business conditions, or in the securities markets, (iii) changes in conditions affecting the generic pharmaceutical industry or the pharmaceutical industry generally, (iv) the execution, announcement and performance of this Agreement or the consummation of the transactions contemplated hereby or any actions taken, delayed or omitted to be taken by Parent or Merger Sub pursuant to and in accordance with this Agreement or at the request of the Company, (v) any decline in the trading price or trading volume of the Parent Ordinary Shares or Parent ADSs, or (vi) any failure by Parent to meet internal projections or forecasts or third party revenue or earnings predictions for any period shall not be considered when determining if a Parent Material Adverse Effect has occurred, except in the case of the preceding clause (i), (ii) or (iii) for such effects have a materially disproportionate impact on Parent and its Subsidiaries taken as a whole as compared to other companies in the pharmaceutical business; it being understood that any event, change, development, effect or occurrence giving rise to such decline in the trading price or trading volume of Parent Ordinary Shares or Parent ADSs as described in the preceding clause (v), or such failure to meet internal projections or forecasts or third party predictions as described in the preceding clause (vi), as the case may be, may be the cause of, and may be deemed to be, a Parent Material Adverse Effect.

(b) Capital Structure.  The authorized share capital of Parent consists of 1,499,575,693 ordinary shares, 424,247 class “A” ordinary shares and 60 deferred shares, of which 813,403,119 Parent Ordinary Shares, including 616,617,983 Parent Ordinary Shares represented by 616,617,983 outstanding Parent ADSs, were outstanding as of the close of business on July 15, 2008. One Parent ADS represents one Parent Ordinary Share. All of the issued and outstanding Parent Ordinary Shares and Parent ADSs have been, and all Parent ADSs representing Parent Ordinary Shares which are to be issued pursuant to the Merger have been duly authorized and will be, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable and are not subject to any preemptive or similar right. Each of the outstanding shares of capital stock, ownership interests or other securities of each of the Parent’s Significant Subsidiaries and Merger Sub is duly authorized, validly issued, fully paid and, to the knowledge of Parent, nonassessable and is owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Lien, except for Liens that are not reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Except pursuant to Parent’s stock plans (collectively, the “Parent Stock Plans”), as set forth in Section 5.2(b) of the Parent Disclosure Schedules, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock, ownership interests or other securities of Parent or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights authorized, issued or outstanding.

(c) Corporate Authority.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of the Agreement, the transactions contemplated hereby, subject only to receipt of the approval of Parent as the sole stockholder of Merger Sub and the Parent Required Statutory Approvals. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a valid and legally binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Boards of Directors of Parent and Merger Sub have authorized and approved this Agreement and the transactions contemplated hereby (including, without limitation, the Merger). Immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

(d) Governmental Filings; No Violations.

(i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2 and (B) required to be made under the HSR Act, the EC Merger Regulation, the Securities Act, the Exchange Act and state securities and “blue sky” laws (including, without limitation, the filing of a Registration Statement on Form F-6 with respect to the Parent ADRs to be issued in connection with the Merger), (C) required to be made with the Israeli Securities Authority (“ISA”), (D) required to be made with the Tel Aviv Stock Exchange Ltd. (“TASE”), (E) required to be made with the Nasdaq Global Select Market System of The Nasdaq Stock Market, Inc. (“Nasdaq”) and (F) required to be made or given to, filed with or obtained from Governmental Entities by virtue of the jurisdictions in which the Parent or its Subsidiaries conduct business or own any assets (items (B) through (F), inclusive, the “Parent Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) breach or violation of, or a default under, the Organizational Documents of Parent or Merger Sub, (B) breach or violation of, or a default under, the Organizational Documents of any Significant Subsidiary of Parent, (C) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a Lien on the assets of Parent Merger Sub or any of Parent’s Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Parent, Merger Sub or any of Parent’s Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent, Merger Sub or any of Parent’s Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (B), (C) or (D) above, for any breach, violation, default, acceleration, creation or change that would not, either individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(e) Parent Reports; Financial Statements.

(i) The filings required to be made by Parent since December 31, 2005 under the Securities Act and the Exchange Act have been filed with the SEC, including all material forms, information statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder as in effect on the dates so filed (collectively, including any amendments of any such reports filed with or furnished to the SEC by Parent prior to the date hereof, the “Parent Reports”). None of the Parent Reports (in the case of Parent Reports filed or furnished pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Parent Reports (in the case of Parent Reports filed or furnished pursuant to the Exchange Act) contained, when filed as finally amended or subsequently mailed to stockholders, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements of the Parent and its Subsidiaries included in such Parent Reports complied as of the effective or file dates thereof, as applicable, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto as in effect on such date. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of its date, and each of the consolidated statements of income and of consolidated statements of cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein. The management of Parent has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the management of Parent by others within those entities; and Parent has designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under its supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Parent qualifies as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.

(f) Information Supplied.  None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) any Registration Statement or any amendment or supplement thereto will, at the time such Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. When filed, the Registration Statements will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder as in effect on such dates. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any Registration Statement.

(g) No Undisclosed Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever in existence on the date hereof, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required to be set forth in Parent’s balance sheet under U.S. GAAP or the notes thereto, other than: (i) liabilities or obligations set forth in the unaudited consolidated balance sheet of Parent as of March 31, 2008 included in the Parent Reports (the “Parent Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since March 31, 2008; (iii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iv) liabilities and obligations under Contracts in effect as of the date hereof not in violation of the terms of this Agreement; and (v) liabilities or obligations that are not reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(h) Absence of Certain Changes.  Since the Audit Date and prior to the date of this Agreement, except as expressly contemplated by this Agreement, Parent and its Subsidiaries taken as a whole have conducted their business in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary course of such business and there has not been (i) any change in the financial condition, properties, assets, business or results of operations of Parent and its Subsidiaries, or any other change, circumstance or event, that has had or would be reasonably likely to have a Parent Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent or any repurchase, redemption or other acquisition by Parent or any Subsidiary of any securities of Parent (other than regular quarterly dividends in the ordinary course of business); or (iii) any change by Parent in accounting principles, practices or methods which is not permitted by U.S. GAAP.

(i) Litigation.  As of the date of this Agreement, there are no Litigation Claims pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any director (or any Person in a similar capacity) or executive officer of Parent or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(j) Compliance with Laws.

(i) Since January 1, 2006, the business of Parent and its Subsidiaries has not been conducted in violation of any Laws, including without limitation, the FDA, the DEA, the HHS, the CMS, the HHS Office of Inspector General, and other Governmental Entity rules, regulations and policies, including without limitation relating to state or federal anti-kickback sales and marketing practices, off-label promotion, government health care program price reporting, good clinical practices, good manufacturing practices, good laboratory practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable, except for violations that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is debarred under the Generic Drug Enforcement Act of 1992 or employs or uses the services of any individual who is debarred or, to Parent’s knowledge, has engaged in any activity that would reasonably be expected to lead to debarment. No investigation or review (other than routine inspections by the FDA or any other Governmental Entity concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals) by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted, except for those the absence of which would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent, any of its Subsidiaries nor, to the knowledge of Parent, any of the agents, employees, vendors or suppliers of Parent or any of its Subsidiaries have been excluded from participation in any federal health care program, as defined under 42 U.S.C. §1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any state or federal department or agency.

(ii) Except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, each Parent Compensation and Benefit Plan has been established and administered in accordance with its terms, and in compliance with applicable Law. For purposes of this Section 5.2(j)(ii), the term “Parent Compensation and Benefit Plan” shall mean each material Compensation and Benefit Plan under which any past or present director, officer, employee, consultant or independent contractor of the Parent or any of its Subsidiaries has any present or future right to benefits or to which contributions are made or otherwise required to be made, by the Parent or any of its Subsidiaries, together with any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan.

(k) Tax Matters.  Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Parent Material Adverse Effect, Parent and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that Parent or any of its Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith; (iii) with respect to all Tax Returns filed by or with respect to any of them have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes pending or threatened in writing (v) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Parent and its Subsidiaries, as disclosed in the Parent Reports, for any material Taxes of Parent or any of its Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return. Neither Parent nor any of its Affiliates has taken or agreed to take any action or is aware of any facts or circumstances that would prevent the Merger from qualifying as a 368 Reorganization. Parent is not a passive foreign investment company as defined under Sections 1291 and 1298 of the Code.

(l) Intellectual Property.  Except as set forth in Section 5.2(l) of the Parent Disclosure Schedules:

(i) Parent and each of its Subsidiaries owns or is licensed or otherwise possesses sufficient rights to use and enforce all Intellectual Property Rights material to the operations of its business as currently conducted (all such Intellectual Property Rights, together with all Intellectual Property Rights to which Parent or any of its Subsidiaries has been granted any license or other rights, collectively “Parent Intellectual Property Rights”).

(ii) Except for such matters that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, (A) the use or practice of any Intellectual Property Rights by Parent or its Subsidiaries, or the conduct of their business as currently conducted, does not conflict with, infringe upon, misuse, violate or constitute a misappropriation of any right, title, interest or goodwill in or to any, Intellectual Property Right of any other Person and (B) except with respect to ANDAs filed in the United States under paragraph IV of the Hatch-Waxman Act or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States, neither Parent nor any of its Subsidiaries has received written notice of any claim that, or otherwise has any knowledge that, any Parent Intellectual Property Right is invalid or unenforceable, or conflicts with the asserted Intellectual Property Right of any other Person, or is being infringed upon, misused, violated or misappropriated by any other Person. To the knowledge of Parent, no court has ruled or otherwise held that any of the Patents owned by the Parent or any of its Subsidiaries that is listed in the Orange Book that claims or covers any drug product sold by Parent or any of its Subsidiaries is (A) invalid or unenforceable or (B) not infringed by any generic pharmaceutical product that is the subject of any ANDA filed in the United States or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States.

(iii) Except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, no Parent Intellectual Property Right will terminate or cease to be a valid right of the Parent by reason of the execution and delivery of this Agreement by Parent, the performance of Parent of its obligations hereunder, or the consummation by Parent of the transactions contemplated by this Agreement.

(iv) Except for such matters that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigation Claims which (A) restrict Parent’s or any of its Subsidiaries’ right to use any Parent Intellectual Property Rights, or (B) restrict the Parent’s or any of its Subsidiaries’ businesses in any manner in order to accommodate any Person’s Intellectual Property Right.

(v) Except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, to the Parent’s knowledge, no Person materially conflicts with, infringes upon, violates or otherwise misappropriates any material Parent Intellectual Property Right, and, to Parent’s knowledge, there are no such actions, suits or proceedings threatened or pending by Parent or any of its Subsidiaries.

(m) Title to Properties.  Parent and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all Liens, except for Permitted Liens or other imperfections of title, if any, that, either individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. All leases pursuant to which Parent and each of its Subsidiaries leases from others real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party (or any event which with notice or lapse of time, or both, would constitute such a default) that, either individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect.

Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties in this Section 5.2(m) shall not apply with respect to title to Intellectual Property Rights, which is exclusively addressed in Section 5.2(l).

(n) Contracts.  None of Parent and nor any of its Subsidiaries is in breach or default of any of its Contracts that are material to Parent and its Subsidiaries, taken as a whole, and has not received written notice or claims of such a breach or default, nor, to the knowledge of Parent, is any other party to any such contracts in breach or default thereunder, except in each case in such a manner as, either individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect. Each Contract to which Parent or any of its Subsidiaries is a party or by which it is bound, which is material to Parent and its Subsidiaries, taken as a whole, and that has not expired or terminated by its terms is valid and in full force and effect, binding upon Parent or such Subsidiary in accordance with its terms, and, to the knowledge of Parent, binding upon the other parties thereto in accordance with its terms, except where the failure to be valid and in full force and effect or not binding, either individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

(o) Product Liability.  As the date hereof, no product liability claims have been asserted in writing against Parent or any of its Subsidiaries or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to any of their products or product candidates developed, tested, manufactured, marketed, distributed or sold by Parent or any of its Subsidiaries, except for claims that, either individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. There is no judgment, order or decree outstanding against Parent or any of its Subsidiaries relating to product liability claims or assessments, except for judgments, orders or decrees that, either individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(p) Brokers and Finders.  Except for Lehman Brothers Inc., the fees, commissions and expenses of which will be paid by Parent, neither Parent, Merger Sub nor any of their respective Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement for which the Company (other than the Surviving Corporation from and after the Effective Time) would be liable.

(q) Financial Capability.  Parent has the financial capacity to perform and to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, and Parent has currently available cash or cash equivalents that, together with committed bank lines of credit, are sufficient to permit Parent to fund the cash portion of the Merger Consideration set forth in Article III and any other amounts payable by Parent, Merger Sub or the Surviving Corporation as provided in this Agreement.

(r) Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement. All outstanding shares of capital stock of Merger Sub are owned directly or indirectly by Parent.

(s) No Vote Required.  No vote of holders of Parent Ordinary Shares or Parent ADSs is required in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or their respective consummation of the transactions contemplated hereby.

(t) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5.2, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries.

(u) Interested Stockholder.  Neither Parent nor any of its Subsidiaries is or has been at any time during the past three years an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1.  Covenants of the Company.  The Company covenants and agrees as to itself and its Subsidiaries that, from and after the date hereof and continuing until the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as described in Section 6.1 of the Company Disclosure Schedules, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the Company shall conduct its business only in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition, (iii) maintain in effect all material governmental permits pursuant to which such party or any of its Subsidiaries currently operates and (iv) take such actions as are reasonable to prosecute, maintain and enforce all Company Intellectual Property Rights in all material respects;

(b) the Company shall not (i) amend any of its Organizational Documents or amend in any material respect any of the Organizational Documents of any of its Subsidiaries; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary (for purposes of this clause (b), “wholly-owned Subsidiary” shall include any Subsidiary in which the Company owns, directly or indirectly, at least 90% of the outstanding voting securities)) or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than for the purpose of funding or providing benefits under Company Compensation and Benefit Plans as in effect on the date hereof, including for purposes of Company Stock Plans);

(c) except as otherwise provided in Section 6.1(h) below, neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than shares of Company Common Stock issuable pursuant to options or stock appreciation rights (whether or not vested) under the Company Stock Plans as in effect on the date hereof);

(d) neither the Company nor any of its Subsidiaries shall, other than in the ordinary course of business (including out-bound licenses consistent with past practices) and other than transactions or one or more series of transactions, whether or not related, not in excess of $25,000,000 in the aggregate, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries);

(e) neither the Company nor any of its Subsidiaries shall, other than in the ordinary course of business (including in-bound licenses consistent with past practices), by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $25,000,000 in the aggregate in any calendar year;

(f) neither the Company nor any of its Subsidiaries shall, other than in the ordinary course of business, in each case in a manner that is material and adverse to the Company and its Subsidiaries taken as a whole, (i) modify, amend, or terminate any Contract that is material to the Company and its Subsidiaries taken as a whole, (ii) waive, release, relinquish or assign any such Contract (or any of the material rights of the Company, or any of its Subsidiaries thereunder), right or claim, or (iii) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries;

(g) neither the Company nor any of its Subsidiaries shall (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization, or (ii) accelerate or delay collection of notes or material accounts receivable in advance of or beyond their regular due dates, other than in the ordinary course of business;

(h) neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees, except for (i) increases to any employee who does not hold the title of Senior Director or above of the Company or any of its Subsidiaries occurring in the ordinary course of business (which shall include periodic performance reviews, related compensation and benefit increases, the grant of annual bonuses and annual equity awards in the form of options or stock appreciation rights in each case with an exercise price equal to or in excess of fair market value of the securities issuable upon exercise thereof, the payment of annual bonuses, and any of the foregoing that normally result from the promotion of any officers and employees), (ii) annual reestablishment of Company Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees of such party and its Subsidiaries (which shall include the ability to renew employment agreements in the ordinary course of business), (iii) actions necessary to satisfy existing contractual obligations under Company Compensation and Benefit Plans or agreements existing as of the date hereof, or (iv) actions otherwise required pursuant to this Agreement or applicable Law or U.S. GAAP; provided that nothing in Section 6.1 shall prevent the Company or any of its Subsidiaries from hiring or terminating any officers or employees in the ordinary course of business;

(i) the Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by such party and its Subsidiaries in the ordinary course of business consistent with past practice;

(j) except in the ordinary course of business or as may be required by applicable Law and except to the extent required by U.S. GAAP as advised by such party’s regular independent accountants, neither the Company nor any of its Subsidiaries shall change any accounting principle, practice or method in any material respect in a manner that is inconsistent with past practice;

(k) the Company and each of its Subsidiaries shall (i) file all material Tax Returns required to be filed with any taxing authority in accordance with all applicable laws, (ii) timely pay all taxes due and payable as shown in such Tax Returns that are so filed, (iii) promptly notify Parent of any action, suit, proceeding, investigation, audit or claim initiated or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision that would reasonably be likely to have a Company Material Adverse Effect on the Tax liabilities or other Tax attributes of the Company or its Subsidiaries;

(l) neither the Company nor any of its Subsidiaries shall make any material Tax election or settle or compromise any material Tax liability;

(m) neither the Company nor any of its Subsidiaries shall enter into any Contract that purports to limit or prohibit in any respect the Company or any of its Affiliates (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person or (D) from transacting business or dealing in any other manner with any other Person, except such a Contract (i) entered into in the ordinary course of business (including licenses entered into consistent with past practice) and (ii) that does not bind any Affiliates of the Company (other than its Subsidiaries) in a material and adverse manner;

(n) except as set forth in Section 6.1(n) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries shall consent to a settlement of, or the entry of any judgment arising from, any Litigation Claim (or related Litigation Claims in the aggregate) if such settlement or judgment (i) requires from the Company or any of its Subsidiaries a payment in an amount in excess of $10,000,000 in any calendar year or (ii) limits or prohibits in any respect the Company or any of its Subsidiaries (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person or (D) from transacting business or dealing in any other manner with any other Person;

(o) neither the Company nor any of its Subsidiaries shall incur, assume or guarantee any indebtedness, except for indebtedness (i) under that certain Credit Agreement, dated as of June 19, 2008, among Barr Laboratories, Inc., a Delaware corporation and a Subsidiary of the Company, the Company, as a guarantor along with certain Subsidiaries of the Company, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent (as such Credit Agreement is in effect as of the date hereof) and (ii) under that certain Credit Agreement, dated as of July 21, 2006, among Barr Laboratories, Inc., and the Company, and certain Subsidiaries from time to time party thereto, as guarantors, Bank of America, N.A., as Administrative Agent and L/C issuer, and the other lenders party hereto (as such Credit Agreement is in effect as of the date hereof);

(p) neither the Company nor any of its Subsidiaries shall mortgage or pledge any of its material assets (tangible or intangible), or create, assume or suffer to exist any material Liens thereupon;

(q) the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, (i) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or (ii) have a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement; or

(r) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

6.2.  Covenants of Parent.  Parent covenants and agrees as to itself and its Subsidiaries (as applicable) that, from and after the date hereof and continuing until the Effective Time, except (i) as expressly contemplated or permitted by this Agreement, (ii) as described in Section 6.2 of the Parent Disclosure Schedules, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) each of Parent and its Subsidiaries shall conduct its business only in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to (i) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition, (iii) maintain in effect all material governmental permits pursuant to which it currently operates and (iv) maintain and enforce all Parent Intellectual Property Rights;

(b) Parent shall not (i) amend its Memorandum or Articles of Association or the comparable governing instruments of any of its Subsidiaries except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement or (ii) split, combine or reclassify its outstanding shares of capital stock without adjusting the Merger Consideration pursuant to Section 3.4.

(c) Parent shall not and shall cause its Significant Subsidiaries not to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization;

(d) neither Parent nor any of its Subsidiaries will declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than (i) dividends from direct or indirect wholly owned Subsidiaries of Parent or any of its Subsidiaries to Parent or any of its other wholly owned Subsidiaries, or (ii) regular quarterly dividends declared and paid in the ordinary course of business, with such increases or decreases, from time to time, in amounts that are consistent with past practice;

(e) Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, (i) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or (ii) have a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement;

(f) Parent shall not take any action to cause the Parent Ordinary Shares to cease to be admitted to trading on the TASE or the Parent ADSs evidenced by Parent ADRs to cease to be eligible for quotation on Nasdaq; or

(g) neither Parent nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

6.3.  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.  Access.  The Company and Parent agree that upon reasonable notice, and except as may otherwise be required or restricted by (i) applicable Law or (ii) any binding agreement entered into prior to date of this Agreement, each shall (and shall cause its Subsidiaries to) afford the other’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers, properties, books and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, personnel and Litigation Claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party; provided that no investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub in this Agreement. Neither the Company or Parent nor any of its respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege thereof or contravene any Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement; provided that such party shall use its reasonable best efforts to obtain contractual waivers and consents and implement requisite procedures to enable the provision of access and disclosure without such violations, prejudices or contraventions. All requests for information made pursuant to this Section 7.1 shall be directed to an executive officer of Parent or the Company, as applicable, or its financial advisors or such other Person as may be designated by either of its executive officers. All such information disclosed pursuant to this Section 7.1 shall be subject to the terms of the Confidentiality Agreement.

7.2.  Acquisition Proposals.  The Company shall not, nor shall it give permission to or authorize any of its Subsidiaries, or any officer, director, employee, agent or representative (including accountants, attorneys and investment bankers) of the Company or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing confidential information) any inquiries or the making of any proposal or offer, with respect to (i) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (ii) any sale, lease, exchange, transfer or purchase of the assets or equity securities of the Company or any of its Subsidiaries, in each case comprising 20% or more in value of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions or (iii) any purchase or sale of, or tender offer or exchange offer for, 20% or more of the outstanding shares of Company Common Stock (any such proposal or offer (other than a proposal or offer by Parent) being hereinafter referred to as an “Acquisition Proposal”). The Company shall not, nor shall it give permission to or authorize any of its Subsidiaries or any Representatives of the Company or any of its Subsidiaries to, directly or indirectly, (a) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions (other than discussions that only refer to this Section 7.2 and the Company’s agreement not to engage in further discussions) with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement or accept an Acquisition Proposal, (b) withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, (c) approve, recommend, endorse or resolve to approve, recommend or endorse an Acquisition Proposal or (d) enter into any letter of intent or similar document contemplating, or enter into any agreement (other than a confidentiality agreement entered into in accordance with clause (A) below) with respect to, an Acquisition Proposal; provided however that: at any time prior to obtaining the Company Requisite Vote the board of directors may withhold, withdraw, qualify or modify its recommendation or declaration of advisability of the Merger or this Agreement for any reason (any such action, a “Change of Recommendation”) if (i) the Company’s board of directors shall have determined in good faith, after consultation with outside counsel to the Company, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law and (ii) the Company has provided Parent with at least three (3) Business Days’ prior written notice of such Change of Recommendation; provided, further, that nothing contained in this Agreement shall prevent the board of directors of the Company or its Representatives from (A) furnishing information to a third party in response to an unsolicited bona fide written Acquisition Proposal by such third party pursuant to a confidentiality agreement containing terms and conditions that are no less favorable to the Company than those set forth in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement), (B) engaging in discussions or negotiations with such third party, (C) following receipt of a bona fide unsolicited written Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14D-9 under the Exchange Act provided that neither the Company nor its board of directors shall make or effect a Change in Recommendation in connection with such Acquisition Proposal unless permitted by the first proviso of this sentence (it being understood that any “stop, look and listen” communication by the Company or the board of directors pursuant to Rule 14d-9(f) under the Exchange Act shall not be considered a Change of

Recommendation); (D) following receipt of a bona fide unsolicited written Acquisition Proposal, recommending such an Acquisition Proposal to its stockholders or adopting an agreement relating to such Acquisition Proposal, (E) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction and/or (F) making any disclosure or filing, in its reasonable judgment based upon the advice of outside counsel, that is required by Law in the event that, in each case referred to in the foregoing clauses (A), (B) and (D); (1) the Company Requisite Vote shall not have been obtained, (2) the board of directors of the Company shall have concluded in good faith that such bona fide unsolicited written Acquisition Proposal, is in the case of clause (A), (B) or (D), a Superior Proposal or, in the case of clauses (A) or (B) is reasonably expected to result in a Superior Proposal, and (3) the Company’s board of directors determines in good faith, based upon the advice of outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law. At least three (3) Business Days prior to taking any of the actions referred to in (D) above, the Company shall provide written notice to Parent advising Parent that it intends to take such action and which written notice shall specify the material terms and conditions of such Acquisition Proposal or Superior Proposal. For a period of not less than three (3) Business Days after receipt by Parent from the Company of such notice, the Company shall, if so requested in writing by Parent, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such other Acquisition Proposal (if determined by the Company’s board of directors to be a Superior Proposal in accordance with this Section 7.2) would no longer constitute a Superior Proposal.

The Company will promptly (and in any event within one day) notify Parent in writing, of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Acquisition Proposal, and the Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any material non-public information concerning the Company that it delivers to any other Person that was not previously provided to Parent. The Company shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal (including modifications or proposed modifications thereto).

Without prejudice to any actions permitted to be taken by the Company pursuant to the first paragraph of this Section 7.2, the Company agrees that it will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. In addition, the Company shall promptly request that each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company in accordance with such confidentiality agreement. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken by the Company in this Section 7.2.

Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Acquisition Proposal, refer any third party to this Section 7.2 and Section 9.5(b) and make a copy of this Section 7.2 and Section 9.5(b) available to a third party.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal to acquire, directly or indirectly fifty percent (50%) or more of the Company Common Stock then outstanding or a majority of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, and otherwise on terms which the Company’s board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal, and the third party making the proposal, and the likelihood and timing of the completion of the transaction or transactions (compared to the transaction contemplated by this Agreement) if consummated, to be more favorable to the Company’s stockholders than the Merger and any revised terms thereof proposed by Parent.

Without limiting the foregoing, it is agreed that any breach or violation of the provisions of this Section 7.2 by the Company or any of its Subsidiaries or Affiliates or its or their respective directors (or persons in similar positions), officers or employees, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 7.2 by the Company.

7.3.  Stockholders Meeting.  The Company shall take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene a meeting of holders of shares of Company Common Stock (the “Company Stockholders Meeting”) as promptly as reasonably practicable after the Proxy Statement/Prospectus is mailed to its stockholders to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including, without limitation, the Merger). Except as otherwise expressly permitted by Section 7.2 the Company’s board of directors shall recommend such approval and take all lawful action to solicit such approval. Notwithstanding any change or withdrawal by the Company’s board of directors of such recommendation or of its declaration of advisability of the Merger and adoption of this Agreement (including any Change of Recommendation), unless this Agreement is terminated in accordance with its terms, this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) shall be submitted to the Company’s stockholders at a meeting of holders of shares of Company Common Stock in accordance with this Section 7.3 to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

7.4.  Filings; Other Actions; Notification.  (a) Each party hereto shall file or cause to be filed with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and with the European Commission any notifications required to be filed under the EC Merger Regulation and (ii) the appropriate Governmental Entity each of the Foreign Antitrust Filings, in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby. Each party hereto will use reasonable best efforts to make the filing under the HSR Act, and to make filings under the EC Merger Regulation and any additional Foreign Antitrust Filings, as promptly as reasonably practicable after the date hereof. Each party hereto will use reasonable best efforts to respond on a timely basis to any requests for additional information made by any such agency. The fees associated with all such filings shall be borne equally by Parent and the Company.

(b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including without limitation (i) preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all Company Required Statutory Approvals or Parent Required Statutory Approvals, as the case may be, and all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party in order to consummate the Merger or any of the other transactions contemplated hereby, including with or from any works counsel, labor union or similar entity or governing body, and (ii) in the case of the Company and its Subsidiaries and in connection with any contemplated Divestiture, if any, providing to any third party who has entered into a confidentiality agreement containing terms and conditions that are no less favorable to the Company than those set forth in the Confidentiality Agreement, such information concerning, and access to, the Company and its business, properties or assets as may reasonably be requested by Parent. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege (collectively, “Legal Privilege”), Parent and the Company shall use reasonable best efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In connection with such collaboration, each of the Company and Parent shall act reasonably and as promptly as practicable. Parent and the Company will communicate with any governmental antitrust authority in respect of the transactions contemplated by this Agreement (other than communications that are not material or relate only to administrative matters) only after having consulted with the other’s advisors in advance and taken into account any reasonable comments and requests of the other party and their advisors. Where permitted by the governmental antitrust authority, Parent and Company will allow the other’s advisers to attend all meetings with any governmental antitrust authority or participate in any telephone calls or other such communications (other than meetings, telephone calls or communications that are not material or relate only to administrative matters).

(c) Subject to applicable Laws and the preservation of any applicable Legal Privilege, the Company and Parent each shall, upon request by the other, use commercially reasonable efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any Divestiture, the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

(d) Subject to any confidentiality obligations and the preservation of any Legal Privilege, the Company and Parent each shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated hereby.

(e) Subject to the provisions of Sections 7.2, 7.4(b) and 7.4(f), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) In furtherance and not in limitation of the covenants of the parties contained in paragraphs (a)-(e) of this Section 7.4, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law (as defined below) or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall take all actions necessary to resolve any such objections or suits (or threatened suits) so as to permit consummation of the transactions contemplated by this Agreement to close as soon as reasonably practicable and in any event no later than the Termination Date (as extended), including, without limitation, selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate, divest or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate, divestiture or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits (or threatened suits) (collectively, “Divestitures”); provided, that, any obligation to make or agree to make a Divestiture by the Company or any of its Subsidiaries may, at the Company’s option, be conditioned upon and effective as of the Effective Time and shall not affect the other terms or conditions hereunder. Without limitation to the terms of Sections 7.4(b) and (c), to the extent not prohibited by applicable Law, Parent shall keep the Company apprised of material communications regarding proposed remedies to any objections that may be expressed by the FTC, the Justice Department or comparable foreign Governmental Entities and will consult with the Company and give due consideration to its views with respect to any possible Divestiture plans; provided, however, that following the date hereof, Parent shall have the sole and exclusive right, to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of Parent, the Company, or their respective Subsidiaries or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any action as may be required to resolve such objections or suits. Notwithstanding anything in this Agreement to the contrary, in no event shall any of Parent, Merger Sub, the Company or their respective Affiliates be required to make or agree to make a Divestiture or to take or agree to take any action, that, individually or together with any other such actions, would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or an effect of similar magnitude (in terms of absolute effect and not proportion) on Parent and its Subsidiaries. “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the

Federal Trade Commission Act, as amended, the EC Merger Regulation and all other federal, state and foreign, if any, Laws that are designed or intended to control mergers and acquisitions or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

7.5.  Proxy Statement/Prospectus; F-4 Registration Statement.  (a) As promptly as practicable after the execution and delivery of this Agreement, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials relating to the Company Stockholders Meeting (together with all amendments thereof or supplements thereto, the “Proxy Statement”), and Parent shall prepare and file with the SEC the F-4 Registration Statement (together with the prospectus contained in the F-4 Registration Statement and the Proxy Statement, the “Proxy Statement/Prospectus”), in which the Proxy Statement/Prospectus shall be included, covering the Parent ADSs to be issued in the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the Proxy Statement to be cleared by the SEC, and the F-4 Registration Statement to become effective under the Securities Act, as soon as practicable after the date of such filing and to keep the F-4 Registration Statement effective as long as is necessary to consummate the Merger. Prior to the effective date of the F-4 Registration Statement, Parent shall take all actions reasonably required under any applicable federal securities laws or applicable laws of any state in connection with the issuance of ADSs in the Merger. The Proxy Statement/Prospectus shall include, among other things, (i) the recommendation of the board of directors of the Company that the Company’s stockholders vote in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including, without limitation, the Merger), except to the extent the board of directors of the Company shall have effected a Change of Recommendation as expressly permitted by Section 7.2, and (ii) the opinion of the Company Advisor referred to in Section 5.1(x). Each of Parent and the Company shall use all commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of Company Common Stock as promptly as practicable after the F-4 Registration Statement becomes effective and, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, resolicit proxies. Parent and the Company shall promptly provide to each other (A) notice of any oral comments to the Proxy Statement/Prospectus or the F-4 Registration Statement received from the SEC and (B) copies of any written comments to the Proxy Statement/Prospectus and the F-4 Registration Statement received from the SEC, and in each case shall consult with each other in connection with the preparation of written responses and to such comments.

(b) Parent shall make, and the Company shall cooperate in, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and all applicable Israeli securities laws and regulation and United States state securities and “blue sky” laws. Each party shall advise the other, promptly after receipt of notice thereof, of the time of the effectiveness of the F-4 Registration Statement, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Parent ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or of any SEC request for an amendment to the Proxy Statement/Prospectus or the F-4 Registration Statement, SEC comments thereon and each party’s responses thereto or SEC requests for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the F-4 Registration Statement shall be filed without the approval of the Company and Parent, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, Parent or the Company should discover any information relating to either party, or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the F-4 Registration Statement or the Proxy Statement/Prospectus, so that the documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company.

7.6.  Stock Exchange Listing.  Parent shall use best efforts to cause the Parent ADSs to be issued in connection with the Merger and the Parent ADSs to be reserved for issuance upon exercise of the assumed the Company Stock Options to be approved for quotation on Nasdaq, subject to official notice of issuance.

7.7.  Stock Exchange Delisting; Deregistration of Stock.  Prior to the Closing Date, the Company shall cooperate with Parent and cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on the Company’s part under applicable Laws and rules and policies of the NYSE and the other exchanges on which the Company Common Stock is listed to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the other exchanges on which the Company Common Stock is listed and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

7.8.  Publicity.  The initial press release relating to this Agreement or the transactions contemplated hereby (including, without limitation, the Merger) shall be a joint press release of the Company and Parent and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement or the transactions contemplated hereby (including, without limitation, the Merger) and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or securities market on which securities of the Company or Parent are listed or traded.

7.9.  Employee Benefits Matters.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (the “Transition Period”), Parent shall, or shall cause the Company and its Subsidiaries to:

(i) maintain each Company Compensation and Benefit Plan (including without limitation the Executive Reimbursement Plan) that provides current and former directors and employees of the Company and its Subsidiaries who are receiving benefits under the Company Compensation and Benefit Plans as of immediately prior to the Effective Time (the “Affected Employees”) with retirement (e.g., defined contribution and excess savings), welfare, vacation and other fringe benefits, as applicable, with each such plan to provide such benefits, at such costs, as are no less favorable than each such plan provides immediately prior to the Effective Time;

(ii) maintain (A) (subject to increases in the ordinary course of business) all annual base salary and wage rates of each Affected Employee at no less than the levels in effect immediately prior to the Effective Time, and (B) all Company Compensation and Benefit Plans that provide each Affected Employee with annual cash bonus opportunities (including target bonus amounts that are payable subject to the satisfaction of performance criteria that are comparable to those criteria in effect immediately prior to the Effective Time) that are no less favorable than those in effect immediately prior to the Effective Time; provided, however, that in full satisfaction of Parent’s obligations of under this Section 7.9(a)(ii)(B) in respect of any annual bonus opportunity due, in respect of the year in which the Effective Time occurs (the “Closing Year”), to any Affected Employee who, immediately prior to the Effective Time, participates in either the Company Executive Officer Incentive Plan or the Company Management Incentive Plans (together, the “Executive Bonus Plans”), each such Affected Employee shall receive such payment(s) as are required to be paid in respect of the Closing Year by the Company to such Affected Employee pursuant to Section 7 of the applicable Executive Bonus Plan; such that, for the avoidance of doubt, no such Affected Employee shall receive a duplicative annual bonus payment in respect of the Closing Year; and

(iii) maintain, without any amendment that may be adverse to any Affected Employee (other than as required by applicable Law), the Barr Pharmaceuticals Severance Package Pay Plan for U.S. Senior Executives, the Barr Pharmaceuticals Long-Term International Assignment Policy and the PLIVA Severance Pay Plan (non-exempt and exempt levels through senior director and I-V), and to honor the terms of such plans in the event that any Affected Employee’s employment is terminated in circumstances that give rise to the provision of benefits under such plans.

(b) Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, Parent shall, or shall cause the Company and its Subsidiaries to maintain, without any amendment that may be adverse to any Affected Employee (other than as required by applicable Law), the Barr Pharmaceuticals, Inc. Severance Pay Plan for U.S. Employees and to honor the terms of such plan in the event that any Affected Employee’s employment is terminated in circumstances that give rise to the provision of benefits under such plan.

(c) From and after the Effective Time, Parent shall cause service by Affected Employees to be taken into account for purposes of eligibility to participate, eligibility to commence benefits, vesting and benefit accruals (other than any defined benefit pension plan in the United States or otherwise required under applicable Law) under the Parent Compensation and Benefit Plans in which such employees participate (except to the extent such treatment would result in duplicative accrual of benefits for the same period of service). Parent shall make all amendments to any Parent Compensation and Benefit Plans as may be required to provide for the foregoing and for the provisions of Section 7.9(d) below.

(d) From and after the Effective Time, Parent shall, with respect to Affected Employees entitled to participate in any Parent Compensation and Benefit Plans subject to United States law, (i) cause to be waived any pre-existing condition limitations and any waiting period limitations under welfare benefit plans, policies or practices of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Parent Compensation and Benefit Plans.

(e) At all times from and after the Effective Time, Parent shall, or shall cause the Company and its Subsidiaries to, honor all its obligations and commitments, and those of the Company and any of its Subsidiaries under all employment, compensation, benefit and severance agreements, plans, policies and arrangements set forth on Section 7.9(e) of the Company Disclosure Schedules.

(f) Not less than one (1) Business Day, nor more than three (3) Business Days, prior to the Closing Date, the Company shall deliver to Parent a true, accurate and complete list, as of the date of such delivery and for each holder, of the number of shares of Company Common Stock subject to Company Options or other rights to purchase or receive Company Common Stock, together with the dates of grant and the exercise prices thereof.

(g) Nothing contained in this Section 7.9, express or implied: (i) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (ii) is intended to confer upon any Person (including for the avoidance of doubt any Affected Employee) any right as a third-party beneficiary of this Agreement.

7.10.  Indemnification; Directors’ and Officers’ Insurance.  (a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent also shall advance reasonable and documented attorneys’ fees and expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries, including any person who becomes an officer, director or employee prior to the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby.

(b) Prior to the Effective Time, Parent shall cause the Surviving Corporation to purchase directors’ and officers’ liability insurance coverage for the Company’s directors and officers for a period of six (6) years after the Effective Time which provides runoff coverage in an amount at least equal to that currently provided by the Company for its directors and officers and on terms otherwise comparable in all material respects to that currently provided by the Company (as disclosed to Parent prior to the date hereof).

(c) The Certificate of Incorporation and the By-Laws of the Surviving Corporation shall include provisions for exculpation of director, officer and employee liability and indemnification on the same basis as set forth in the Company’s certificate of incorporation and by-laws (respectively) in effect on the date hereof. For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the provisions in its by-laws providing for indemnification of Indemnified Parties, with respect to facts and circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under the DGCL, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would increase the scope of the Indemnified Parties’ indemnification rights thereunder.

(d) The rights of each Indemnified Party under this Section 7.10 shall be in addition to any right such Person might have under the Organizational Documents of the Company or any of its Subsidiaries or under applicable Law (including the DGCL) or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and representatives.

(e) If Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 7.10.

(f) The Indemnified Parties are express third-party beneficiaries of Parent’s obligations under this Section 7.10.

7.11.  Expenses.  Subject to Sections 9.5(b) and (c) and 7.4(a), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and Parent shall bear and pay one half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus (including any SEC filing fees).

7.12.  Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of Parent, the Company and Merger Sub and their respective board of directors, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.13.  Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock or acquisitions of Parent ADSs (including derivative securities with respect to such shares of Company Common Stock or Parent ADSs) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.14.  Tax-Free Reorganization.

(a) Prior to the Effective Time, each of Parent and the Company shall use all reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take, or cause the Surviving Corporation to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization. Parent shall cause the Surviving Corporation to comply with the reporting requirements of U.S. Treasury Regulation Section 1.367(a) 3(c)(6).

(b) Each of Parent and the Company shall use its commercially reasonable efforts to obtain the opinions referred to in Section 8.2(c) and 8.3(e), respectively.

7.15.  Non-Solicitation; No-Hire.  Prior to the earlier of the Effective Time and the termination of this Agreement, Parent will not, and will cause its Subsidiaries not to, directly or indirectly solicit for employment or hire or employ or seek to entice away from the Company or any of its Subsidiaries any employee of the Company or any of its Subsidiaries; provided, however, that this section shall not prohibit any advertisement or general solicitation (including through the use of executive recruiters) that is not specifically targeted at employees of the Company and its Subsidiaries, or prevent Parent from offering employment to or employing, persons who respond to such advertisements or such general solicitations.

7.16.  Accountants’ Comfort Letters.  (a) Parent shall use all commercially reasonable efforts to cause to be delivered to the Company two letters from Parent’s independent public accountants, one dated approximately the date on which the F-4 Registration Statement covering the Parent ADSs to be issued in the Merger shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with similar Registration Statements.

(b) The Company shall use all commercially reasonable efforts to cause to be delivered to Parent two letters from the Company’s independent public accountants, one dated approximately the date on which the F-4 Registration Statement covering the Parent ADSs to be issued in the Merger shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with similar Registration Statements.

7.17.  Alternative Structure.  If Parent and the Company mutually determine that it is prudent to do so, the parties agree to cooperate in good faith to make changes to the terms hereof to restructure the transaction as a merger of Merger Sub with and into the Company pursuant to which the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation (the “First Step Merger”), immediately followed by a merger of the Company, as the surviving corporation in the First Step Merger, with and into a subsidiary directly wholly owned by Parent (“Merger Sub 2”) pursuant to which the separate corporate existence of the Company shall thereupon cease with Merger Sub 2 being the surviving corporation, or the substantial equivalent thereof.

ARTICLE VIII

CONDITIONS

8.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  The Company Requisite Vote shall have been obtained.

(b) HSR; EC Merger Regulation; Canada Competition Bureau; Other Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, and all required approvals by the European Commission and the Competition Bureau of Canada applicable to the Merger under the applicable competition law or regulation, including without limitation the EC Merger Regulation and the Canada Competition Act, shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, and those other consents pursuant to the other Foreign Antitrust Filings the failure of which to obtain would, either individually or in the aggregate, have or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or an effect of similar magnitude (in terms of absolute effect and not proportion) on Parent and its Subsidiaries shall have been obtained.

(c) Injunction.  No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and enjoins or otherwise prohibits consummation of the Merger and the transactions contemplated hereby (collectively, an “Order”).

(d) F-4 Registration Statement.  The F-4 Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the F-4 Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC, and all Israeli, United States state securities and “blue sky” authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

8.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that either individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect; provided that for purposes of determining whether the condition in this Section 8.2(a) is satisfied, references to “Company Material Adverse Effect” (other than in Section 5.1(h)(i)) and any other materiality qualification contained in such representations and warranties shall be ignored, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects at or prior to the Closing Date all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(c) Tax Opinion.  Parent shall have received the opinion of Willkie Farr & Gallagher LLP, counsel to Parent, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Parent and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that Parent will be treated as a corporation under Section 367(a)(1) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits A and B hereto. Counsel’s opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, will be a “five percent transferee shareholder” with respect to Parent within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

(d) No Material Adverse Change.  Since the date hereof, a Company Material Adverse Effect shall not have occurred and no change or other event shall have occurred that, either individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

8.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that either individually or in the aggregate would not reasonably be likely to have a Parent Material Adverse Effect; provided that for purposes of determining whether the condition in this Section 8.3(a) is satisfied, references to “Parent Material Adverse Effect” (other than in Section 5.2(h)(i)) and any other materiality qualification contained in such representations and warranties shall be ignored, and the Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.

(c) No Material Adverse Change.  Since the date hereof, a Parent Material Adverse Effect shall not have occurred and no change or other event shall have occurred that, either individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect.

(d) Stock Exchange Listing.  The Parent ADSs to be issued in connection with the Merger and the Parent ADSs reserved for issuance upon exercise of the assumed Company Options shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

(e) Tax Opinion.  The Company shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to the Company, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Parent and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that Parent will be treated as a corporation under Section 367(a)(1) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits A and B hereto. Counsel’s opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, will be a “five percent transferee shareholder” with respect to Parent within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

ARTICLE IX

TERMINATION

9.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

9.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by March 31, 2009, whether such date is before or after the date of receipt of the Company Requisite Vote (the “Termination Date”); provided that the Termination Date shall be automatically extended for three months if, on the Termination Date any of the conditions set forth in Sections 8.1(b) shall not have been satisfied or waived but (i) each of the other conditions to the consummation of the Merger set forth in Article VIII has been satisfied or waived or remains capable of satisfaction, and (ii) any approvals required by Section 8.1(b) that have not yet been obtained are being pursued diligently and in good faith; provided that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Merger to be consummated, including its obligations required by Section 7.4, on or before the Termination Date;

(b) the Company Requisite Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this clause (c) shall not be available to any party that has not used its reasonable best efforts to have such Order removed, repealed or overturned or that breached in any material respect its obligations under this Agreement in any manner that shall have proximately resulted in the issuance or imposition of such Order.

9.3.  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of the Company at any time prior to (a) receipt of the Company Requisite Vote, if the board of directors of the Company shall take any action contemplated by clause (D) of Section 7.2; provided, however, that (i) the Company complies with Section 7.2 and (ii) the termination pursuant to this Section 9.3(a) shall not be effective unless the Company shall at or prior to the time of such termination make the payment required by Section 9.5(b), or (b) the Effective Time, whether before or after receipt of the Company Requisite Vote, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement such that the condition in Section 8.3(a) or Section 8.3(b), as the case may be, would not be satisfied and that is not curable or, if curable, is not cured by the earlier of (A) twenty (20) days after written notice of such breach is given by the Company to Parent or (B) the Termination Date; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if Company is then in material breach of any of its covenants or agreements contained in this Agreement.

9.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of Parent at any time prior to the Effective Time if: (a) the board of directors of the Company takes any action contemplated by clause (D) of Section 7.2; (b) the board of directors of the Company shall have effected a Change of Recommendation; (c) the Company or its board of directors approves or recommends that the Company’s stockholders tender their shares of Company Common Stock in any tender or exchange offer or the Company or its board of directors fails to send to the Company’s stockholders, within ten Business Days after the commencement of any such tender or exchange offer, a statement that the Company and its board of directors recommends that the Company’s stockholders reject, and do not tender their shares of Company Common Stock in, such tender or exchange offer; (d) prior to consummating or engaging in any “business combination” (within the meaning of Section 203 of the DGCL) or other transaction with or involving the Company or any of its Affiliates as a result of, or pursuant to which, any Person becomes or would become an “interested stockholder” (within the meaning of Section 203 of the DGCL), the board of directors of the Company approves such business combination or other transaction such that such Person would not be deemed to be an “interested stockholder” under Section 203 of the DGCL; (e) the Company or any of its Affiliates publicly announces the Company’s intention to take any of the actions described in the foregoing clauses (a), (b), (c) or (d); or (f) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement such that the condition in Section 8.2(a) or Section 8.2(b), as the case may be, would not be satisfied and that is not curable or, if curable, is not cured by the earlier of (i) twenty (20) days after written notice of such breach is given by Parent to the Company or (ii) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4(f) if Parent is then in material breach of any of its covenants or agreements contained in this Agreement.

9.5.  Effect of Termination and Abandonment.  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, Affiliates, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any material and intentional breach of this Agreement, or any fraud, by such party.

(b) In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 9.2(a), provided that at the time of such termination (A) the Company Requisite Vote had not been obtained and (B) an Acquisition Proposal or other public announcement of any intention with respect to an Acquisition Proposal shall have been made (and such Acquisition Proposal has not been withdrawn), (ii) by Parent or the Company pursuant to Section 9.2(b) or by Parent pursuant to Section 9.4(f), provided that, in each case, at the time of such termination an Acquisition Proposal or other public announcement of any intention with respect to an Acquisition Proposal shall have been made (and such Acquisition Proposal has not been withdrawn), (iii) by the Company pursuant to Section 9.3(a), or (iv) by Parent pursuant to Section 9.4(a), (b), (c), (d) or (e), then the Company shall pay to Parent a termination fee (as liquidated damages) in the amount of $200,000,000 as follows: (x) in the case of any termination described in clauses (i) or (ii) above, if within twelve (12) months after the date of such termination the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an Acquisition Proposal, promptly, but in no event later than two (2) Business Days after the date of the earlier of such entering into a definitive agreement or such consummation, as applicable; (y) in the case of any termination described in clause (iii) above, at or prior to the time of such termination; and (z) in the case of any termination described in clause (iv) above, promptly, but in no event later than two (2) Business Days after the date of such termination. Any such payment shall be made by wire transfer of immediately available funds to an account designated in writing by Parent to the Company. For purposes of this Section 9.5(b) “Acquisition Proposal” shall be defined by replacing all references to “20%” in the definition of Acquisition Proposal with “35%”.

(c) The parties acknowledge that the agreement contained in Section 9.5(b) is an integral part of the transactions contemplated by this Agreement, and that, without such agreement Parent would not have entered into this Agreement; accordingly, if the Company fails to timely pay any amounts due by it pursuant to Section 9.5(b), it shall also pay interest from the date such payment was due on the amounts owed at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period. The payment of the amounts specified in Section 9.5(b) and this Section 9.5(c) shall be the sole and exclusive remedy available to Parent with respect to the facts and circumstances giving rise to such payment obligation.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1.  Survival.  This Article X and the agreements of the Company, Parent and Merger Sub contained in Sections 7.7 (Stock Exchange De-listing; Deregistration of Stock), 7.9 (Employee Benefits Matters), 7.10 (Indemnification; Directors’ and Officers’ Insurance) and 7.11 (Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 7.11 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2.  Modification or Amendment.  Subject to applicable Law, at any time prior to the Effective Time, this Agreement may be amended or modified only by a written agreement duly executed and delivered by Parent and the Company; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company pursuant to the DGCL, no amendment may be made hereto which would by Law or the rules of the NYSE require further approval by the stockholders of the Company without such further approval by such stockholders.

10.3.  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the approval of this Agreement and the Merger by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.4.  Counterparts.  This Agreement may be executed by the parties hereto in one or more counterparts or duplicate originals, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.5.  GOVERNING LAW AND VENUE.

(a) This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State and without reference to conflict of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal Court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.6. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

10.6.  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile (upon receipt of electronic or telephonic confirmation of successful transmission):

if to Parent or Merger Sub,

Teva Pharmaceutical Industries Ltd.
5 Basel Street
Petach Tikva 49131
Attention: Chief Executive Officer
Facsimile: 011 972 3 924 6026

Boron Acquisition Corp.
c/o Teva Pharmaceuticals USA, Inc.
425 Privet Road
P.O. Box 1005
Horsham, Pennsylvania 19044-8005
Attention: General Counsel
Facsimile: (215) 293 6499

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attention:	Peter H. Jakes, Esq. Jeffrey S. Hochman, Esq. Facsimile: (212) 728-8111

if to the Company,

Barr Pharmaceutical, Inc.
225 Summit Avenue
Montvale, NJ 07645
Attention: Fred Killion
Facsimile: (202) 638-3386

with a copy (which shall not constitute notice) to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gary I. Horowitz, Esq.
Facsimile: (212) 455-2502

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

10.7.  Entire Agreement; NO OTHER REPRESENTATIONS.  This Agreement (including any exhibits hereto), the Company Disclosure Schedules, the Parent Disclosure Schedules and the Confidentiality Agreement, dated May 6, 2008, between Parent and the Company (as may be amended from time to time, the “Confidentiality

Agreement”), constitute the entire agreement by and among the parties hereto, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.8.  No Third-Party Beneficiaries.  Other than with respect to the matters set forth in Section 7.10 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.9.  Obligations of Parent and of the Company.  Except as otherwise specifically provided herein, whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.

10.11.  Disclosure Schedules.  Any information disclosed in any section of the Company Disclosure Schedules or the Parent Disclosure Schedules shall be deemed to be disclosed on any other section of the Company Disclosure Schedules or the Parent Disclosure Schedules, respectively, where it is reasonably apparent that the disclosure contained in such section of the Company Disclosure Schedules or the Parent Disclosure Schedules is relevant to such other sections. The Company Disclosure Schedules and the Parent Disclosure Schedules, respectively, and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company or Parent and Merger Sub, as the case may be, contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. No reference to or disclosure of any item or other matter in the Company Disclosure Schedules or the Parent Disclosure Schedules shall be construed to establish a standard of materiality.

10.12.  Interpretation.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.13.  Assignment.  This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, prior to the mailing of the Proxy Statement/Prospectus, by written notice to the Company, another wholly owned direct or indirect Subsidiary in lieu of Merger Sub to be a constituent corporation in the Merger, so long as such designation would not reasonably be expected to (a) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any Parent Required Statutory Approval or Company Required Statutory Approval or the expiration or termination of any applicable waiting period, (b) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, (c) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (d) materially delay the consummation of the Merger; provided, further, that each of Parent and Merger Sub may (in its sole discretion), without the consent of any other party hereto, assign this Agreement and its rights and obligations hereunder to one or more of its Affiliates; provided, further, however, that, in the event of any such assignment pursuant to the immediately preceding proviso, Parent or Merger Sub (as the case may be) shall remain fully liable for, and shall not be released from, any of its obligations under this Agreement. If the requirements of the previous sentence are met and Parent wishes to designate another wholly owned direct or indirect Subsidiary in lieu of Merger Sub to be a constituent corporation of the Merger, then all references herein to Merger Sub shall be deemed to be references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

10.14.  Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be a complete and adequate remedy. Accordingly, the parties hereto agree that each shall be entitled to seek injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BARR PHARMACEUTICALS, INC.

By:	/s/ Frederick J. Killion
Name:     Frederick J. Killion

Title:	EVP, General Counsel and Secretary

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Shlomo Yanai
Name:     Shlomo Yanai
Title: President and Chief Executive Officer

By:	/s/ Itzhak Krinsky
Name:     Dr. Itzhak Krinsky

Title:	Vice President

[Agreement and Plan of Merger]

BORON ACQUISITION CORP.

By:	/s/ William Marth
Name:     William Marth
Title: President

By:	/s/ Richard Egosi
Name:     Richard Egosi

Title:	Senior Vice President, General Counsel and Secretary

[Agreement and Plan of Merger]

Annex B

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

July 17, 2008

The Board of Directors
Barr Pharmaceuticals, Inc.
225 Summit Avenue
Montvale, New Jersey 07645
Members of the Board of Directors:

We understand that Barr Pharmaceuticals, Inc. (“Barr”) proposes to enter into the Agreement and Plan of Merger, dated as of July 17, 2008 (the “Agreement”), among Barr, Teva Pharmaceutical Industries Ltd. (“Teva”) and Boron Acquisition Corp., a wholly owned subsidiary of Teva (“Merger Sub”), pursuant to which, among other things, Barr will merge with and into Merger Sub (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Barr (“Barr Common Stock”) will be converted into the right to receive (i) 0.6272 ordinary shares, par value NIS 0.10 per share, of Teva in the form of American Depositary Shares (“Teva ADSs” and, such number of Teva ADSs, the “Share Consideration”) and (ii) $39.90 in cash (the “Cash Consideration” and, together with the Share Consideration, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Barr Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to Barr and Teva;

(ii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Barr furnished to or discussed with us by the management of Barr, including certain financial forecasts relating to Barr prepared by the management of Barr both with and without giving effect to the potential impact of successful legal challenges by Barr with respect to the patents of selected third party brand products (such forecasts, collectively, the “Barr Forecasts”);

(iii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Teva furnished to or discussed with us by the management of Teva, including certain financial forecasts relating to Teva prepared by the management of Teva (such forecasts, the “Teva Forecasts”);

(iv) discussed the past and current business, operations, financial condition and prospects of Barr with members of senior management of Barr, and discussed the past and current business, operations, financial condition and prospects of Teva with members of senior managements of Barr and Teva;

(v) discussed with senior managements of Barr and Teva their assessments as to the products and product candidates of Barr and Teva (including, without limitation, the probability of successful testing, development and marketing and approval by appropriate governmental authorities of, and the potential impact of competition on, such products and product candidates);

(vi) reviewed the potential pro forma financial impact of the Merger on the future financial performance of Teva, including the potential effect on Teva’s estimated earnings per share;

(vii) reviewed the trading histories for Barr Common Stock and Teva ADSs and a comparison of such trading histories;

(viii) compared certain financial and stock market information of Barr and Teva with similar information of other companies we deemed relevant;

The Board of Directors
Barr Pharmaceuticals, Inc.

(ix) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x) reviewed the Agreement; and

(xi) performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Barr and Teva that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Barr Forecasts, we have been advised by Barr, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Barr as to the future financial performance of Barr both with and without giving effect to the potential impact of successful legal challenges by Barr with respect to the patents of selected third party brand products. With respect to the Teva Forecasts, we have been advised by Teva, and have assumed, with Barr’s consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Teva as to the future financial performance of Teva.

We have relied, at the direction of Barr, upon the assessments of senior managements of Barr and Teva as to the products and product candidates of Barr and Teva (including, without limitation, the probability of successful testing, development and marketing and approval by appropriate governmental authorities of, and the potential impact of competition on, such products and product candidates). We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Barr or Teva, nor have we made any physical inspection of the properties or assets of Barr or Teva. We have not evaluated the solvency of Barr or Teva under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at Barr’s direction, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Barr, Teva or the contemplated benefits of the Merger. We also have assumed, at the direction of Barr, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or the Consideration. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Barr or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of Barr Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of Barr. In addition, no opinion or view is expressed with respect to the fairness of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Barr or in which Barr might engage or as to the underlying business decision of Barr to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Teva ADSs actually will be when issued or the prices at which Teva ADSs or Barr Common Stock will trade at any time. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.

The Board of Directors
Barr Pharmaceuticals, Inc.

We have acted as financial advisor to Barr in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Barr has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals. In the ordinary course of our businesses, we and our affiliates may actively trade the debt, equity or other securities or financial instruments (including bank loans or other obligations) of Barr, Teva and certain of their respective affiliates, for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or financial instruments.

We and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Barr and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administration agent, book manager, arranger and lender for certain credit facilities of Barr and certain of its affiliates, (ii) having acted as financial advisor to Barr in connection with an acquisition transaction and (iii) having provided or providing certain derivatives and foreign exchange trading services to Barr and certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Teva and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as manager for a debt offering of Teva and (ii) having provided or providing certain treasury management and trading services to Teva and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Barr in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Barr Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b)and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251(other than a merger effected pursuant to § 251(g)of this title), § 252, § 254, § 257, § 258, § 263or § 264of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Part Six, Chapter Three of Israel’s Companies Laws 5759-1999 includes the following sections relating to indemnification and insurance of its “office holders” (as defined in section 1 of the Israeli Companies Law, and which we refer to hereinafter as officers):

“Article Three: Exemption, Indemnification and Insurance

Company’s power to grant exemption, indemnification and insurance

258. (a) A company does not have the right to grant any of its officers exemption from his responsibility for a breach of trust toward it.

(b) A company has the right to grant an officer exemption from his responsibility for a breach of the obligation of caution toward it only in accordance with the provisions of this Chapter.

(c) A company has the right to insure the responsibility of its officer or to indemnify him only in accordance with the provisions of this Chapter.

Authorization to grant exemption

259. (a) A company may in advance exempt its officer from all or some of his responsibility for damage due to his violation of the obligation of caution toward it, if there is a provision to that end in the Articles of Association.

(b) Despite the provisions in subsection (a), a company is not entitled to exempt its officer in advance from his responsibility toward it, pursuant to a breach by such officer of his obligation of caution in respect of a dividend distribution.

Permission on the matter of indemnification

260. (a) If the company’s articles of association include one of the provisions specified in subsection (b), then it may indemnify its officer in respect of a liability or expense specified in paragraphs (1), (1a) and (2), with which he was charged or which he expended in consequence of an act which he performed by virtue of being its officer:

(1) a monetary liability imposed on him by a judgment in favor of another person, including a judgment imposed on him in a compromise or in an arbitrator’s decision that was approved by a court;

(1a) reasonable litigation expenses, including attorney’s fees, expended by the officer pursuant to an inquiry or a proceeding conducted in respect of such officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against him and without any financial penalty being imposed on him instead of a criminal proceeding or which was concluded without the submission of an indictment against him but with a financial penalty being imposed on him instead of a criminal proceeding, in respect of a criminal act the proof of which does not require criminal intent.

In this subsection (1a):

(i) a proceeding concluded without the submission of an indictment shall mean that the relevant proceeding ended by virtue of the case against him or her being closed in accordance with the provisions of Section 62 of the Israeli Criminal Procedure Law, 1982, or by virtue of a stay of the proceedings by the Attorney General in accordance with the provisions of Section 231 of the Israeli Criminal Procedure Law, 1982; and

(ii) a financial penalty imposed instead of a criminal proceeding shall mean a monetary penalty imposed in accordance with the law instead of a criminal proceeding, including an administrative fine in accordance with the Israeli Administrative Crimes Law, 1985, a penalty for a crime that is considered a crime in respect of which a fine may be imposed, in accordance with the provisions of the Israeli Criminal Procedure Law, 1982, a monetary sanction or a fine.

(2) reasonable legal expenses, including attorney’s fees, which the officer incurred or with which he was charged by the Court, in a proceeding brought against him by the company, in its name or by another person, or in a criminal prosecution in which he was found innocent, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

(b) The provision on indemnification in the Articles of Association can be any one of the following:

(1) a provision that permits the company to give an undertaking in advance that it will indemnify its officer, in each of the following, which we refer to as an undertaking to indemnify:

(i) as detailed in subsection (a)(1) on condition that the undertaking shall be limited to categories of events which in the Board of Directors’ opinion can be foreseen in light of the activities of the company when the undertaking to indemnify is given, and to an amount or criteria set by the Board of Directors as reasonable under the circumstances, and that in the undertaking to indemnify the events which in the Board of Directors’ opinion can be foreseen in light of the activities of the company when the undertaking to indemnify is given or mentioned, and the amount or criteria set by the Board of Directors as reasonable under the circumstances are mentioned; and

(ii) as detailed in subsection a (1a) or a (2).

(2) a provision that permits the company to indemnify its officer retroactively (which we refer to hereinafter as permission to indemnify).

Insurance of liability

261. If the company’s Articles of Association include a provision to that end, then it may enter into a contract for the insurance of an officer’s responsibility for any liability that will be imposed on him in consequence of an act which he performed by virtue of being its officer, in each of the following circumstances:

(1) violation of the obligation of caution towards the company or towards another person;

(2) breach of trust against the company, on condition that the officer acted in good faith and that he had reasonable grounds to assume that the act would not cause the company any harm;

(3) a monetary obligation that will be imposed on him to the benefit of another person.

Change of articles of association

262. (a) In a private company in which the shares are divided into classes, a decision to include a provision on exemption or indemnification in the articles of association requires — in addition to approval by the General Meeting — also approval by Class Meetings.

(b) In a public company, in which the officer is a controlling member as defined in section 268, the decision of the General Meeting to include a provision on exemption, indemnification or insurance in the Articles of Association requires — in addition to the majority required for a change of the Articles of Association — also approval by the shareholders who do not have a personal interest in the approval of the decision, as required in respect of an exceptional transaction under the provisions of section 275(a)(3).

Invalid provisions

263. A provision in the Articles of Association, which permits the company to enter into a contract for the insurance of its officer; a provision in the Articles of Association or a Board of Directors decision to permit indemnification of an officer; or a provision in the articles of association that exempts an officer from responsibility toward the company for any of the following shall not be valid:

(1) a breach of trust, except in respect of indemnification and insurance for a breach of trust as said in section 261(2);

(2) a violation of the obligation of caution, which was committed intentionally or recklessly, except in the event that same was committed negligently;

(3) an act committed with the intention to realize a personal unlawful profit;

(4) a fine or monetary composition imposed on him.

No conditions

264. (a) Any provision in the Articles of Association, in a contract or given in any other manner, which directly or indirectly makes the provisions of this Article conditional shall be of no effect.

(b) An undertaking to indemnify or to insure an officer’s responsibility in consequence of a breach of trust toward the company shall not be valid, except for a breach of trust as stated in subsection 261(2), and an officer shall not, directly or indirectly, accept such an undertaking; acceptance of a said undertaking constitutes a breach of trust.”

Teva’s officers and directors have purchased a liability insurance policy which insures them against expenses and liabilities of the type normally insured against under such policies.

The Articles of Association of Teva include provisions under which directors or officers of Teva are or may be insured or indemnified against liability which they may incur in their capacities as such, subject to Israeli Companies Law.

Articles 102 through 105 of Teva’s amended Articles of Association provide as follows:

102. Subject to the provisions of the Law, the Company shall be entitled to engage in a contract for insurance of the liability of any officer of the Company, in whole or in part, as a result of any of the following:

(a) Breach of a duty of care vis-à-vis the Company or vis-à-vis another person;

(b) Breach of a fiduciary duty vis-à-vis the Company, provided that the officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the Company;

(c) Financial liability which shall be imposed upon said officer in favor of another person as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

103. Subject to the provisions of the Law, the Company shall be entitled to agree in advance to indemnify any officer of the Company as a result of a liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by said officer in his or her capacity as an officer of the Company, in respect of any of the following:

(a) Financial liability imposed upon said officer in favor of another person by virtue of a decision by a court of law, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the agreement to indemnify shall be limited to events that, in the opinion of the Board of Directors of the Company, are foreseeable, in light of the Company’s activities at the time that the agreement of indemnification was given, and shall further be limited to amounts or criteria that the Board of Directors has determined to be reasonable under the circumstances, and provided further that in the agreement of indemnification the events that the Board of Directors believes to be foreseeable in light of the Company’s activities at the time that the agreement of indemnification was given are mentioned, as is the amount or criteria that the Board of Directors determined to be reasonable under the relevant circumstances.

(b) Reasonable litigation expenses, including attorney fees, expended by the officer as a result of an inquiry or a proceeding conducted in respect of such officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against said officer and either (i) without any financial penalty being imposed on said officer instead of a criminal proceeding (as such term is defined in the Israeli Companies Law, 1999), or (ii) with a financial penalty being imposed on said officer instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent.

(c) Reasonable litigation expenses, including attorney fees, which said officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said officer by or on behalf of the Company or by another person, or with regard to any criminal charge of which said officer was acquitted, or with regard to any criminal charge of which said officer was convicted which does not require proof of criminal intent.

104. Subject to the provisions of the Law, the Company shall be entitled to indemnify any officer of the Company retroactively, for any liability or expenditure as set forth in Article 103 above, which was imposed upon said officer as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

105. Subject to the provisions of the Law, the Company shall be entitled, in advance, to exempt any officer of the Company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à-vis the Company.”

Item 21.	Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in clause (i) of this paragraph (d) includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, Israel, on September 15, 2008.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Shlomo Yanai
Shlomo Yanai
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Shlomo Yanai, Eyal Desheh and William S. Marth and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ Eli Hurvitz Eli Hurvitz	Chairman	September 15, 2008

/s/ Shlomo Yanai Shlomo Yanai	President and Chief Executive Officer	September 15, 2008

/s/ Eyal Desheh Eyal Desheh	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 15, 2008

/s/ Dr. Philip Frost Dr. Philip Frost	Vice Chairman	September 15, 2008

/s/ Roger Abravanel Roger Abravanel	Director	September 15, 2008

/s/ Ruth Cheshin Ruth Cheshin	Director	September 15, 2008

/s/ Abraham E. Cohen Abraham E. Cohen	Director	September 15, 2008

Name	Title(s)	Date

/s/ Meir Heth Meir Heth	Director	September 15, 2008

/s/ Roger D. Kornberg Roger D. Kornberg	Director	September 15, 2008

/s/ Moshe Many Moshe Many	Director	September 15, 2008

/s/ Leora Meridor Leora Meridor	Director	September 15, 2008

Dan Propper	Director	September , 2008

/s/ Dov Shafir Dov Shafir	Director	September 15, 2008

/s/ David Shamir David Shamir	Director	September 15, 2008

/s/ Harold Snyder Harold Snyder	Director	September 15, 2008

/s/ Ory Slonim Ory Slonim	Director	September 15, 2008

/s/ William S. Marth William S. Marth	Authorized U.S. Representative	September 15, 2008

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of July 17, 2008, by and among Barr Pharmaceuticals, Inc., Teva Pharmaceutical Industries Ltd. and Boron Acquisition Corp. (included as Annex A to the proxy statement/prospectus included in this Registration Statement)
3.1	Memorandum of Association of Teva Pharmaceutical Industries Limited (English translation or summary from Hebrew original, which is the official version) (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-15736))
3.2	Restated Articles of Association of Teva Pharmaceutical Industries Limited (English translation or summary from Hebrew original, which is the official version) (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-3 (Reg. No. 333-102259))
3.3	Amended Articles of Association of Teva Pharmaceutical Industries Limited (English translation or summary from Hebrew original, which is the official version) (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-4 (Reg. No. 333-128095))
4.1	Amended and Restated Deposit Agreement, dated January 11, 2008, as amended, among Teva Pharmaceutical Industries Limited, The Bank of New York Mellon, as depositary, and the holders from time to time of shares (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-6 (Reg. No. 333-116672))
4.2	Form of American Depositary Receipt (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-6 (Reg. No. 333-116672))
5.1	Opinion of Tulchinsky, Stern, Marciano, Cohen & Co. regarding validity of securities being registered
5.2	Opinion of Willkie Farr & Gallagher LLP regarding validity of securities being registered
8.1	Opinion of Willkie Farr & Gallagher LLP as to certain tax matters
8.2	Form of Opinion of Simpson Thacher & Bartlett, LLP as to certain tax matters
23.1	Consent of Tulchinsky, Stern, Marciano, Cohen & Co. (included as part of Exhibit 5.1 to this Registration Statement)
23.2	Consents of Willkie Farr & Gallagher LLP (included as part of Exhibits 5.2 and 8.1 to this Registration Statement)
23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 8.2 to this Registration Statement)
23.4	Consent of Kesselman & Kesselman
23.5	Consent of Deloitte & Touche LLP
23.6	Consent of KPMG Hungária Kft
24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Form of Proxy Card for Barr Pharmaceuticals, Inc.
99.2	Consent of Banc of America Securities LLC